 75,926,665 shares

Common Stock

Yappn Corp.

PROSPECTUS

   Filed pursuant to Rule 424(B)(3)

Registration No. 333-199569

PROSPECTUS

Yappn Corp.

 75,926,665 shares

Common Stock

This prospectus relates to the public offering of up to 75,926,665 shares of Yappn Corp.’s $0.0001 par value per share common stock (the "Common Stock") by the selling stockholders upon conversion of promissory notes and/or warrants currently held by the selling stockholders (each a “Selling Stockholder” or the “Selling Stockholders”) , specifically (i) 18,440,000 shares of Common Stock issuable to them upon exercise of promissory notes and (ii) 45,880,000 shares of Common Stock issuable to them upon exercise of warrants. The warrants have an exercise prices varying from $0.10 to $0.22 per share (subject to adjustment). The Securities and Exchange Commission (“SEC”) may take the view that, under certain circumstances, any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act. The Selling Stockholders have informed us that they are “underwriters” within the meaning of the Securities Act.

The Common Stock is quoted on the Over-The-Counter Bulletin Board and trades under the symbol “YPPN”. The last reported sale price of the Common Stock on the Over-the-Counter Bulletin Board on November 3, 2014 was $0.0451 per share.

The Selling Stockholders are offering these shares of Common Stock. The Selling Stockholders may offer all or part of their shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. We will not receive any of the proceeds from the sale of the shares by the Selling Stockholders. To the extent the warrants are exercised for cash, if at all, we will receive the exercise price for those warrants. We will pay all of the registration expenses incurred in connection with this offering (estimated to be approximately $10,526.00) but the Selling Stockholders will pay all of the selling commissions, brokerage fees and related expenses. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution."

Investing in these securities involves significant risks. See "Risk Factors" beginning on page 4.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless of when the time of delivery of this prospectus or the sale of any Common Stock occurs.

The date of this prospectus is November 21, 2014.

YAPPN CORP.

(Exact Name of Registrant in its Charter)

©

You may only rely on the information contained in this prospectus or that we have referred you to via this prospectus. We have not authorized anyone to provide you with different or further information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Common Stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Common Stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained herein by reference thereto in this prospectus is correct as of any time after its date.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information other than that contained in this prospectus. The Selling Stockholders are offering to sell and seeking offers to buy shares of our Common Stock, including shares they acquire upon exercise of their warrants, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of its delivery or of any sale of our Common Stock. This prospectus will be updated and, as updated, will be made available for delivery to the extent required by the federal securities laws.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the Selling Stockholders, the securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us or any Selling Stockholders. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstance under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. This prospectus will be updated and updated prospectuses made available for delivery to the extent required by the federal securities laws.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION CONTAINED IN THIS PROSPECTUS

This prospectus contains some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties. Forward-looking statements include statements regarding, among other things, (a) our projected sales, profitability, and cash flows, (b) our growth strategies, (c) anticipated trends in our industries, (d) our future financing plans and (e) our anticipated needs for working capital. They are generally identifiable by use of the words "may," "will," "should," "anticipate," "estimate," "plans," “potential," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" or the negative of these words or other variations on these words or comparable terminology. These statements may be found under "Management's Discussion and Analysis of Financial Condition and Plan of Operation" and "Business," as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective services or business plans, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.

Any or all of our forward-looking statements in this report may turn out to be inaccurate. They can be affected by inaccurate assumptions we might make or by known or unknown risks or uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. You should not place undue reliance on these forward-looking statements.

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PROSPECTUS SUMMARY

This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this Offering, including “RISK FACTORS” and our consolidated financial statements and related notes, included elsewhere in, or incorporated by reference into, this prospectus.

ABOUT OUR COMPANY

Except as otherwise indicated by the context, references in this report to “Yappn," "we," "us," or "our," and the "Company" are references to the combined business of Yappn Corp and its subsidiaries.

EXECUTIVE SUMMARY

We were originally incorporated under the laws of the State of Delaware on November 3, 2010 under the name of “Plesk Corp.”  Our initial business plan was to import consumer electronics, home appliances and plastic house wares. In March 2013, we changed our name to YAPPN Corp. and entered into an asset purchase agreement to acquire a prospective social media platform.

We operate a business that provides effective unique and proprietary tools and services that create dynamic solutions that enhance a brand’s messaging, media, e-commerce and support platforms. On March 28, 2013, we purchased a prospective social media platform and related group of assets known as Yappn (“Yappn”) from Intertainment Media, Inc. (“IMI”), a corporation organized under the laws of Canada. Included in the purchased assets is a services agreement (the “Services Agreement”) dated March 21, 2013 by and among IMI and its wholly owned subsidiaries Ortsbo, Inc., a corporation organized under the laws of Canada (“Ortsbo Canada”), and Ortsbo USA, Inc., a Delaware corporation (“Ortsbo USA” and, collectively with Ortsbo Canada, “Ortsbo”).  Ortsbo is the owner of certain multi-language real time translation intellectual property that will be a significant component of the Yappn business opportunity.  On April 28, 2014, we exercised our right to purchase a copy of the source code for Ortsbo’s representational state transfer application programming interface as it relates to social media application for shares of our common stock as previously agreed.

Yappn is a real-time multilingual company that amplifies brand messaging, helps conduct commerce and provides customer support by globalizing these experiences with its proprietary approach to language. Through its Real Time Multilingual Amplification platform, Yappn eliminates the language barrier, allowing the free flow of communications in nearly 70 languages to support brand and individuals’ marketing objectives, commerce revenue goals and customer support objectives by making language universal for all fans and consumers. These services are increasingly becoming essential for companies to conduct business online as English is no longer the language of the internet. Over 73% of the world’s internet users speak a language other than English (Source: “Internet World Stats 2011” at http://www.internetworldstats.com/stats7.htm). Even domestically, over 66 million or 21% of the U.S. population does not speak English at home as of 2011 (Source: http://www.census.gov/prod/2013pubs/acs-22.pdf). We anticipate that those figures are expected to grow significantly in the following five years.

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THE OFFERING

The Offering	75,926,665 shares of common stock are being registered on behalf of the Selling Stockholders issuable to them upon exercise of promissory notes and warrants.

Offering Period	Until all the shares are sold.

Use of Proceeds

We will not receive any of the proceeds from the sale of common stock but to the extent the warrants are exercised for cash, if at all, we will receive the exercise price for those warrants. If all warrants are exercised we will receive $5,768,400.

Risk Factors	See “Risk Factors” and other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

Dividend Policy	We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying cash dividends.

Trading Symbols	OTCQB: YPPN

SUMMARY FINANCIAL DATA

Year Ended May 31, 2014

The following selected financial data have been derived from the Company’s consolidated financial statements as of and for the years ended at May 31, 2014 and May 31, 2013, and the related statements of operations, stockholders’ equity and cash flows for the years then ended May 31, 2014 and May 31, 2013. The summary financial data as of May 31, 2014 and May 31, 2013are derived from our audited financial statements, which are included elsewhere in this prospectus. The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Prospectus and the Financial Statements and notes thereto included in this Prospectus.

	Year ended May 31,
Statement of income data:	2014	2013
	(Audited)
Revenues	$37,135	$0.00
Gross profit	$10,980	$0.00
Total Operating Expenses	$4,090,835	$584,353
Net loss	($2,641,473)	($7,441,637)

	As of May 31,
	2014	2013
Balance sheet information	(Audited)

Total assets	$992,002	$307,595

Total Liabilities	$7,046,301	$7,729,233
Total Stockholders’ Deficit	($6,054,299)	($7,421,638)
Total Liabilities and Stockholders’ Deficit	$992,002	$307,595

Where You Can Find Us

Our office is located at 1001 Avenue of the Americas, 11th Floor, New York, NY 10018 and our telephone number is (888) 859-4441. Our website is http://www. yappn.com (which is expressly not incorporated into this prospectus).

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RISK FACTORS

The following risk factors should be considered carefully in addition to the other information contained in this report. This report contains forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our customers’ or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. “Risk Factors,” “Management’s Discussion and Analysis” and “Business,” as well as other sections in this report, discuss some of the factors that could contribute to these differences.

The forward-looking statements made in this report relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW, TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN OR REFERRED TO IN THIS REPORT, BEFORE PURCHASING SHARES OF OUR COMMON STOCK. THERE ARE NUMEROUS AND VARIED RISKS, KNOWN AND UNKNOWN, THAT MAY PREVENT US FROM ACHIEVING OUR GOALS. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY ONES WE WILL FACE. IF ANY OF THESE RISKS ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATION MAY BE MATERIALLY ADVERSELY AFFECTED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND INVESTORS IN OUR COMMON STOCK COULD LOSE ALL OR PART OF THEIR INVESTMENT. THE INFORMATION IN THIS PROSPECTUS IS COMPLETE AND ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS, BUT THE INFORMATION MAY CHANGE AFTER SUCH DATE.

SHOULD ONE OR MORE OF THE FOREGOING RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD THE UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THOSE ANTICIPATED, BELIEVED, ESTIMATED, EXPECTED, INTENDED, OR PLANNED.

Risks Relating to Our Business

Our limited operating history makes it difficult to evaluate our current business and future prospects.

We are a development stage company and have generated limited revenue to date. We have, prior to the purchase of the Yappn assets, as further described herein, been involved in unrelated businesses. Our efforts to create a social media platform incorporating multi-language real time translation intellectual property where users will be able to meet, chat, engage and consume content in almost any language are still in development. Therefore, we have limited history in executing our business model which includes, among other things, implementing and completing alpha and beta testing programs, attracting and engaging users, developing methods for analyzing user statistics, developing our gamification program and strategies, offering opportunities for corporate sponsorships and providing marketers with access to our analytics platform.  Our limited operating history makes it difficult to evaluate our current business model and future prospects.

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In light of the costs, uncertainties, delays and difficulties frequently encountered by companies in the early stages of development with limited operating history, there is a significant risk that we will not be able to implement or execute our current business plan, or demonstrate that our business plan is sound; and/or raise sufficient funds in the capital markets to effectuate our business plan.  If we cannot execute any one of the foregoing or similar matters relating to our operations, our business may fail.

If we fail to attract new users, or if our users are not actively engaged with Yappn, our revenue, financial results, and business may be significantly harmed.

The size of our user base and our users’ level of engagement will be critical to our success. Our financial performance will be significantly determined by our success in attracting, retaining, and engaging active users.  To the extent we cannot achieve a sufficiently large user base, our business performance will become increasingly dependent on our ability to increase levels of user engagement and monetization. If people do not perceive our products to be useful, reliable, and trustworthy, we may not be able to attract or retain users or otherwise maintain or increase the frequency and duration of their engagement. A number of social networking companies that achieved early popularity have since seen their active user bases or levels of engagement decline, in some cases precipitously. In the event that we do develop a large user base, there is no guarantee that we will not experience a similar erosion of our active user base or engagement levels. Any decrease in user retention, growth, or engagement could render Yappn less attractive to marketers, which may have a material and adverse impact on our revenue, business, financial condition, and results of operations. Any number of factors could potentially negatively affect user growth, retention and engagement, including if:

●	users increasingly engage with other products or activities;

●	we fail to introduce new and improved products or if we introduce new products or services that are not favorably received;

●	we are unable to continue to develop products for mobile devices that users find engaging, that work with a variety of mobile operating systems and networks, and that achieve a high level of market acceptance;

●	there are changes in user sentiment about the quality or usefulness of our products or concerns related to privacy and sharing, safety, security, or other factors;

●	we are unable to manage and prioritize information to ensure users are presented with content that is interesting, useful, and relevant to them;

●	users adopt new technologies where Yappn may not be featured or otherwise available;

●	there are adverse changes in our products that are mandated by legislation, regulatory authorities, or litigation, including settlements or consent decrees;

●	technical or other problems prevent us from delivering our products in a rapid and reliable manner or otherwise affect the user experience, such as any failure to prevent spam or similar content;

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●	we adopt policies or procedures related to areas such as sharing or user data that are perceived negatively by our users or the general public;

●	we fail to provide adequate customer service to users or marketers; or

●	we, or other companies in our industry are the subject of adverse media reports or other negative publicity.

If we are unable to maintain and increase our user base and user engagement, our revenue and financial results may be adversely affected.

Yappn user growth and engagement on mobile devices depend upon effective operation with mobile operating systems, networks, and standards that we do not control.

There is no guarantee that popular mobile devices will feature Yappn. We are dependent on the interoperability of Yappn with popular mobile operating systems that we do not control, such as Android and iOS, and any changes in such systems that degrade our products' functionality or give preferential treatment to competitive products could adversely affect Yappn usage on mobile devices. Additionally, in order to deliver high quality mobile products, it is important that our products work well with a range of mobile technologies, systems, networks, and standards that we do not control. We may not be successful in developing relationships with key participants in the mobile industry or in developing products that operate effectively with these technologies, systems, networks, or standards. In the event that it is more difficult for our users to access and use Yappn on their mobile devices, or if our users choose not to access or use Yappn on their mobile devices or use mobile products that do not offer access to Yappn, our user growth and user engagement could be harmed.

Our business is highly competitive. Competition presents an ongoing threat to the success of our business.

We will face significant competition in every aspect of our business, including from companies that provide multi language real time translation of social media platforms, tools to facilitate the sharing of information, companies that enable marketers to display personalized advertising and companies that provide development platforms for applications developers. We will compete with companies that offer full-featured products that replicate much of the range of communications and related capabilities we provide. These offerings include, for example, Facebook, Google+, which Google has integrated with certain of its products, including search and Android, as well as other, largely regional, social networks that have strong positions in particular countries, such as Mixi in Japan and vKontakte and Odnoklassniki in Russia. We will also complete with companies that develop applications, particularly mobile applications, such as photo-sharing, messaging, and micro-blogging, and companies that provide web- and mobile-based information and entertainment products and services that are designed to engage users and capture time spent online and on mobile devices. In addition, we will face competition from traditional and online businesses that provide media for marketers to reach their audiences and/or develop tools and systems for managing and optimizing advertising campaigns.

Many of our potential competitors may have significantly greater resources or better competitive positions in certain product segments, geographic regions or user demographics than we do. These factors may allow our competitors to respond more effectively than us to new or emerging technologies and changes in market conditions. We believe that some of our potential users are aware of and actively engaging with other products and services similar to, or as a substitute for, Yappn. In the event that our users increasingly engage with other products and services, we may experience a decline in user engagement and our business could be harmed.

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Our competitors may develop products, features, or services that are similar to ours or that achieve greater acceptance, may undertake more far-reaching and successful product development efforts or marketing campaigns, or may adopt more aggressive pricing policies. Certain competitors, including Facebook and Google, could use strong or dominant positions in one or more markets to gain competitive advantage against us in areas where we operate including: by integrating competing social networking platforms or features into products they control such as search engines, web browsers, or mobile device operating systems; by making acquisitions; or by making access to Yappn more difficult. As a result, our competitors may acquire and engage users at the expense of the growth or engagement of our user base, which may negatively affect our business and financial results. We believe that our ability to compete effectively will depend upon many factors both within and beyond our control, including:

●	the popularity, usefulness, ease of use, performance, and reliability of our products compared to our competitors;

●	the size and composition of our user base;

●	the engagement of our users with our products;

●	the timing and market acceptance of products, including developments and enhancements to our or our competitors' products;

●	our ability to monetize our products, including our ability to successfully monetize mobile usage;

●	the frequency, size, and relative prominence of the ads displayed by us or our competitors;

●	customer service and support efforts;

●	marketing and selling efforts;

●	changes mandated by legislation, regulatory authorities, or litigation, including settlements and consent decrees, some of which may have a disproportionate effect on us;

●	acquisitions or consolidation within our industry, which may result in more formidable competitors;

●	our ability to attract, retain, and motivate talented employees, particularly software engineers;

●	our ability to cost-effectively manage and grow our operations; and

●	our reputation and brand strength relative to our competitors.

If we are not able to compete effectively, our user base and level of user engagement may decrease, which could make us less attractive to marketers and materially and adversely affect our revenue and results of operations.

  As previously explained, implementation of our business plan will require debt or equity financing until we are out of the developmental stage and can generate sufficient cash flows to operate.  Competition may require increased needs for operating cash to meet such challenges.

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Action by governments to restrict access to Yappn in their countries could substantially harm our business and financial results.

It is possible that governments of one or more countries may seek to censor content available on Yappn in their country, restrict access to Yappn from their country entirely, or impose other restrictions that may affect the accessibility of Yappn in their country for an extended period of time or indefinitely. Access to several existing social media platforms, including Facebook and Google, has been or is currently restricted in whole or in part in China, Iran, North Korea, and Syria. In addition, governments in other countries may seek to restrict access to Yappn if they consider us to be in violation of their laws. In the event that access to Yappn is restricted, in whole or in part, in one or more countries or our competitors are able to successfully penetrate geographic markets that we cannot access, our ability to retain or increase our user base and user engagement may be adversely affected, we may not be able to maintain or grow our revenue as anticipated, and our financial results could be adversely affected.

Our new products and changes to existing products could fail to attract or retain users or generate revenue.

Our ability to retain, increase, and engage our user base and to increase our revenue will depend heavily on our ability to create successful new products. We may introduce significant changes to our existing products or develop and introduce new and unproven products, including using technologies with which we have little or no prior development or operating experience. If new or enhanced products fail to engage users or marketers, we may fail to attract or retain users or to generate sufficient revenue, operating margin, or other value to justify our investments, and our business may be adversely affected. In the future, we may invest in new products and initiatives to generate revenue, but there is no guarantee these approaches will be successful.  If we are not successful with new approaches to monetization, we may not be able to maintain or grow our revenue as anticipated or recover any associated development costs, and our financial results could be adversely affected.

Improper access to or disclosure of our users' information, or violation of our terms of service or policies, could harm our reputation and adversely affect our business.

Our efforts to protect the information that our users have chosen to share using Yappn may be unsuccessful due to the actions of third parties, software bugs or other technical malfunctions, employee error or malfeasance, or other factors. In addition, third parties may attempt to fraudulently induce employees or users to disclose information in order to gain access to our data or our users' data. If any of these events occur, our users' information could be accessed or disclosed improperly.

Any incidents involving unauthorized access to or improper use of the information of our users or incidents involving violation of our terms of service or policies could damage our reputation and our brand and diminish our competitive position. In addition, the affected users or government authorities could initiate legal or regulatory action against us in connection with such incidents, which could cause us to incur significant expense and liability or result in orders or consent decrees forcing us to modify our business practices. Any of these events could have a material and adverse effect on our business, reputation, or financial results.

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Our costs are continuing to grow, which could harm our business model and profitability.

Developing the Yappn platform is costly and we expect our expenses to continue to increase in the future as we implement and complete beta and alpha testing of our platform, build a user base, as users increase their engagement with us, and as we develop and implement new product features that require more computing infrastructure. We expect that we will incur increasing costs, in particular for servers, storage, power, and data centers, to support our anticipated future growth. In addition, our costs may increase as we hire additional employees, particularly as a result of the significant competition that we face to attract and retain technical talent. Our expenses may continue to grow faster than our revenue over time. Our expenses may be greater than we anticipate, and our investments may not be successful. In addition, we may increase marketing, sales, and other operating expenses in order to grow and expand our operations and to remain competitive. Increases in our costs may adversely affect our business and profitability.

Our business is subject to complex and evolving U.S. and foreign laws and regulations regarding privacy, data protection, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, monetary penalties, increased cost of operations, or declines in user growth or engagement, or otherwise harm our new business model.

We are subject to a variety of laws and regulations in the United States and abroad that involve matters central to our business, including user privacy, rights of publicity, data protection, content, intellectual property, distribution, electronic contracts and other communications, competition, protection of minors, consumer protection, taxation, securities law compliance, and online payment services. The introduction of new products may subject us to additional laws and regulations. In addition, foreign data protection, privacy, and other laws and regulations are often more restrictive than those in the United States. These U.S. federal and state and foreign laws and regulations, which can be enforced by private parties or government entities, are constantly evolving and can be subject to significant change. In addition, the application and interpretation of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate. For example, the interpretation of some laws and regulations that govern the use of names and likenesses in connection with advertising and marketing activities is unsettled and developments in this area could affect the manner in which we design our products, as well as our terms of use. A number of proposals are pending before federal, state, and foreign legislative and regulatory bodies that could significantly affect our business. For example, a revision to the 1995 European Union Data Protection Directive is currently being considered by European legislative bodies that may include more stringent operational requirements for data processors and significant penalties for non-compliance. Similarly, there have been a number of recent legislative proposals in the United States, at both the federal and state level, that would impose new obligations in areas such as privacy and liability for copyright infringement by third parties. These existing and proposed laws and regulations can be costly to comply with and can delay or impede the development of new products, result in negative publicity, increase our operating costs, require significant management time and attention, and subject us to inquiries or investigations, claims or other remedies, including fines or demands that we modify or cease existing business practices.

If we are unable to protect our intellectual property, the value of our brand and other intangible assets may be diminished, and our business may be adversely affected.

We rely and expect to continue to rely on a combination of confidentiality and license agreements with our employees, consultants, and third parties with whom we have relationships, as well as trademark, copyright, patent, trade secret, and domain name protection laws, to protect our proprietary rights.  In the future we may acquire additional patents or patent portfolios, which could require significant cash expenditures. Third parties may knowingly or unknowingly infringe our proprietary rights, third parties may challenge proprietary rights held by us, and pending and future trademark and patent applications may not be approved. In addition, effective intellectual property protection may not be available in every country in which we operate or intend to operate our business. In any or all of these cases, we may be required to expend significant time and expense in order to prevent infringement or to enforce our rights. Although we have taken measures to protect our proprietary rights, there can be no assurance that others will not offer products or concepts that are substantially similar to ours and compete with our business.

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In addition, from time to time, we may contribute software source code under open source licenses and make other technology we develop available under other open licenses, and include open source software in our products. As a result of any open source contributions and the use of open source in our products, we may license or be required to license innovations that turn out to be material to our business and may also be exposed to increased litigation risk. If the protection of our proprietary rights is inadequate to prevent unauthorized use or appropriation by third parties, the value of our brand and other intangible assets may be diminished and competitors may be able to more effectively mimic our service and methods of operations. Any of these events could have an adverse effect on our business and financial results.

Our business will be dependent on our ability to maintain and scale our technical infrastructure, and any significant disruption in our service could damage our reputation, result in a potential loss of users and engagement, and adversely affect our financial results.

Our reputation and ability to attract, retain, and serve our users will be dependent upon the reliable performance of the Yappn platform and our underlying technical infrastructure. Our systems may not be adequately designed with the necessary reliability and redundancy to avoid performance delays or outages that could be harmful to our business. If Yappn is unavailable when users attempt to access it, or if it does not load as quickly as they expect, users may not return to our website as often in the future, or at all. As our user base and the amount and types of information shared on Yappn continue to grow, we will need an increasing amount of technical infrastructure, including network capacity, and computing power, to continue to satisfy the needs of our users. It is possible that we may fail to effectively scale and grow our technical infrastructure to accommodate these increased demands. In addition, our business is subject to interruptions, delays, or failures resulting from earthquakes, adverse weather conditions, other natural disasters, power loss, terrorism, or other catastrophic events.

We believe that a substantial portion of our network infrastructure will be provided by third parties. Any disruption or failure in the services we receive from these providers could harm our ability to handle existing or increased traffic and could significantly harm our business. Any financial or other difficulties these providers face may adversely affect our business, and we exercise little control over these providers, which increases our vulnerability to problems with the services they provide.

We could experience unforeseen difficulties in building and operating key portions of our technical infrastructure.

We intend to design and build software that will rely upon cloud computing infrastructure and we may also develop our own data centers and technical infrastructure through which we intend to service our products.  These undertakings are complex, and unanticipated delays in the completion of these projects or availability of components may lead to increased project costs, operational inefficiencies, or interruptions in the delivery or degradation of the quality of our products. In addition, there may be issues related to this infrastructure that are not identified during the testing phases of design and implementation, which may only become evident after we have started to fully utilize the underlying equipment, that could further degrade the user experience or increase our costs.

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Our software is highly technical, and if it contains undetected errors, our business could be adversely affected.

Our products incorporate software that is highly technical and complex. Our software has contained, and may now or in the future contain, undetected errors, bugs, or vulnerabilities. Some errors in our software code may only be discovered after the code has been released. Any errors, bugs, or vulnerabilities discovered in our code after release could result in damage to our reputation, loss of users, loss of revenue, or liability for damages, any of which could adversely affect our business and financial results.

The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could harm our business.

We currently depend on the continued services and performance of David Lucatch, Craig McCannell, and David Bercovitch, our Chief Executive Officer and a director, Chief Financial Officer, and Chief Operating Officer, respectively. In June 2014, we entered into an employment agreement with Mr. Lucatch. As of August 29, 2014 we have not entered into employment agreements with Mr. McCannell or Mr. Bercovitch and such individuals may resign from Yappn at any time for any reason. The loss of Mr. Lucatch, Mr. McCannell or Mr. Bercovitch could disrupt our operations and have an adverse effect on our business.  We do not carry key man life insurance.

As we continue to grow, we cannot guarantee we will be able to attract the personnel we need to achieve a competitive position. In particular, we intend to hire a significant number of technical personnel in 2014, and we expect to face significant competition from other companies in hiring such personnel.  As we mature, the incentives to attract, retain, and motivate employees provided by our equity awards or by future arrangements may not be as effective as in the past, and if we issue significant equity to attract additional employees, the ownership of our existing stockholders may be further diluted. If we do not succeed in attracting, hiring, and integrating excellent personnel, or retaining and motivating existing personnel, we may be unable to grow effectively.

We may incur liability as a result of information retrieved from or transmitted over the Internet or posted to Yappn and claims related to our products.

We may face claims relating to information that is published or made available on Yappn. In particular, the nature of our business exposes us to claims related to defamation, intellectual property rights, rights of publicity and privacy, and personal injury torts. This risk is enhanced in certain jurisdictions outside the United States where our protection from liability for third-party actions may be unclear and where we may be less protected under local laws than we are in the United States. We could incur significant costs investigating and defending such claims and, if we are found liable, significant damages. If any of these events occur, our business and financial results could be adversely affected.

Computer malware, viruses, hacking and phishing attacks, and spamming could harm our business and results of operations.

Computer malware, viruses, and computer hacking and phishing attacks have become more prevalent in our industry and may occur on our systems in the future. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security, and availability of our products and technical infrastructure may harm our reputation and our ability to retain existing users and attract new users.

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In addition, spammers attempt to use our products to send targeted and untargeted spam messages to users, which may embarrass or annoy users and make Yappn less user-friendly. We cannot be certain that the technologies and employees that we have to attempt to defeat spamming attacks will be able to eliminate all spam messages from being sent on our platform. As a result of spamming activities, our users may use Yappn less or stop using our products altogether.

Risks Relating to our Organization and our Common Stock

Difficulties we may encounter managing our growth could adversely affect our results of operations.

If we experience a period of rapid and substantial growth, and if such growth continues, we will continue to place a strain on our limited administrative infrastructure. As our needs expand, we may need to hire a significant number of employees. This expansion could place a significant strain on our managerial and financial resources. To manage the possible growth of our operations and personnel, we will be required to:

●	improve existing, and implement new, operational, financial and management controls, reporting systems and procedures;

●	install enhanced management information systems; and
●	train, motivate and manage our employees.

We may not be able to install adequate management information and control systems in an efficient and timely manner, and our current or planned personnel, systems, procedures and controls may not be adequate to support our future operations. If we are unable to manage growth effectively, our business would be seriously harmed.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results.

It may be time consuming, difficult and costly for us to develop and implement the additional internal controls, processes and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal auditing and other finance staff in order to develop and implement appropriate additional internal controls, processes and reporting procedures.

If we fail to comply in a timely manner with the requirements of Section 404 of the Sarbanes-Oxley Act regarding internal control over financial reporting or to remedy any material weaknesses in our internal controls that we may identify, such failure could result in material misstatements in our financial statements, cause investors to lose confidence in our reported financial information and have a negative effect on the trading price of our common stock.

Pursuant to Section 404 of the Sarbanes-Oxley Act and current SEC regulations, we are required to prepare assessments regarding internal controls over financial reporting and, furnish an annual report by our management on our internal control over financial reporting. We continue to document and test our internal control procedures in order to satisfy these requirements, which is likely to result in increased general and administrative expenses and may shift management time and attention from revenue-generating activities to compliance activities. While our management is expending significant resources in an effort to complete this important project, there can be no assurance that we will be able to achieve our objective on a timely basis. Failure to achieve and maintain an effective internal control environment or complete our Section 404 certifications could have a material adverse effect on our stock price.

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In addition, in connection with our on-going assessment of the effectiveness of our internal control over financial reporting, we may discover “material weaknesses” in our internal controls as defined in standards established by the Public Company Accounting Oversight Board, or the PCAOB. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The PCAOB defines “significant deficiency” as a deficiency that results in more than a remote likelihood that a misstatement of the financial statements that is more than inconsequential will not be prevented or detected.

In the event that a material weakness is identified, we will employ qualified personnel and adopt and implement policies and procedures to address any material weaknesses that we identify. However, the process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. We cannot assure you that the measures we will take will remediate any material weaknesses that we may identify or that we will implement and maintain adequate controls over our financial process and reporting in the future.

Any failure to complete our assessment of our internal control over financial reporting, to remediate any material weaknesses that we may identify or to implement new or improved controls, or difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure could also adversely affect the results of the periodic management evaluations of our internal controls and, in the case of a failure to remediate any material weaknesses that we may identify, would adversely affect the annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting that are required under Section 404 of the Sarbanes-Oxley Act. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

Our stock price may be volatile.

The stock market in general has experienced volatility that often has been unrelated to the operating performance of any specific public company.  The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

●	changes in our industry;

●	competitive pricing pressures;

●	our ability to obtain working capital financing;

●	additions or departures of key personnel;

●	limited "public float" in the hands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for our common stock;

●	sales of our common stock (particularly following effectiveness of any resale registration statements or expiration of lockup agreements);

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●	our ability to execute our business plan;

●	operating results that fall below expectations;

●	loss of any strategic relationship;

●	regulatory developments;

●	economic and other external factors;

●	period-to-period fluctuations in our financial results; and

●	inability to develop or acquire new or needed technology.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are sporadically and thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

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Volatility in our common share price may subject us to securities litigation, thereby diverting our resources that may have a material effect on our profitability and results of operations.

As discussed in the preceding risk factors, the market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

We have not paid dividends in the past and do not expect to pay dividends in the future.  Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future.  The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant.  If we do not pay dividends, our common stock may be less valuable because a return on investment will only occur if our stock price appreciates.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock is considered to be a “penny stock.” It does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Our common stock is a “penny stock” because it meets one or more of the following conditions (i) the stock trades at a price less than $5.00 per share; (ii) it is not traded on a “recognized” national exchange or (iii) it is not quoted on the NASDAQ Global Market, or has a price less than $5.00 per share. The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock are subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Securities Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor's account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

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FINRA sales practice requirements may also limit a stockholder's ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (FINRA) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market upon the expiration of any statutory holding period, under Rule 144, expiration of any lock-up agreements, or issued upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our common stock could fall.  The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Exercise of options, warrants, preferred stock and converting any debt may have a dilutive effect on our common stock.

If the price per share of our common stock at the time of exercise of any warrants, options or any other convertible securities is in excess of the various exercise or conversion prices of such convertible securities, exercise or conversion of such convertible securities would have a dilutive effect on our common stock.  We issued Series A Convertible Preferred shares, warrants and convertible notes, some of which have or had full ratchet anti-dilution protection to provide the holder with a potential increase in amount of common stock exchanged or a reduction in the exercise price of the instruments should we subsequently issue stock or securities convertible into common stock at a price lower than the stated exercise price.  Further, any additional financing that we secure may require the granting of rights, preferences or privileges senior to those of our common stock and which result in additional dilution of the existing ownership interests of our common stockholders. The exercise of the shares of common stock underlying the warrants registered herein, totaling, represent 34.41% of our issued and outstanding shares of common stock (taking into account the current number of shares that are issued and outstanding and the shares of common stock available pursuant to the exercise of all the Series A, Series B, Series C and Series D warrants, the promissory notes and all other shares held beneficially totaling 223,306,435; specifically 127,617,498 shares of common stock issued, 54,493,332 shares of common stock underlying common stock purchase warrants, 36,195,605underlying debentures, and 3,700,000 common stock purchase options, for an aggregate of 225,006,435 shares of capital stock).

We need to increase our authorized shares of common stock in the event that all our convertible securities are converted to shares of common stock.

We currently have 127,617,498 shares of common stock issued and outstanding and our current authorized shares of common stock are 200,000,000 shares. However, if our convertible securities are fully exercised, we would require the issuance of 225,006,435 shares of capital stock. In anticipation, we are requesting the shareholders, in an annual meeting, to approve an increase in our authorized stock to a total of 400,000,000 shares of common stock cover the possibility of full dilution. In the event we are unable to receive shareholder approval for an increase in our authorized stock or of, however remote, the holders of convertible securities exercise their right to receive shares of common stock, we would be required to negotiate with such holders to avoid exceeding our current number of authorized shares of common stock and would be unable to issue additional shares for financing or consideration for services. This would have an adverse impact on our business and financial results.

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Investor relations activities, nominal “float” and supply and demand (limited supply) factors may affect the price of our common stock.

We expect to utilize various techniques such as non-deal road shows and investor relations campaigns in order to create investor awareness for our company. These campaigns may include personal, video and telephone conferences with investors and prospective investors in which our business model is described, as well as newsletters, emails, mailings and/or video or print distributions that describe our business model.  We may provide compensation to investor relations firms and pay for newsletters, websites, mailings and email campaigns that are produced by third-parties based upon publicly-available information concerning us.  We will not be responsible for the content of analyst reports and other writings and communications by investor relations firms not authored by us or from publicly available information.  We do not intend to review or approve the content of such analysts’ reports or other materials based upon analysts’ own research or methods.  Investor relations firms should generally disclose when they are compensated for their efforts, but whether such disclosure is made or complete is not under our control.  Our investors may be willing, from time to time, to encourage investor awareness through similar activities.  Investor awareness activities may also be suspended or discontinued which may impact the trading market of our common stock.

The SEC and FINRA enforce various statutes and regulations intended to prevent manipulative or deceptive devices in connection with the purchase or sale of any security and carefully scrutinize trading patterns and company news and other communications for false or misleading information, particularly in cases where the hallmarks of “pump and dump” activities may exist, such as rapid share price increases or decreases.  We and our shareholders may be subjected to enhanced regulatory scrutiny due to the small number of holders who initially will own the registered shares of our common stock publicly available for resale, and the limited trading markets in which such shares may be offered or sold which have often been associated with improper activities concerning penny-stocks, such as the OTC Bulletin Board or the OTCQB Marketplace (Pink OTC) or pink sheets.  Until such time as the restricted shares of the Company are registered or available for resale under Rule 144, there will continue to be a small percentage of shares held by a small number of investors, many of whom acquired such shares in privately negotiated purchase and sale transactions at prices that may be significantly lower than the current market price, that will constitute the entire available trading market.  The Supreme Court has stated that manipulative action is a term of art connoting intentional or willful conduct designed to deceive or defraud investors by controlling or artificially affecting the price of securities.  Often times, manipulation is associated by regulators with forces that upset the supply and demand factors that would normally determine trading prices.  A small percentage of our outstanding common stock will initially be available for trading, held by a small number of individuals or entities.  Accordingly, the supply of common stock for sale will be extremely limited for an indeterminate amount of time, which could result in higher bids, asks or sales prices than would otherwise exist.  Securities regulators have often cited thinly-traded markets, small numbers of holders, and awareness campaigns as components of their claims of price manipulation and other violations of law when combined with manipulative trading, such as wash sales, matched orders or other manipulative trading timed to coincide with false or touting press releases.  There can be no assurance that our or third-parties’ activities, or the small number of potential sellers or small percentage of stock in the “float,” or determinations by purchasers or holders as to when or under what circumstances or at what prices they may be willing to buy or sell stock, will not artificially impact (or would be claimed by regulators to have affected) the normal supply and demand factors that determine the price of stock.  Our market price should not be relied upon as a valid indicator of our value until such time as a sustained and established market has been established for our common stock.

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Our certificate of incorporation allows for our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors also has the authority to issue preferred stock without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.

Public disclosure requirements and compliance with changing regulation of corporate governance pose challenges for our management team and result in additional expenses and costs which may reduce the focus of management and the profitability of our company.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated thereunder, the Sarbanes-Oxley Act and SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the U.S. public markets. Our management team will need to devote significant time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

SHOULD ONE OR MORE OF THE FOREGOING RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD THE UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THOSE ANTICIPATED, BELIEVED, ESTIMATED, EXPECTED, INTENDED OR PLANNED

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The forward-looking statements made in this report relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

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This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our technology, (c) our manufacturing, (d) the regulation to which we are subject, (e) anticipated trends in our industry and (f) our needs for working capital. These statements may be found in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

Except as otherwise required by applicable laws, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in the prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the U.S. Securities and Exchange Commission, or the SEC, on Form S-1 under the Securities Act of 1933 to register the shares of our common stock being offered by this prospectus. This prospectus omits some information contained in the registration statement and its exhibits, as permitted by the rules and regulations of the SEC. We file annual, quarterly and current reports, proxy statements and other information with the Commission. For further information about us and our securities, you should review the registration statement and its exhibits, which may be inspected, without charge, at the SEC’s public reference facilities at, Judiciary Plaza, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the public reference facilities of the SEC on payment of prescribed fees. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities. The SEC maintains a website, http://www.sec.gov, that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including the registration statement.

Statements in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, in each instance, reference is made to the copy of that contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by that reference.

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USE OF PROCEEDS

Each of the Selling Stockholders will receive all of the net proceeds from the sale of shares by that shareholder. We will not receive any of the net proceeds from the sale of the shares. The Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in offering or selling their shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including without limitation blue sky registration and filing fees, and fees and expenses of our legal counsel and accountants.

Assuming that all warrants held by the Selling Stockholders are exercised for cash, we will receive proceeds of approximately $5,780,333, which we intend to use for working capital and general corporate purposes. We will not receive any proceeds from the sale by the Selling Stockholders of the common stock already held by them or the common stock issued to the Selling Stockholders upon exercise of the warrants.

We have agreed to bear the expenses in connection with the registration of the common stock being offered by the Selling Stockholders under this prospectus, which we have estimated to be approximately $10,526.00.

DETERMINATION OF OFFERING PRICE

Selling Stockholders will determine at what price it may sell the offered shares, and such sales may be made at prevailing market prices or at privately negotiated prices. See “Plan of Distribution” below for more information.

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SELLING STOCKHOLDERS

The table below lists the names of the Selling Stockholders and other information regarding the beneficial ownership of shares of our common stock by the Selling Stockholders. The second column lists the number of shares of common stock beneficially owned by the Selling Stockholders as of November 7, 2014. The third column lists the number of shares of common stock that may be resold under this prospectus. The fourth and fifth columns list the number and percentage of shares of common stock owned by the Selling Stockholders after the resale of the shares of common stock registered under this prospectus. Except as noted in the table below, the Selling Stockholders have not had any material relationship with us within the past three years. None of the Selling Stockholders is a registered broker-dealer or an affiliate of a broker-dealer. The total number beneficial ownership of our common stock, based on 127,617,498 shares of common stock issued, 54,493,332 shares of common stock underlying common stock purchase warrants, 36,195,605 underlying debentures, and 3,700,000 common stock purchase options, is an aggregate of 225,006,435 shares of capital stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to our common shares. Shares of common stock subject to convertible debentures, warrants or options that are currently convertible or exercisable or convertible or exercisable within 60 days after November 7, 2014 are deemed to be beneficially owned by the person holding those securities for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other stockholder.

Common Stock
Name of Selling Stockholders	Common Stock	Percentage of Ownership	Common Stock Offered by this	Beneficially Owned After Offering
	Beneficially Owned Prior to		Prospectus	Presuming all Underlying Shares are sold.
	Offering			Number	Percentage
Patricia Martin	450,000 (1)	*	450,000 (1)	-0-	*
David Wonch	1,500,000 (2)	*	1,500,000 (2)	-0-	*
Jeana Wendel	510,000 (3)	*	510,000 (3)	-0-	*
Ron Santos	300,000 (4)	*	300,000 (4)	-0-	*
Frank Spano	300,000 (5)	*	300,000 (5)	-0-	*
Jonathan Smith	300,000 (6)	*	300,000 (6)	-0-	*
Shaun Henderson	300,000 (7)	*	300,000 (7)	-0-	*
Alexander MacKay	540,000 (8)	*	540,000 (8)	-0-	*
AlphaNorth Asset Management (9)	7,500,000 (10)	*	7,500,000 (10)	-0-	*

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Ian Moddison	9,150,000 (11)	*	9,150,000 (11)	-0-	*
Barry Paluk	300,000 (12)	*	300,000 (12)	-0-	*
Chris Hall	3,000,000 (13)	*	3,000,000 (13)	-0-
Edward Houssian	720,000 (14)	*	720,000 (14)	-0-	*
Jeana Wendel	300,000 (15)	*	300,000 (15)	-0-	*
Jonathan Smith	600,000 (16)	*	600,000 (16)	-0-	*
Mark Greaves	5,250,000 (17)	*	5,250,000 (17)	-0-	*
Nora Persaud-Singh	3,000,000 (18)	*	3,000,000 (18)	-0-	*
Ron Santos	150,000 (19)	*	150,000 (19)	-0-	*
Shaun Henderson	150,000 (20)	*	150,000 (20)	-0-	*
Toronto Tree Top Holdings Ltd. (21)	5,575,000 (22)	*	5,575,000 (22)	-0-	*
Canlou Investments (23)	1,500,000 (24)	*	1,500,000 (24)	-0-	*
Clayton Joel Strickland	125,000 (25)	*	125,000 (25)	-0-	*
Stuart Homuth	800,000 (26)	*	800,000 (26)	-0-	*
Melmage Inc. (27)	666,666 (28)	*	666,666 (28)	-0-	*
Array Capital Corporation (29)	13,333,334 (30)	*	13,333,334 (30)	-0-	*
Hagen Gocht	1,666,666 (31)	*	1,666,666 (31)	-0-	*
Cora Stewart	1,666,666 (32)	*	1,666,666 (32)	-0-	*
Craig Leigh Custom Homes Ltd. (33)	1,000,000 (34)	*	1,000,000 (34)	-0-	*
1111519 Ontario Inc. (35)	333,334 (36)	*	333,334 (36)	-0-	*
Charleston Development Ltd. (37)	333,334 (38)	*	333,334 (38)	-0-	*
Subtle Disruption (39)	666,666 (40)	*	666,666 (40)	-0-	*

Total	75,926,665		75,926,665	-0-	*

* Indicates less than one percent (1%).

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(1)	Represents 150,000 shares underlying pursuant to promissory notes, 150,000 shares underlying Series A common share purchase warrants, and 150,000 shares underlying Series B common share purchase warrants.

(2)	Represents 500,000 shares underlying pursuant to promissory notes, 500,000 shares underlying Series A common share purchase warrants, and 500,000 shares underlying Series B common share purchase warrants.

(3)	Represents 170,000 shares underlying pursuant to a promissory note, 170,000 shares underlying a Series A common share purchase warrant, and 170,000 shares underlying a Series B common share purchase warrant.

(4)	Represents 100,000 shares underlying pursuant to a promissory note, 100,000 shares underlying a Series A common share purchase warrant, and 100,000 shares underlying a Series B common share purchase warrant.

(5)	Represents 100,000 shares underlying pursuant to a promissory note, 100,000 shares underlying a Series A common share purchase warrant, and 100,000 shares underlying a Series B common share purchase warrant.

(6)	Represents 100,000 shares underlying pursuant to a promissory note, 100,000 shares underlying a Series A common share purchase warrant, and 100,000 shares underlying a Series B common share purchase warrant.

(7)	Represents 100,000 shares underlying pursuant to a promissory note, 100,000 shares underlying a Series A common share purchase warrant, and 100,000 shares underlying a Series B common share purchase warrant.

(8)	Represents 180,000 shares underlying pursuant to a promissory note, 180,000 shares underlying a Series A common share purchase warrant, and 180,000 shares underlying a Series B common share purchase warrant.

(9)	AlphaNorth Asset Management is controlled by Steve Palmer.

(10)	Represents 2,500,000 shares underlying pursuant to promissory notes, 2,500,000 shares underlying Series A common share purchase warrants, and 2,500,000 shares underlying Series B common share purchase warrants.

(11)	Represents 3,050,000 shares underlying pursuant to a promissory note, 3,050,000 shares underlying a Series A common share purchase warrant, and 3,050,000 shares underlying a Series B common share purchase warrant.

(12)	Represents 100,000 shares underlying pursuant to a promissory note, 100,000 shares underlying a Series A common share purchase warrant, and 100,000 shares underlying a Series B common share purchase warrant.

(13)	Represents 1,000,000 shares underlying pursuant to a promissory note, 1,000,000 shares underlying a Series A common share purchase warrant, and 1,000,000 shares underlying a Series B common share purchase warrant.

(14)	Represents 240,000 shares underlying pursuant to a promissory note, 240,000 shares underlying a Series A common share purchase warrant, and 240,000 shares underlying a Series B common share purchase warrant.

(15)	Represents 100,000 shares underlying pursuant to a promissory note, 100,000 shares underlying a Series A common share purchase warrant, and 100,000 shares underlying a Series B common share purchase warrant.

(16)	Represents 200,000 shares underlying pursuant to a promissory note, 200,000 shares underlying a Series A common share purchase warrant, and 200,000 shares underlying a Series B common share purchase warrant.

(17)	Represents 1,750,000 shares underlying pursuant to a promissory note, 1,750,000 shares underlying a Series A common share purchase warrant, and 1,7500,000 shares underlying a Series B common share purchase warrant.

(18)	Represents 1,000,000 shares underlying pursuant to a promissory note, 1,000,000 shares underlying a Series A common share purchase warrant, and 1,000,000 shares underlying a Series B common share purchase warrant.

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(19)	Represents 50,000 shares underlying pursuant to a promissory note, 50,000 shares underlying a Series A common share purchase warrant, and 50,000 shares underlying a Series B common share purchase warrant.

(20)	Represents 50,000 shares underlying pursuant to a promissory note, 50,000 shares underlying a Series A common share purchase warrant, and 50,000 shares underlying a Series B common share purchase warrant.

(21)	Toronto Tree Top Holdings Ltd. is controlled by Simon Yakubowicz

(22)	Represents 5,575,000 shares underlying a common share purchase warrant.

(23)	Canlou Investments is controlled by Anthony Relouw

(24)	Represents 1,500,000 shares underlying a common share purchase warrant.

(25)	Represents 125,000 shares underlying a common share purchase warrant.

(26)	Represents 800,000 shares underlying a common share purchase warrant.

(27)	Melmage Inc. is controlled by Michael Malleck

(28)	Represents 333,333 shares underlying pursuant to a promissory note and 333,333 shares underlying a Series C common share purchase warrant.

(29)	Array Capital Corporation is controlled by Benny Lau.

(30)	Represents 6,666,667 shares underlying pursuant to a promissory note and 6,666,667 shares underlying a Series C common share purchase warrant.

(31)	Represents 833,333 shares underlying pursuant to a promissory note and 833,333 shares underlying a Series C common share purchase warrant.

(32)	Represents 833,333 shares underlying pursuant to a promissory note and 833,333 shares underlying a Series C common share purchase warrant.

(33)	Craig Leigh Custom Homes Ltd. is controlled by Greg Merkac

(34)	Represents 500,000 shares underlying pursuant to a promissory note and 500,000 shares underlying a Series C common share purchase warrant.

(35)	1111519 Ontario Inc. is controlled by Grant Brown.

(36)	Represents 166,667 shares underlying pursuant to a promissory note and 166,667 shares underlying a Series C common share purchase warrant.

(37)	Charleston Development Ltd. is controlled by Mark Arnstein.

(38)	Represents 166,667 shares underlying pursuant to a promissory note and 166,667 shares underlying a Series C common share purchase warrant.

(39)	Subtle Disruption is controlled by Rob Knesaurek.

(40)	Represents 333,333 shares underlying pursuant to a promissory note and 333,333 shares underlying a Series D common share purchase warrant.

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PLAN OF DISTRIBUTION

Resales by Selling Stockholders

We are registering the resale of the shares on behalf of the Selling Stockholders. The Selling Stockholders may offer and resell the shares from time to time, either in increments or in a single transaction. They may also decide not to sell all the shares they are allowed to resell under this prospectus. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner, and size of each sale.

Donees and Pledgees

The term “Selling Stockholders” includes donees, i.e., persons who receive shares from the Selling Stockholders after the date of this prospectus by gift. The term also includes pledgee, i.e., persons who, upon contractual default by one of the Selling Stockholders, may seize shares which one of the Selling Stockholders pledged to such person. If one of the Selling Stockholders notifies us that a donee or pledge intends to sell more than 500 shares, we will file a supplement to this prospectus.

Costs and commissions

We will pay all costs, expenses, and fees in connection with the registration of the shares. The Selling Stockholders will pay all brokerage commissions and similar selling expenses, if any, attributable to the sale of shares.

Types of sale transactions

The Selling Stockholders may sell the shares in one or more types of transactions (which may include block transactions):

●	in the over-the-counter market, when our common stock is quoted on the Over-The Counter Bulletin Board;
●	in negotiated transactions;
●	through put or call option transactions;
●	through short sales; or
●	any combination of such methods of sale.

The Selling Stockholders may sell shares under this prospectus at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers.

Sales to or through broker-dealers

The Selling Stockholders may conduct such transactions either by selling shares directly to purchasers, or by selling shares to, or through, broker-dealers. Such broker-dealers may act either as an agent of the Selling Stockholders, or as a principal for the broker-dealer’s own account. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or the purchasers of shares. This compensation may be received both if the broker-dealer acts as an agent or as a principal. This compensation might also exceed customary commissions.

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Deemed underwriting compensation

The Selling Stockholders and any broker-dealers that act in connection with the sale of shares might be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”). Any commissions received by such broker-dealers, and any profit on the resale of shares sold by them while acting as principals, could be deemed to be underwriting discounts or commissions under the Securities Act.

Indemnification

The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares against certain liabilities, including liabilities arising under the Securities Act.

Prospectus delivery requirements

Because it may be deemed an underwriter, any of the Selling Stockholders must deliver this prospectus and any supplements to this prospectus in the manner required by the Securities Act.

State requirements

Some states require that any shares sold in that state only be sold through registered or licensed brokers or dealers. In addition, some states require that the shares have been registered or qualified for sale in that state, or that there exist an exemption from the registration or qualification requirement and that the exemption has been complied with.

Sales under Rule 144

The Selling Stockholders may also resell all or a portion of their shares in open market transactions in reliance upon Rule 144 promulgated under the Securities Act of 1933. To do so, they must meet the criteria and conform to the requirements of Rule 144 currently in effect.

Distribution arrangements with broker-dealers

If one of the Selling Stockholders notifies us that any material arrangement has been entered into with a broker-dealer for the sale of shares through:

●	a block trade;
●	special offering;
●	exchange distribution or secondary distribution; or
●	a purchase by a broker or dealer,

we will then file, if required, a post-effective amendment to this prospectus.

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The post-effective amendment will disclose:

●	the name of the selling stockholder and of the participating broker-dealer(s);
●	the number of shares involved;
●	the price at which such shares were sold;
●	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;
●	that such broker-dealer(s) did not conduct any investigation to verify the information in this prospectus; and
●	any other facts material to the transaction.

The Securities and Exchange Commission may deem the Selling Stockholders and any underwriters, broker-dealers or agents that participate in the distribution of the common shares to be “underwriters” within the meaning of the Securities Act. The Securities and Exchange Commission may deem any profits on the resale of our common shares and any compensation received by any underwriter, broker-dealer or agent to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders has purchased the common shares in the ordinary course of its business, and at the time the Selling Stockholders purchased the common shares, they were not a party to any agreement or other understanding to distribute the securities, directly or indirectly.

Under the Securities Exchange Act of 1934, any person engaged in the distribution of the common shares may not simultaneously engage in market-making activities with respect to the common shares for five business days prior to the start of the distribution. In addition, the Selling Stockholders and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of common shares by the Selling Stockholders or any such other person.

DIVIDEND POLICY

We have never declared dividends or paid cash dividends on our common stock and our Board of Directors does not intend to distribute dividends in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the Board of Directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the Board of Directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

TAX CONSIDERATIONS

We are not providing any U.S. tax advice as to the acquisition, holding or disposition of the securities offered herein. In making an investment decision, investors are strongly encouraged to consult their own tax advisor to determine the U.S. Federal, state and any applicable foreign tax consequences relating to their investment in our securities.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO

NON-U.S. HOLDERS OF OUR COMMON STOCK

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

●	U.S. expatriates and former citizens or long-term residents of the United States;

●	persons subject to the alternative minimum tax;

●	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

●	banks, insurance companies, and other financial institutions;

●	brokers, dealers or traders in securities;

●	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

●	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

●	tax-exempt organizations or governmental organizations;

●	persons deemed to sell our common stock under the constructive sale provisions of the Code;

●	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

●	tax-qualified retirement plans.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

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THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR

SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

●	an individual who is a citizen or resident of the United States;

●	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s tax basis in its common stock, but not below zero. Any excess will be treated as capital gain from a sale or other taxable disposition as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the applicable withholding agent with the required certification, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

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If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment in the United States maintained by the Non-U.S. Holder), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment in the United States maintained by the Non-U.S. Holder);

●	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

●	our common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the Non-U.S. Holder is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, and such Non-U.S. Holder owned, actually or constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

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Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

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Under the applicable Treasury regulations and IRS guidance, withholding under FATCA generally will apply to payments of dividends on our common stock made on or after July 1, 2014 and to payments of gross proceeds from the sale or other disposition of our common stock on or after January 1, 2017.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

DESCRIPTION OF SECURITIES

The following is a summary of the rights of our common stock and related provisions of our Certificate of Incorporation and By-laws, as they will be in effect upon the closing of our proposed offering. For more detailed information, please see our Amended and Restated Certificate of Incorporation or Amended and Restated By-laws which are incorporated by reference to the registration statement of which this document is a part.

In March 2013, we filed an amended and restated certificate of incorporation to increase our authorized capital stock to 200,000,000 shares of common stock, par value $0.0001 per share and 50,000,000 shares of preferred stock, par value $0.0001 per share. Management is preparing and will be filing a Schedule 14A for the annual meeting in which the shareholders will be asked to vote, among other items, to increase the authorized shares to 400,000,000 shares of common stock, par value $0.0001 per share.

The following statements relating to the capital stock set forth the material terms of our securities; however, reference is made to the more detailed provisions of, and such statements are qualified in their entirety by reference to, the Certificate of Incorporation, amendment to the Certificate of Incorporation and the By-laws, copies of which are filed as exhibits to this registration statement.

Common stock

The holders of our Common Stock are entitled to one vote per share on all matters to be voted on by our stockholders, including the election of directors. Our stockholders are not entitled to cumulative voting rights, and, accordingly, the holders of a majority of the shares voting for the election of directors can elect the entire board of directors if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any person to our board of directors.

The holders of the Company’s Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors, in its discretion, from funds legally available there for and subject to prior dividend rights of holders of any shares of our Preferred Stock which may be outstanding. Upon the Company’s liquidation, dissolution or winding up, subject to prior liquidation rights of the holders of our Preferred Stock, if any, the holders of our Common Stock are entitled to receive on a pro rata basis our remaining assets available for distribution. Holders of the Company’s Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of the Company’s Common Stock are, and all shares being offered by this prospectus will be, fully paid and not liable to further calls or assessment by the Company.

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Preferred Stock

The Company is authorized to issue 50,000,000 shares of preferred stock, par value $0.0001. The designations, rights, and preferences of such preferred stock are to be determined by the Board of Directors. Subsequently, 10,000,000 shares were designated as Series A Preferred Stock. The Series A Preferred Stock collectively has liquidation preference and the right to convert to one share of common stock for each share of preferred stock.

As of August 26, 2014, we have 2,010,000 shares of Series A Convertible Preferred Stock outstanding which are convertible into 2,010,000 shares of common stock.

Series A, B, C and D Warrants

On January 29, 2014, February 27, 2014, and April 1, 2014, the Company issued 395 Series A and Series B warrants, 305 Series A and Series B warrants, and 469 Series A and Series B warrants, respectively, with unsecured 6% convertible promissory notes (Note 7), as part of the defined Unit under the subscription agreements on those respective dates. Each Series A warrant entitles the holder thereof to purchase 10,000 shares of common stock for a purchase price of $0.10 per share after the re-pricing of the instruments took place. Each Series B warrant entitles the holder thereof to purchase 10,000 shares of common stock for a purchase price of $0.20 per share.

The Series A and Series B warrants permit cashless exercise beginning with the effective date unless and until a registration statement covering the resale of the shares underlying the warrants is effective with the Commission. The Series A warrants, for a period of twelve months from the original date of issuance, provide full ratchet price protection provisions and as such are treated as a derivative liability at the commitment date and until such provisions expire. The Series B warrants do not provide any price protection provisions and therefore are treated as equity instruments at the commitment date and thereafter. Both the Series A and Series B warrants have a five year life.

 On April 23, 2014, May 30, 2014, June 27, 2014 and September 2, 2014, the Company authorized and issued Series C warrants to acquire 333,333, 6,666,667, 1,166,666 and 1,666,666 shares of common stock, respectively, to accredited investors with unsecured 6% convertible debentures as part of a defined Unit under the subscription agreements for those respective dates. The Series C warrants entitle the holder thereof to purchase shares of common stock at a purchase price of $0.22 per share and have a five year life. The Series C warrants do not provide any price protection provisions and therefore are treated as equity instruments at the commitment date and thereafter.

 On October 6, 2014, the Company authorized and issued Series D warrants to acquire an aggregate of 333,333 shares of common stock to an accredited investor with unsecured 6% convertible debentures as part of a defined Unit under the subscription agreements for those respective dates. The Series D warrants entitle the holder thereof to purchase shares of common stock at a purchase price of $0.22 per share and have a five year life. The Series D warrants do not provide any price protection provisions and therefore are treated as equity instruments at the commitment date and thereafter.

Dividends

Dividends, if any, will be contingent upon our revenues and earnings, if any, capital requirements and financial conditions. The payment of dividends, if any, will be within the discretion of our Board of Directors. We presently intend to retain all earnings, if any, for use in its business operations and accordingly, the Board of Directors does not anticipate declaring any dividends prior to a business combination.

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Rule 144

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Rule 144 allows for the public resale of restricted and control securities if a number of conditions are met. Meeting the conditions includes holding the shares for a certain period of time, having adequate current information, looking into a trading volume formula, and filing a notice of the proposed sale with the SEC.

LEGAL MATTERS

The validity of the shares of common stock to be sold by the Selling Stockholders under this prospectus was passed upon for our company by Joseph I. Emas, 1224 Washington Avenue, Miami Beach, FL 33139.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or Offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the Offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and the registration statement have been audited by MNP LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report (which describes an uncertainty as to going concern) appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

TRANSFER AGENT

Our transfer agent and registrar for our common stock is Equity Stock Transfer, 110 Greene St. Suite 403, New York, NY 10012.

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DESCRIPTION OF BUSINESS

Business History

We were originally incorporated under the laws of the State of Delaware on November 3, 2010 under the name of “Plesk Corp.”  Our initial business plan was to import consumer electronics, home appliances and plastic house wares. In March 2013, we filed an amended and restated certificate of incorporation to change our name to “YAPPN Corp.” and increase our authorized capital stock to 200,000,000 shares of common stock, par value $0.0001 per share and 50,000,000 shares of preferred stock, par value $0.0001 per share.  Further, in March 2013, our Board of Directors declared a stock dividend, whereby an additional 14 shares of our common stock was issued for each one share of common stock outstanding to each holder of record on March 25, 2013.  All per share information in this report reflect the effect of such stock dividend.

On March 28, 2013, we purchased a prospective social media platform and related group of assets known as Yappn (“Yappn”) from Intertainment Media, Inc. (“IMI”), a corporation organized under the laws of Canada, for 70,000,000 shares of our common stock, pursuant to an asset purchase agreement (the “Purchase Agreement” and the transaction, the “Asset Purchase”) by and among IMI, us, and our newly formed wholly owned subsidiary, Yappn Acquisition Sub., Inc., a Delaware corporation (“Yappn Sub”).  Mr. David Lucatch, our Chief Executive Officer and a director, is the Chief Executive Officer of IMI.  IMI, as a result of this transaction has a controlling interest in Yappn.  Included in the purchased assets is a services agreement (the “Services Agreement”) dated March 21, 2013 by and among IMI and its wholly owned subsidiaries Ortsbo, Inc., a corporation organized under the laws of Canada (“Ortsbo Canada”), and Ortsbo USA, Inc., a Delaware corporation (“Ortsbo USA” and, collectively with Ortsbo Canada, “Ortsbo”).  Ortsbo is the owner of certain multi-language real time translation intellectual property that we believe is a significant component of the Yappn business opportunity.

We have abandoned our plan to import consumer electronics, home appliances and plastic house wares. Immediately following the Asset Purchase, under the terms of an Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations, we transferred all of our pre-Asset Purchase assets and liabilities to our wholly owned subsidiary, Plesk Holdings, Inc., a Delaware corporation. Thereafter, pursuant to a stock purchase agreement, we transferred all of the outstanding capital stock of Plesk Holdings, Inc. to certain of our former shareholders in exchange for cancellation of an aggregate of 112,500,000 shares of our common stock held by such persons.

Our principal executive offices are located at 1001 Avenue of the Americas, 11th Floor, New York, NY 10018 and our telephone number is (888) 859-4441. Our website is http://www. yappn.com (which website is expressly not incorporated into this filing).

Our Business

Yappn is a real-time multilingual company that amplifies brand messaging, helps conduct commerce and provides customer support by globalizing these experiences with its proprietary approach to language. Through its Real Time Multilingual Amplification platform, Yappn eliminates the language barrier, allowing the free flow of communications in nearly 70 languages to support brand and individuals’ marketing objectives, commerce revenue goals and customer support objectives by making language universal for all fans and consumers. These services are increasingly becoming essential for companies to conduct business online as English is no longer the language of the internet. Over 73% of the world’s internet users speak a language other than English (Source: “Internet World Stats 2011” at http://www.internetworldstats.com/stats7.htm). Even domestically, over 66 million or 21% of the U.S. population does not speak English at home as of 2011 (Source: http://www.census.gov/prod/2013pubs/acs-22.pdf). We anticipate that those figures are expected to grow significantly in the following five years.

Yappn has developed cost effective unique and proprietary technology tools and services that create dynamic solutions that enhance a brands messaging, media, e-commerce and support platforms. Through the use of Yappn’s services, we contend that device, location and connection are no long issues for the digital user.

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Yappn redefines global social marketing by providing a set of stand-alone commercial tools for brands providing easy to implement and cost effective globalization solutions as they are complementary, not competitive to today’s top social media networks such as Twitter, Facebook, Pinterest, Instagram, Flickr and YouTube, web, mobile, video players, blogs, online broadcasting, private networks and event virtualization.

Yappn will also be used to enable eCommerce in the multi-language/multi-social media marketing feed of an online store, the multi-language translation of the store, and the multi-language post-sale support of a transaction. We are planning to work with our customers on an incremental revenue based model deriving revenue from a percent of each sale plus professional services, when applicable.

Implementation of our business plan will require additional debt or equity financing and there can be no assurance that additional financing can be obtained on acceptable terms. We are in the development stage, and have limited revenues to cover our operating costs. As such, we have incurred an operating loss since inception. This and other factors raise substantial doubt about our ability to continue as a going concern. Our continuation as a going concern is dependent on our ability to meet our obligations, to obtain additional financing as may be required and ultimately to attain profitability. Our independent auditors have included an explanatory paragraph, specifically Footnote 2, in their audit report on our financial statements for the fiscal year ended May 31, 2014 regarding concerns about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our Strategy

The Yappn e-Commerce business model includes a business plan that we believe allows companies to extend their reach online and become truly “international” by servicing customers in nearly 70 languages to improve their relationship with their consumers through the elimination of the language barrier and offering the shopping cart and catalog in multiple languages.   Out of 2.3 billion internet users, only 540 million speak English (Source: Miniwatts Marketing Group). Management believes that prime markets for eCommerce growth are in China and Eastern Europe. We provide services on a fee for services basis, percentage of revenue per transaction, professional service fees and in some cases on a CPM (cost per thousand) or as a percentage of revenue to online advertising and monetization events.

The Yappn chat platform (chat.yappn.com, which website is expressly not incorporated into this filing) allows users to create and moderate discussion rooms based on interest topics where users can view content and chat in their native language in real time. Each user's experience is individualized to their native language allowing for a global free flow of communication without a language barrier. Revenue in the chat platform is driven by sponsorship programs, private chat boards and other upcoming upgrades in the future.

The Yappn tool set (yappn.com,which website is expressly not incorporated into this filing) provides brands with a series of technology add-ons to complement their current social media activities and allows them to reach a global audience by instantly providing key messaging in almost 70 languages.

●	The Social Media Wall is an aggregation of major social media accounts for fans and consumers to interact with in almost 70 languages.

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●	Live video captioning is to broadcast a live event with real-time video closed captioning in almost 70 languages.

●	Post production video provides closed captioning in almost 70 languages for archive videos and feature films.

●	A live Q&A is an interactive live stream with fans worldwide allowing them to participate and ask moderated questions in almost 70 languages.

●	Engagement events such as a custom branded Twitter Q&A session which allows for real-time multilingual events to activate on a global scale for brands and individuals.

●	Real-Time Social Imagery allows for the creation of real-time conversation via social media with professional photography at major events

The tools are a "build once and deploy everywhere" arrangement allowing brands to embed key social media like Twitter, Facebook, YouTube, Instagram, Pinterest, Flickr and Tumblr and mobile into existing platforms. Yappn tools have been effectively tested and commercially deployed through a number of entertainment, sports and commercial brands and they are now available to agencies to enhance their client's domestic and global outreach plans. The programs are available on a servicing contractual basis and we have begun to receive contractual commitments from various brands for the use of its tool sets.

Yappn will continue to develop additional revenue-centric features and tools and refine our current business plan. Each new feature set is built on a prime revenue driver for our business as it continues to work with clients and their agencies to develop new deployment tools and programs to reach an expanding global audience.

FotoYapp

Fotoyapp is a multichannel consumer platform for web, portable and mobile devices and allows users to instantly connect photos and images to almost any content in almost any language. This builds on the idea that “a picture is worth a thousand words” by revolutionizing social engagement and allowing images and content to be linked to each other and shared instantly, creating the ability to share beyond the image. A user simply takes an image from a camera, tablet, computer, etc. and uploads it to Fotoyapp along with key words that describe the image. Fotoyapp automatically adds the users current social media accounts like Twitter, Facebook and Sina Wibo and crawls the web for related social media posts using the selected key words. The result is a stand-alone page where images are socially and visually enabled with all types of related content that automatically defaults to the view’s language, regardless of what language the social content was posted in.

Fotoyapp will offer advance features not currently found, to our knowledge, in other leading social and mobile content channels. For example, a user uploads an image of the dinner they ordered at a restaurant. That image could be connected to the restaurant’s location and URL, popular restaurant rating sites and other related online content, providing viewers of the image with a total picture of the image. The restaurant, in turn, could share the image with its other constituents and sites. This process can be duplicated for products and services where images can be used to create value for commercial purposes and connect to Yappn’s eCommerce multilingual offerings.

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Yappn has completed a business agreement with Getty Images for its FotoYapp multi-channel app. This agreement, Influencers (defined as a celebrity, athlete or otherwise famous individual with a social network of fans which consists of but not limited to, significant Facebook fans, twitter followers and Instagram followers.) that Yappn and Fotoyapp have agreements with will have authenticated access to photography through the Getty Images platform allowing them to instantly tag, comment and share images through Fotoyapp, giving them the ability to broaden their social outreach. Additionally, consumers will have access to some of the world’s best imagery through select Getty Images collections offered on Fotoyapp, providing new opportunities to create global social engagement with content and FotoYapp’s multi-lingual social sharing with a wide range of business solutions.

The Services Agreement

We acquired the rights under the Services Agreement dated March 21, 2013 between IMI and IMI’s wholly owned Ortsbo subsidiaries upon the closing of the Asset Purchase. Pursuant to the terms of the Services Agreement, Ortsbo made available to us its representational state transfer application programming interface (the “Ortsbo API”), which provides multi-language real-time translation as a cloud service. The Services Agreement also provides that Ortsbo makes its “Live and Global” product offering, which enables a cross language experience for a live, video streaming production, available to us as a service for marketing and promoting the Yappn product in the marketplace.  The services do not include the “chat” technology itself and we shall be solely responsible for creating, securing or otherwise building out our website and any mobile applications to include chat functionality, user forums, user feedback, and related functionality within which the Ortsbo API can be utilized to enable multi-language use.  Under the initial agreement, no intellectual property owned by Ortsbo would be transferred to us except to the extent set forth in the Services Agreement as described in “Intellectual Property” set forth below.

For all ongoing services provided under the Services Agreement, we shall pay Ortsbo an amount equal to the actual cost incurred by Ortsbo in providing the Services, plus thirty percent (30%).  In addition, we shall pay to Ortsbo an ongoing revenue share which shall equal seven percent (7%) of the gross revenue generated by our activities utilizing the Services.  If we are earning revenue without use of the Services because, for example, all communications are taking place in English, then no revenue share shall be owing to Ortsbo with respect thereto.  If there is a blend of multi-language and English-English communications, then the parties shall do their best to pro rate or apportion the revenues appropriately in order to compensate Ortsbo for the portion of our revenues enabled by use of the Services from Ortsbo.  The Services Agreement may be terminated by either party with 60 days written notice and both parties may not, for the term of the Agreement and a period of two years thereafter, (i) directly or indirectly assist any business that is competitive with the other party’s business, (ii) solicit any person to leave employment with the other and (iii) solicit or encourage any customer to terminate or otherwise modify adversely its business relationship with the other.

In October 2013 we amended the Services Agreement.  Under the terms of the amendment to the Services Agreement, we will have the first right of refusal to purchase the Ortsbo platform and all its assets and operations for a period of two years; increasing its use of Ortsbo's technology for business to consumer social programs at a purchase price to be negotiated at the time we exercise our right. We also have a right to purchase a copy of the source code only applicable to Yappn programs for $2 Million USD which may be paid in cash or restricted shares of the Company's common stock at a per share price of $.15. As part of the enhancement agreement, we issued Ortsbo 1,666,667 shares of our restricted common stock, subject to all necessary approvals. On April 28, 2014, we exercised our right to purchase a copy of the source code for the Ortsbo property in exchange for 13,333,333 shares of restricted common stock for a value of $2,000,000.

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Competition

Our new business focus relating to and arising from the development of the Yappn assets is characterized by innovation, rapid change, and disruptive technologies.  We will face significant competition in every aspect of this business, including from companies that provide tools to facilitate the sharing of information, that enable marketers to display personalized advertising and that provide users with multi-language real-time translation of social media platforms.  We will compete with the following, many of whom have significantly greater resources than we do:

●	Companies that offer full-featured products that provide a similar range of communications and related capabilities that we provide. These offerings include, for example, Facebook, LinkedIn, Craigslist, Google+, which Google has integrated with certain of its products, including search and Android, as well as other, largely regional, social networks that have strong positions in particular countries, such as Mixi in Japan and vKontakte and Odnoklassniki in Russia.

●	Companies that provide web- and mobile-based information and entertainment products and services that are designed to engage users.

●	Companies that offer platforms for game developers to reach broad audiences with free-to-play games including Facebook and Apple's iOS and Google's Android mobile platforms.

●	Traditional and online businesses that offer corporate sponsorship opportunities and provide media for marketers to reach their audiences and/or develop tools and systems for managing and optimizing advertising campaigns.

We anticipate that we will compete to attract, engage, and retain users, to attract and retain marketers, to attract and retain corporate sponsorship opportunities, and to attract and retain highly talented individuals, especially software engineers, designers, and product managers.  As we introduce new features to the Yappn platform, as the platform evolves, or as other companies introduce new platforms and new features to their existing platforms, we may become subject to additional competition. We believe that our ability to quickly adapt to a changing marketplace, and our experienced management team, will enable us to compete effectively in the market.  Further, we believe that our focus on encouraging user engagement based on topics and interests, rather than on “friends” or connections, will differentiate us from much of the competition.

Intellectual Property

We own (i) the yappn.com domain name and (ii) the Yappn name and all trademarks, service marks, trade dress and copyrights associated with the Yappn name, logo and graphic art.  We may prepare several patent filings in the future. Upon payment of the applicable fees pursuant to the Services Agreement, we will become the exclusive owner of copyright in the literary works or other works of authorship delivered by Ortsbo to us as part of the Services provided under the Services Agreement (the “Deliverables”).  All such rights shall not be subject to rescission upon termination of the Services Agreement.  Also as set forth in the Services Agreement, we shall grant to Ortsbo (i) a non-exclusive (subject to certain limitations) license to use the Deliverables for the sole purpose of developing its technology, (ii) a non-exclusive license to use, solely in connection with the provision of the Services, any intellectual property owned or developed by us or on our behalf and necessary to enable Ortsbo to provide the Services and (iii) a license to use intellectual property obtained by us from third parties and necessary to enable Ortsbo to provide the Services.  All such licenses shall expire upon termination of the Services Agreement.

On April 28, 2014, we purchased a copy of the source code for the Ortsbo property and all the rights associated with it.

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Marketing

We intend that the Yappn community will grow virally with users inviting their friends to connect with them, supported by internal efforts to stimulate user awareness and interest. In addition, we plan to invest in marketing its services to build its brand and user base around the world and to regularly host online events and conferences to engage with developers, marketers and online consumers.

Employees

As of November 7, 2014, we had three employees. In June 2014, we entered into an employment agreement with Mr. Lucatch. Our Chief Financial Officer is not an employee but is retained as part of a related party service agreement.  We believe our employee relations to be good.   We, at this time, have a number of contracted service providers, some of which are related parties.

Government Regulation

We are subject to a number of U.S. federal and state, and foreign laws and regulations that affect companies conducting business on the Internet, many of which are still evolving and being tested in courts, and could be interpreted in ways that could harm our business. These may involve user privacy, rights of publicity, data protection, content, intellectual property, distribution, electronic contracts and other communications, competition, protection of minors, consumer protection, taxation and online payment services. In particular, we are subject to federal, state, and foreign laws regarding privacy and protection of user data. Foreign data protection, privacy, and other laws and regulations are often more restrictive than those in the United States. U.S. federal and state and foreign laws and regulations are constantly evolving and can be subject to significant change. In addition, the application and interpretation of these laws and regulations are often uncertain, particularly in the new and rapidly-evolving industry in which we operate. There are also a number of legislative proposals pending before the U.S. Congress, various state legislative bodies, and foreign governments concerning data protection which could affect us.  For example, a revision to the 1995 European Union Data Protection Directive is currently being considered by legislative bodies that may include more stringent operational requirements for data processors and significant penalties for non-compliance.

PROPERTIES

We do not own or any real property at this time. We presently utilize office space in New York, New York on a month to month basis and any fees are nominal and absorbed by IMI with no repayment obligation.

LEGAL PROCEEDINGS

We are subject from time to time to litigation, claims and suits arising in the ordinary course of business. As of the date of this prospectus, we were not a party to any material litigation, claim or suit whose outcome could have a material effect on our audited consolidated financial statements.

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock commenced quotation on the OTC Bulletin Board (the “OTCBB”) under the trading symbol “PSKC” on October 1, 2012. There was no active trading market for our common stock prior to that. Effective March 8, 2013, our common stock was quoted under the symbol “YPPN.” on the OTCBB.

The following table sets forth for the periods indicated the range of high and low bid quotations per share as reported by the OTCBB. These quotations represent inter-dealer prices, without retail markups, markdowns or commissions and may not necessarily represent actual transactions.  All market prices reflect the effect of a stock dividend.

	High	Low
Quarter Ended	($)	($)
August 29, 2014	$0.20	$0.10
May 31, 2014	$0.25	$0.05
February 28, 2014	$0.08	$0.04
November 30, 2014	$0.12	$0.05
August 31, 2014	$0.95	$0.10

May 31, 2013	$0.75	$0.30
February 28, 2013	$0	$0
November 30, 2012 (from October 1, 2012)	$0	$0

On November 7, 2014, the high and low prices of our common stock as reported on the OTCBB were $0.043 and $0.0451 respectively.

Holders

On November 7, 2014, we had approximately 11 shareholders of record of our common stock, which does not include shareholders whose shares are held in street or nominee names.

Preferred Stock

As of November 7, 2014, we have 2,010,000 shares of Series A Convertible Preferred Stock outstanding which are convertible into 2,010,000 shares of common stock.

Warrants

The following table is a summary of warrants outstanding as of November 7, 2014:

	Shares Issuable Under Warrants	Exercise Price	Expiration

Issued on March 28, 2013	4,010,000	$0.10	March 28, 2018
Issued on May 31, 2013	3,700,000	$0.054	May 31, 2018
Issued on June 7, 2013	1,650,000	$0.054	June 7, 2018
Issued on November 15, 2013	120,000	$0.10	November 15, 2018
Issued Series A warrants on January 29, 2014	3,950,000	$0.10	January 29, 2019
Issued Series B warrants on January 29, 2014	3,950,000	$0.20	January 29, 2019
Issued Series A warrants on February 27, 2014	3,050,000	$0.10	February 27, 2019
Issued Series B warrants on February 27, 2014	3,050,000	$0.20	February 27, 2019
Issued Series A warrants on April 1, 2014	4,690,000	$0.10	April 1, 2019
Issued Series B warrants on April 1, 2014	4,690,000	$0.20	April 1, 2019
Issued to Lender – Line of Credit	8,000,000	$0.10	April 7, 2019
Issued Series C warrants on April 23, 2014	333,333	$0.22	April 23, 2019
Issued Series C warrants on May 30, 2014	6,666,667	$0.22	May 30, 2019
Issued Series C warrants on June 27, 2014	1,666,666	$0.22	June 27, 2019
Issued Series C warrants on September 2,2014	833,000	$0.22	September 2, 2019
Issued Series D warrants on October 6, 2014	333,333	$0.22	October 6, 2019
Issued warrants to Consultants on October 6, 2014	3,300,000	$0.15	May 30, 2019
	53,993,332

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Recent Sales of Unregistered Securities

During the period covered by this report, we have issued unregistered securities to the persons as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 3(a)(9) or Section 4(2) thereof and/or Regulation D promulgated thereunder. All recipients had adequate access to information about us.

On January 29, 2014, February 27, 2014, and April 1, 2014 the Company issued 395, 305 and 469 Units for $395,000, $305,000, and $469,000 respectively, to accredited investors under subscription agreements. The Units, as defined in the subscription agreements, consist of (i) one unsecured 6% convertible promissory note, $1,000 par value, convertible into shares of the Company’s common stock; (ii) a warrant entitling the holder thereof to purchase 10,000 share of common stock (individually Series A Warrant) at an exercise price of $0.15; and, (iii) a warrant entitling the holder thereof to purchase 10,000 share of common stock (individually Series B Warrant) at an exercise price of $0.20. The purchase price for each unit is $1,000 and resulted in a funding total of $1,069,000 in cash and the retirement of $100,000 debt obligation to a private individual.

The Notes mature 24 months from the issuance date and have an interest rate of 6% per annum payable in arrears on the earlier of a default date or the maturity date. The notes may be converted at any time after the original issuance date at the election of their holders to convert all or part of the outstanding and unpaid principal amount and accrued interest at a conversion price of $0.10 with price protections provisions for twelve months from issuance. Under the subscription agreement, the Company has granted price protections provisions that provide the holder of Series A warrants with a potential increase in the amount of common stock exchanged or a reduction in the exercise price of the instruments should the Company subsequently issue stock or securities convertible into common stock at a price lower than the stated exercise price of $0.15 for a period of twelve months from issuance. The Company determined the warrants issued to the Line of Credit lenders qualified as a breach of this covenant, therefore all Series A warrants were re-priced to a $0.10 exercise price with the adjustment reflected as a change in the fair value. Any amount of principal or interest which is not paid when due, shall bear interest at the rate of 16% per annum from the date it is due.

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On April 23, 2014 the Company authorized and issued 50 Units for $50,000 to a private investor. The Units, as defined in the subscription agreement, consist of (i) one unsecured 6% convertible debentures, $1,000 par value convertible into shares of the Company’s common stock at a conversion price of $0.15 with a price protection clause on any conversion feature issued after the issuance date that mature on April 23, 2016; and (ii) a warrant entitling the holder thereof to purchase 333,333 shares of common stock (Series C Warrant) at a purchase price of $0.22 per share that expires on April 23, 2019.

On May 30, 2014 the Company authorized and issued 1,000 Units for $1,000,000 to Array Capital Corporation. The Units, as defined in the subscription agreement, consist of (i) one unsecured 6% convertible debentures, $1,000 par value convertible into shares of the Company’s common stock at a conversion price of $0.15 with a price protection clause on any conversion feature issued after the issuance date that matures on May 30, 2016; and (ii) a warrant entitling the holder thereof to purchase 6,666,667 shares of common stock (Series C Warrant) at a purchase price of $0.22 per share that expires on May 30, 2019.

On April 23, 2014, May 30, 2014, June 27, 2014 and September 2, 2014, the Company authorized and issued Series C warrants to acquire 333,333, 6,666,667, 1,166,666 and 1,666,666 shares of common stock, respectively, to accredited investors with unsecured 6% convertible debentures as part of a defined Unit under the subscription agreements for those respective dates. The Series C warrants entitle the holder thereof to purchase shares of common stock at a purchase price of $0.22 per share and have a five year life. The Series C warrants do not provide any price protection provisions and therefore are treated as equity instruments at the commitment date and thereafter.

 On October 6, 2014, the Company authorized and issued Series D warrants to acquire an aggregate of 333,333 shares of common stock to an accredited investor with unsecured 6% convertible debentures as part of a defined Unit under the subscription agreements for those respective dates. The Series D warrants entitle the holder thereof to purchase shares of common stock at a purchase price of $0.22 per share and have a five year life. The Series D warrants do not provide any price protection provisions and therefore are treated as equity instruments at the commitment date and thereafter.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis contains various “forward looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding future events or the future financial performance of the Company that involve risks and uncertainties. Certain statements included in this Prospectus, including, without limitation, statements related to anticipated cash flow sources and uses, and words including but not limited to “anticipates”, “believes”, “plans”, “expects”, “future” and similar statements or expressions, identify forward looking statements. Any forward-looking statements herein are subject to certain risks and uncertainties in the Company’s business, including but not limited to, reliance on key customers and competition in its markets, market demand, product performance, technological developments, maintenance of relationships with key suppliers, difficulties of hiring or retaining key personnel and any changes in current accounting rules, all of which may be beyond the control of the Company. The Company adopted at management’s discretion, the most conservative recognition of revenue based on the most astringent guidelines of the SEC in terms of recognition of software licenses and recurring revenue. Management will elect additional changes to revenue recognition to comply with the most conservative SEC recognition on a forward going accrual basis as the model is replicated with other similar markets (i.e. SBDC). The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth therein.

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Forward-looking statements involve risks, uncertainties and other factors, which may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. Factors and risks that could affect our results and achievements and cause them to materially differ from those contained in the forward-looking statements include those identified in the section titled “Risk Factors” herein, as well as other factors that we are currently unable to identify or quantify, but that may exist in the future.

In addition, the foregoing factors may affect generally our business, results of operations and financial position. Forward-looking statements speak only as of the date the statement was made. We do not undertake and specifically decline any obligation to update any forward-looking statements. Our consolidated financial statements are stated in United States dollars and are prepared in accordance with United States generally accepted accounting principles. The following discussion should be read in conjunction with our consolidated financial statements and the related notes that appear elsewhere in this prospectus.

The following discussion and analysis of our results of operations and financial condition should be read in conjunction with (i) audited consolidated financial statements for the fiscal year ended May 31, 2014 and 2013 and the periods from November 3, 2010 (inception) to May 31, 2014 and the notes thereto and (ii) the section entitled “Business”, included elsewhere in this report. Our consolidated financial statements are prepared in accordance with U.S. GAAP and (iii) our unaudited consolidated financial statements for the quarter ended August 31, 2014 and 2013 . All references to dollar amounts in this section are in U.S. dollars unless expressly stated otherwise.

Overview

We were originally incorporated under the laws of the State of Delaware on November 3, 2010 under the name of “Plesk Corp.”  Our initial business plan was to import consumer electronics, home appliances and plastic house wares. In March 2013, we changed our name to YAPPN Corp. and entered into an asset purchase agreement to acquire a prospective social media platform. We have abandoned our original business plan and operate a social media platform that will host multi-language conversations based on different topics, such as interests, brands, and activities, in an environment that incentivizes user engagement through rewards and other gamification features. The social media platform include the Yappn chat platform, Yappn tool set and FotoYapp, each in different states of development and commercialization.

For the years ended May 31, 2014 and 2013, we had revenues of $37,135 and $0, respectively.  The lack of operating revenue together with the costs we incurred for development of our business and products resulted in net losses and comprehensive losses of $2,641,473 and $7,441,637 for the years ended May 31, 2014 and 2013, respectively.  For the year ended May 31, 2014, we had assets totaling $992,002, liabilities totaling $7,046,301 and a stockholders’ deficit of $10,138,108. For the year ended May 31, 2013, we had assets totaling $307,595, liabilities totaling $7,729,233 and a stockholders’ deficit of $7,421,638.

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Critical Accounting Policies

General

The consolidated financial statements and notes included in our quarterly and annual financial statements contain information that is pertinent to this management's discussion and analysis. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of our assets and liabilities, and affect the disclosure of any contingent assets and liabilities. We believe these accounting policies involve judgment due to the sensitivity of the methods, assumptions, and estimates necessary in determining the related asset and liability amounts. The significant accounting policies are described in the notes to our financial statements and notes included elsewhere in this Form 10-K.

Fair Value of Financial Instruments

The Company estimates the fair value of financial instruments using the available market information and valuation methods. Considerable judgment is required in estimating fair value. Accordingly, the estimates of fair value may not be indicative of the amounts the Company could realize in a current market exchange.

The Company follows FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. US GAAP establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy are described below:

Level 1 - Quoted prices in active markets for identical assets or liabilities;

Level 2 - Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

Level 3 - Unobservable inputs that are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument. The warrants and the convertible promissory notes and debentures are classified as Level 2 financial liabilities.

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Fair Value of Preferred Stock and Warrants Derivative Instruments

The Company entered into subscription agreements whereby it sold Units consisting of one share of Series A Convertible Preferred Stock and one warrant to purchase one share of the Company’s common stock. Both the preferred stock and the warrant initially had price protection provisions and when such provisions are present, the instruments are treated as liabilities rather than as equity instruments resulting from the variability caused by the favorable terms to the holders. The Series A Preferred Stock and the five year warrants provide the holder with full anti-dilution ratchet provisions that provide the holder with a potential increase in the amount of common stock exchanged or a reduction in the exercise price of the instruments should the Company subsequently issue stock or securities convertible into common stock at a price lower than the stated exercise price. The Company also issued other five year warrants as part of a subscription agreements that included convertible promissory notes, debentures and line of credit, some of which have similar price protection provisions that expire after twelve months. Upon expiration of the price protection, the instruments will be treated as an equity instrument. The Series A Preferred Stock ratchet provisions end after twelve months and as such any unconverted preferred shares are no longer treated as a liability, but as an equity instrument.

When applicable, the instruments are measured at fair value using a binomial lattice valuation methodology and are included in the consolidated balance sheets as derivative liabilities. Both unrealized and realized gains and losses related to the derivatives are recorded based on the changes in the fair values and are reflected as a financing expenses on the consolidated statements of operations and comprehensive income (loss).

Hybrid Financial Instruments

For certain hybrid financial instruments, the Company elected to apply the fair value option to account for these instruments. The Company made an irrevocable election to measure such hybrid financial instruments at fair value in their entirety, with changes in fair value recognized in earnings at each balance sheet date. The election may be made on an instrument by instrument basis.

Fair Value of Convertible Notes

The Company has issued convertible notes that are convertible into common stock, at the option of the holder, at conversion prices based on the trading price per share over a period of time. As a result of the variability in the amount of common stock to be issued, these instruments are reflected at fair value. These instruments are measured at the greater of the present value of the note discounted at market rates and the value using a binomial lattice valuation methodology and are included in the consolidated balance sheets under the caption “convertible notes at fair value”. Any unrealized and realized gains and losses related to the convertible notes are recorded based on the changes in the fair values and are reflected as financing expenses on the consolidated statements of operations and comprehensive loss.

Estimates

The consolidated financial statements are prepared on the basis of accounting principles generally accepted in the United States. The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements, and revenues and expenses for the periods from November 3, 2010 (inception) through May 31, 2014.

The Company’s significant estimates include the fair value of financial instruments including the underlying assumptions to estimate the fair value of derivative financial instruments and convertible notes and the valuation allowance of deferred tax assets.

Management regularly reviews its estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews, if deemed appropriate, those estimates are adjusted accordingly.

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These significant accounting estimates bear the risk of change due to the fact that there are uncertainties attached to those estimates and certain estimates are difficult to measure or value.

 RESULTS OF OPERATIONS

For the Years ended May 31, 2014 and 2013

Revenues

We generated revenues of $37,135 and $0, for the years ended May 31, 2014 and 2013, respectively. The lack of revenues reflect the fact that our social media platform and related products have not been fully commercialized. The revenues recognized were to only a few clients and were short term in nature.

Cost of revenue

We incurred costs of revenue of $26,155 and $0, for the years ended May 31, 2014 and 2013, respectively. These costs were directly attributable to the revenues generated and resulted in a gross profit of $10,980 and $0, for the years ended May 31, 2014 and 2013, respectively.

Total operating expenses

During the years ended May 31, 2014 and May 31, 2013, total operating expenses were $4,090,835 and $584,353, respectively.

For the year ended May 31, 2014 the operating expenses consisted primarily of marketing expense of $585,272, research and development expenses of $1,375,112, general and administrative expenses of $1,332,000, legal and professional fees of $355,518, and consulting fees of $442,933. For the comparable year ended May 31, 2013, the operating expenses consisted of marketing expenses of $15,465, research and development expenses of $197,275, general and administrative expenses of $138,690, legal and professional fees of $112,221 and consulting fees of $120,221.

In 2013, we changed our business plan in our fiscal fourth quarter. Prior to that quarter, expenses were incurred supporting an electronics business that was not successful. Beginning in the fiscal fourth quarter of our year ending May 31, 2013, with the change in strategy, we incurred expenses that related to developing our multi-language platform. Our operating expenses have increased in 2014 in comparison to the fiscal year 2013 as we have continued the course started in the fourth quarter of 2013 to develop and market our social media platform and related products.

Research and development expenses incurred to develop both the software and the website increased by $1,177,837 from the year ended May 31, 2013 and have averaged approximately $350,000 per quarter for the year ended May 31, 2014. These research and development expenses are primarily for fees to technology consultants from Intermedia and Ortsbo.  As the social media platform and products become commercialized we expect the costs of research and development to decrease, but would expect maintenance costs on the social media platform to increase. The research and development costs consisted of developmental services provided by Intertainment Media, Inc. of $947,108 and external consultants fees of $625,279.

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Other operating expenses also increased and the costs for the year ended May 31, 2014 are more indicative of the normal annual run rate expected. General and administrative expenses totaled $1,332,000, an increase of $1,204,503 from the prior year. General and administrative expenses include fees for CEO and CFO services, administrative services for accounting and finance, outside consulting costs for business development, costs for investor relations and general business needs and averaged approximately $325,000 per quarter. These costs have grown as we have worked to develop a customer base and meet the needs of investors to finance our operation. Many of the fees of the firms providing these services were paid with common stock. Professional fees increased by $243,297 from the prior year and were incurred primarily by the use of legal counsel related to financing arrangements for debt and equity during the year.  These costs also include accounting and auditing fees. We expect our legal expenses to vary from period to period based upon our corporate needs. Consulting fees increased by $322,712 and were primarily consulting service costs for third party consultants. We have used a number of different outside firms to provide strategic position of our products, markets and customer introductions. Many of the fees of the firms providing these services were paid with common stock.

Total other expenses

Other (income) expenses totaled $(1,438,382) and $6,857,284, for the years ended May 31, 2014 and May 31, 2013, respectively. The change of $8,295,666 is primarily due to the change in the fair value of derivative financial instruments. Many of our financing instruments are either convertible into our common stock or have provisions that provide an option to convert into our common stock. For accounting purposes we are required to value such instruments at fair value which can fluctuate as the market price of our common stock fluctuates.

During the year ended May 31, 2014, total other (income) of $1,438,382 consisted of interest expense of $110,611, financing expenses related to private placement of convertible notes and debentures, preferred stock and warrants that are considered derivative liabilities totaling $4,737,726, a gain resulting from the change in fair value of the derivative liabilities and convertible notes of $6,318,613 and other miscellaneous expense of $31,894.

During the year ended May 31, 2013, total other expenses of $6,857,284 consisted of interest expense of $1,000, financing expenses paid for private placement assistance totaling cash paid of $34,036 and amount accrued for warrants to be issued of $63,108, financing expenses on the issuance of derivative liabilities of $6,364,556 and a change in fair value of the derivative liabilities of $394,584.

Our other expenses have increased in 2014 related to the costs of our financial instruments and raising capital offset by gains resulting from revaluation of our derivative liabilities and convertible notes. Interest expense on our notes payable totaled $110,611, which is an increase of $109,661 from the prior year when we minimal interest bearing debt. During the years ended May 31, 2014 and May 31, 2013, we raised $3,860,093 and $771,000, respectively, in cash from short term notes payable, line of credit, convertible notes and debentures and preferred stock through normal channels and private placements. For accounting purposes, since certain financial instruments had convertible provisions and in some cases provisions that protect the holder by including full ratchet anti-dilution measures, they are treated as derivatives liabilities and are valued using a binomial lattice fair value model upon inception and adjusted accordingly to market at the close of the period.  The financing expense associated with the capital raises were $4,737,726 and $6,461,700, for the years ended May 31, 2014 and May 31, 2013, respectively.

Our financing expenses of $6,461,700 for the year ended May 31, 2013 related to our raising capital by issuing 7,710,000 units of preferred stock and warrants for $771,000.  The financing expense resulted from calculating the fair value of the instruments using the binomial lattice model with a primary parameter being the market price of the common stock on the issuance date for the two tranches of $0.50 and $0.55. The same binomial lattice methodology was used for the year ending May 31, 2014 when we raised capital using various instruments, however the market price of our common stock ranged from $0.05 to $0.72 on the commitment dates for those instruments. For the year ended May 31, 2014, as the market price of the common stock declined and the fair value calculation resulted in gains from the changes of the fair value of the instruments. The changes in market value of our common stock coupled with the other parameters used in the binomial lattice model for all instruments marked to market, resulted in a gain of $6,318,613 for the year ended May 31, 2014 versus a loss of $394,584, a change of $6,713,197.

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 Net loss and comprehensive loss

During the year ended May 31, 2014 and 2013, we had a net loss and comprehensive loss of $2,641,473 and $7,441,637, respectively.

For the Period from November 3, 2010 (inception) to May 31, 2014

Revenues

We had $43,051 of revenues for the period from November 3, 2010 (inception) through May 31, 2014. The lack of revenues reflect the fact that our social media platform and related products have not been fully commercialized. The revenues recognized were to only a few clients and were short term in nature.

Cost of revenue

We incurred costs of revenue of $29,278 for the period from November 3, 2010 (inception) through May 31, 2014. These costs were directly attributable to the revenues generated and resulted in a gross profit of $13,773 for the period.

Total operating expenses

During the period from November 3, 2010 (inception) through May 31, 2014, total operating expenses were $4,732,981, resulting in a loss from operations of $4,719,208. The operating expenses consisted of marketing of $601,160, research and development expenses of $1,572,387, general and administrative expenses of $1,476,811, professional fees of $457,920, and consulting fees of $624,703.

In 2013, we changed our business plan in our fiscal fourth quarter. Prior to that quarter, expenses were incurred supporting an electronics business that was not successful. Our operating expenses have increased in 2014 as we continued developing our multi-language platform and website.

Research and development expenses are for consulting fees of technology consultants incurred to develop both the software and the website and have totaled $1,572,387 from inception. All of our research and development costs have been incurred since the fourth quarter of the 2013 fiscal year. These research and development expenses are primarily for fees to technology consultants from Intertainment Media and Ortsbo.  As the social media platform and products become commercialized we expect the costs of research and development to decrease, but would expect maintenance costs on the social media platform to increase.

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General and administrative expenses totaled $1,476,811 since inception. These expenses are primarily fees for CEO and CFO services, administrative services for accounting and finance, outside consulting costs for business development, costs for investor relations and general business needs and averaged approximately $325,000 per quarter. These costs have grown as we have worked to develop a customer base and meet the needs of investors to finance our operation. The fees for CEO and CFO services and administrative services for accounting and general business needs are primarily being provided by our parent, Intertainment Media, Inc. Many of the fees of the firms providing these services were paid with common stock. Professional fees totaled $457,920 since inception and were incurred primarily for use of legal counsel related to financing arrangements for preferred stock, convertible promissory notes and warrants and for accounting and auditing services. We expect our professional fees to vary from period to period based upon our corporate needs. Consulting fees of $624,703 were incurred primarily for consulting service costs for third party consultants. We have used a number of different outside firms to provide strategic position of our products, markets and customer introductions. Many of the fees of the firms providing these services were paid with common stock.

Total other expenses

During the period from November 3, 2010 (inception) though May 31, 2014, total other expenses were $5,418,900.  The other expenses consisted of interest expense of $111,611, financing expenses paid for issuance of short term loans, convertible notes, preferred stock and warrants of $11,193,427 offset by a gain from the change in fair value of the derivative liabilities and convertible notes of $5,924,029 and miscellaneous expense of $31,891.

The majority of our other expenses relate to the costs of our financing arrangements and the changes in the fair values of those financial instruments used. Aside from those items we incurred interest expenses on our short term debt and notes of $111,611 and miscellaneous expense of $31,891 from inception.

Our financing expense since inception totaled $11,193,427. Since inception we have raised $4,666,819 from the issuance of short term loans, convertible notes, line of credit, preferred stock and warrants through normal channels and private placements. For accounting purposes, since certain financial instruments had convertible provisions and in some cases, provisions that protect the holder by including full ratchet anti-dilution measures, they are treated as derivatives liabilities and are valued using a fair value model upon inception and adjusted accordingly to market at the close of the period. The financing expense resulted from calculating the fair value of the instruments using the binomial lattice model with a primary parameter being the market price of the common stock on the issuance date which ranged from $0.05 to $0.72 over this time period.

Our financial instruments are marked to market at the end of every reporting period and the change in fair value is recorded as other expense. From inception we have recognized a gain of $5,924,029 from marking the financial instruments to market. The gains resulting from the change in fair value of derivative liabilities and convertible notes primarily occurred in the year ended May 31, 2014, as the market price of our common stock fluctuated. Those changes in market price of our common stock coupled with the other parameters used in the binomial lattice model, resulted in a gain.

Net loss and comprehensive loss

During the period from November 3, 2010 (inception) through May 31, 2014, we had a net loss and comprehensive loss of $10,138,108.

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Liquidity and Capital Resources

As of May 31, 2014, we had a cash balance of $988,692, which is an increase of $771,655 from the ending cash balance of $217,037 as of May 31, 2013. We do not have sufficient funds to fund our expenses over the next twelve months. There can be no assurance that additional capital will be available to us. Since we have no other financial arrangements or plans currently in effect, our inability to raise funds for the above purposes will have a severe negative impact on our ability to remain a viable going concern.

To fund our operations during the year ended May 31, 2014, we have issued convertible preferred stock, short term notes, convertible debt instruments and warrants under various subscription private placements to accredited investors for total cash receipts of $3,860,093. We have used this financing for funding operations and replacing short term high cost debt instruments with lower cost longer term financial instruments where the economics made sense.

We estimate we will need additional capital to cover our ongoing expenses and to successfully market our product offerings. This is only an estimate and may change as we receive feedback from customers and have a better understanding of the demand for our application and the ability to generate revenues from our new products. Both of these factors may change and we may not be able to raise the necessary capital and if we are able to, that it may not be at favorable rates.

Going Concern Consideration

We incurred net losses and comprehensive losses totaling $10,138,108 for the period from November 3, 2010 (inception) through May 31, 2014. At May 31, 2014 we had total assets of $992,002 and liabilities totaling $7,046,301 and a working capital deficit of $1,116,688. These factors raise substantial doubt as to our ability to continue as a going concern. Our independent auditors have included an explanatory paragraph, specifically Footnote 2, in their audit report on our financial statements for the fiscal year ended May 31, 2014 regarding concerns about our ability to continue as a going concern.

Implementation of our business plan will require additional debt or equity financing and there can be no assurance that additional financing can be obtained on acceptable terms.  We are in the development stage, and have limited revenues to cover our operating costs. As such, we have incurred an operating loss since inception. Our ability to continue as a going concern is dependent on its ability to raise adequate capital to fund operating losses until we are able to engage in profitable business operations. This and other factors raise substantial doubt about our ability to continue as a going concern. Our continuation as a going concern is dependent on our ability to meet our obligations, to obtain additional financing as may be required and ultimately to attain profitability. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

 RESULTS OF OPERATIONS

For the Quarters ended August 31, 2014 and 2013

RESULTS OF OPERATIONS

Revenues

We are in the process of developing and launching our multi-language platform.  We had revenues of $nil and $5,760 for the three months ended August 31, 2014 and August 31, 2013, respectively. Comparative period revenues resulted from services provided for a single customer event prior to launch of the platform. Our management is focusing on developing relationships with commercial partners and influencers, which has delayed revenue realization in recent quarters.

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Cost of revenue

We incurred costs of revenue of $nil and $3,543, for the three months ended August 31, 2014 and 2013, respectively. These costs were directly attributable to the revenues generated in the comparative period and resulted in a gross profit of $nil and $2,217, for the three months ended August 31, 2014 and 2013, respectively.

Total operating expenses

During the three months ended August 31, 2014 and 2013, total operating expenses were 1,590,372 and $1,058,675, respectively.

For the three months ended August 31, 2014, the operating expenses consisted of marketing expense of $283,434, research and development expenses of $320,977, general and administrative expenses of $320,177, legal and professional fees of $36,877 and consulting fees of $104,500. For the comparable three months ended August 31, 2013, total operating expenses were $1,058,675.  The operating expenses consisted of marketing expenses of $122,774, research and development expenses of $338,176, general and administrative expenses of $194,621, legal and professional fees of $105,835 and consulting fees of $297,269.

All of our research and development costs have been incurred since the fourth quarter of the 2013 fiscal year. These research and development expenses are primarily for fees to technology consultants from Intertainment Media and Ortsbo.  As the social media platform and products become commercialized we expect the costs of research and development to decrease, but would expect maintenance costs on the social media platform to increase.

General and administrative expenses include and CFO and VP corporate securities services, administrative services for accounting and finance, outside consulting costs for business development, costs for investor relations and general business needs and averaged approximately $325,000 per quarter. These costs have grown as we have worked to develop a customer base and meet the needs of investors to finance our operation. The fees for CFO services, VP corporate securities and other finance related services for accounting and general business needs are primarily being provided by our parent, Intertainment Media, Inc. Many of the fees of the firms providing these services were paid with common stock. The Company has made some direct hires over the comparative period which has increased the overall costs as well. Legal fees and Professional fees were incurred primarily for use of legal counsel related to financing arrangements for preferred stock, convertible promissory notes and warrants and for accounting and auditing services. We expect our professional fees to vary from period to period based upon our corporate needs. Consulting fees incurred primarily for consulting service costs for third party consultants. We have used a number of different outside firms to provide strategic position of our products, markets and customer introductions. Many of the fees of the firms providing these services were paid with common stock.

Total other income and expenses

Other (income) expenses totaled $(863,361) and $(6,226,693), for the three months ended August 31, 2014 and August 31, 2013, respectively. The change of $(5,363,332) is primarily due to the change in the fair value of derivative financial instruments. Many of our financing instruments are either convertible into our common stock or have provisions that provide an option to convert into our common stock. For accounting purposes we are required to value such instruments at fair value which can fluctuate as the market price of our common stock fluctuates.

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During the three months ended August 31, 2014, total other (income) consisted of interest expense of $63,900, financing expenses related to convertible debentures, and warrants that are considered derivative liabilities totaling $4,167, a gain resulting from the change in fair value of the derivative liabilities and convertible notes of $(945,065) and other miscellaneous expense of $13,637.

During the three months ended August 31, 2013, total other income and expenses resulted in income of $(6,226,693).  The other expenses consisted of interest expense of $7,846 and financing expenses on the issuance of derivative liabilities of $1,957,530. The financing expenses consisted of a financing cost of $2,007,390 related to the issuance of the preferred stock and warrants on June 7, 2013, offset by an adjustment to reduce the value of the amount accrued for warrants to be issued of $49,860. Other income consisted of the decrease in the fair value of the derivative liabilities resulting in income of $8,181,735 and miscellaneous other income of $10,334.

The financing expenses related to the issuance of derivative liabilities increased for the three months ended August 31, 2013 related to our raising capital by issuing 1,650,000 units of preferred stock and warrants.  For accounting purposes, since these instruments protect the holder by including full ratchet anti-dilution measures, they are treated as derivatives liabilities and are valued using a binomial fair value model upon inception and adjusted accordingly to market at the close of the period.  The accounting for the derivative liabilities are recorded as a financing expense on the Statements of Operations and Comprehensive Income.

As of August 31, 2013 we adjusted the fair value of the derivatives instruments related to the sale of 9,360,000 units of preferred stock and warrants previously issued. The market price of the common shares declined from a May 31, 2013 share price of $0.55 to an August 31, 2013 share price of $0.12. As a result of the revaluation of the derivative instruments on August 31, 2013, the related derivative liabilities were reduced, resulting in other income of $8,181,735 for the three months ended August 31, 2013.

During the three month period ended August 31, 2014 and year ended May 31, 2014, we raised $678,830 and $3,860,093, respectively, in cash from short term notes payable, line of credit, convertible notes and debentures and preferred stock through normal channels and private placements. For accounting purposes, since certain financial instruments had convertible provisions and in some cases provisions that protect the holder by including full ratchet anti-dilution measures, they are treated as derivatives liabilities and are valued using a binomial lattice fair value model upon inception and adjusted accordingly to market at the close of the period.  The financing expense associated with the capital raises were $4,167 and $1,957,530, for the three month period ended August 31, 2014 and August 31, 2013, respectively. There were less derivative financings raised in the quarter ending August 31, 2014 than the comparative period, instead the Company made more use of bridge loans and the line of credit arrangement.

For the three month period ended August 31, 2014, the gain from fair value adjustment largely relates to the passage of time where value naturally erodes, as well as the moderate decreases in the Company’s stock price. In the comparative period, there was a significant decline in the market price compared to those prices that were in effect at the time of the original issuance of these convertible instruments and warrants from Fiscal 2013. The changes in market value of our common stock coupled with the other parameters used in the binomial lattice model for all instruments marked to market, resulted in a gain of $945,065 for the three month period ended August 31, 2014 in contrast to a larger gain of $8,181,735 for the three month period ended August 31, 2013, a change of $7,236,670.

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Net income (loss) and comprehensive income (loss)

During the three months ended August 31, 2014 and 2013, we had net loss and comprehensive loss of $727,011 and net income and comprehensive income of $5,170,235, respectively.

Liquidity and Capital Resources

As of August 31, 2014, we had a cash balance of $45,303, which is a decrease of $943,389 from the ending cash balance of $988,692 as of May 31, 2014. We do not have sufficient funds to fund our expenses over the next twelve months. There can be no assurance that additional capital will be available to us. Since we have no other financial arrangements or plans currently in effect, our inability to raise funds for the above purposes will have a severe negative impact on our ability to remain a viable going concern.

To fund our operations we have issued convertible preferred stock, short term notes, convertible debt instruments and warrants under various subscription private placements to accredited investors for gross cash receipts of $678,380 and $3,860,093 for the three months ended August 31, 2014 and the year ended May 31, 2014. We have used this financing for funding operations and replacing short term high cost debt instruments with lower cost longer term financial instruments where the economics made sense.

We estimate we will need additional capital to cover our ongoing expenses and to successfully market our product offerings. This is only an estimate and may change as we receive feedback from customers and have a better understanding of the demand for our application and the ability to generate revenues from our new products. Both of these factors may change and we may not be able to raise the necessary capital and if we are able to, that it may not be at favorable rates.

Going Concern Consideration

We incurred net losses and comprehensive losses resulting in a deficit of $10,865,119 through August 31, 2014. At August 31, 2014 we had total assets of $283,919 and liabilities totaling $5,785,681 and a working capital deficit of $2,011,869. These factors raise substantial doubt as to our ability to continue as a going concern.

Implementation of our business plan will require additional debt or equity financing and there can be no assurance that additional financing can be obtained on acceptable terms.  We are in the development stage, and have limited revenues to cover our operating costs. As such, we have incurred an operating loss since inception. Our ability to continue as a going concern is dependent on its ability to raise adequate capital to fund operating losses until we are able to engage in profitable business operations. This and other factors raise substantial doubt about our ability to continue as a going concern. Our continuation as a going concern is dependent on our ability to meet our obligations, to obtain additional financing as may be required and ultimately to attain profitability. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

There can be no assurance that the raising of equity or debt will be successful or that the Company’s anticipated financing will be available in the future, at terms satisfactory to the Company. Failure to achieve the equity and financing at satisfactory terms and amounts could have a material adverse effect on the Company’s ability to continue as a going concern. If the Company cannot successfully raise additional capital and implement its strategic development plan, its liquidity, financial condition and business prospects will be materially and adversely affected, and the Company may have to cease operations.

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Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

DIRECTORS AND EXECUTIVE OFFICERS

All of our directors hold office until the next annual meeting of stockholders and until their successors have been elected and qualified or until their earlier resignation or removal unless his or her office is earlier vacated in accordance with our bylaws or he or she becomes disqualified to act as a director. Our officers shall hold office until the meeting of the Board of Directors following the next annual meeting of stockholders and until his successor has been elected and qualified or until his earlier resignation or removal.  The Board of Directors may remove any officer for cause or without cause.

Our executive officers and directors and their respective ages as of the date of this Annual Report are as follows:

Name	Age	Position Held

David Lucatch	52	Chief Executive Officer and Director

Craig McCannell	37	Chief Financial Officer

David Bercovitch	46	Chief Operating Officer

Marc Saltzman	43	Director

Neil Stiles	56	Director

Herb Willer	60	Chairman of the Board and Director

Steven Wayne Parsons	52	Director

The following is a brief account of the education and business experience of each director, executive officer and key employee during at least the past five years, indicating each person’s principal occupation during the period, and the name and principal business of the organization by which he or she was employed, and including other directorships held in reporting companies.

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David Lucatch, Chief Executive Officer and Director.  Mr. Lucatch, 52, has served as the Chief Executive Officer and director of Intertainment Media, Inc., a company listed on the TSX Venture Exchange, on the OTCQX and in Frankfurt, since 2006 and as its President from 2006 through 2011.  He has served as a director of Ortsbo, Inc., a wholly owned subsidiary of Intertainment Media, Inc., since 2010, as its President from 2010 through 2011 and as its Chief Executive Officer from 2010 through 2012.  He has served as a director of Ortsbo USA, Inc., a wholly owned subsidiary of Ortsbo Inc., since 2011.  Mr. Lucatch also currently serves as an officer and/or director of Alimor Ventures Inc. since 2000, as the President and a director of Alimor Consulting, Inc. since 2000, as the President and a director of Savers Plus Canada, Inc. since 2003, as a director of Poynt Corporation from 2011 to June 2012 and as a director of Silverbirch, Inc. from 2007 through 2008.  Mr. Lucatch was selected to serve on the board of directors due to his extensive experience with social media, his perspective as the creator of the Yappn concept and his perspective as the Chief Executive Officer and a director of our largest controlling stockholder.  Throughout his business career Mr. Lucatch has been an active supporter of a number of not for profit organizations and has been recognized internationally for his service and support.  Mr. Lucatch graduated in 1985 from the University of Toronto.  Mr. Lucatch continues to mentor at the University of Toronto and the Management Economics Student Association programs and various leadership programs.  In 2010 Mr. Lucatch was a recipient of an Arbour Award from the University of Toronto, recognizing his continued activities and contributions to the University of Toronto.  Mr. Lucatch is a member of the College of Electors of the University of Toronto and of the Ontario Securities Commission SME Committee.

Craig McCannell, Chief Financial Officer. Mr. McCannell, 37, has been the Chief Financial Officer of Intertainment Media, Inc. since July 3, 2013 and the Director of Finance of Intertainment Media, Inc. from January 2012 to July 2013.  Mr. McCannell served as an account executive for Robert Half Management Resources from April 2011 to September 2011 and the Senior Manager of Assurance for Ernst & Young LLP from September 1999 to August 2010.

David Bercovitch, Chief Operating Officer. Mr. Bercovitch, 46, was appointed as Chief Operating Officer of Yappn on February 18, 2014. From May, 2012 to May, 2013, Mr. David Bercovitch was Vice President and co-General Manager Canadian Operations of EPAM Systems. From September 1997 to May 2012, he was the Co-CEO and CFO of Thoughtcorp, a successful Computer Consulting business. Thoughtcorp, prior to its acquisition, was a highly profitable enterprise achieving an average annual growth rate of approximately 15% with over 120 staff members and annual sales of approximately $17M and offered a range of professional services, including custom application development, business intelligence, data warehousing, and Agile consulting. Prior to his positions at Thoughtcorp, Mr. Bercovitch had sales and management positions at Cognos, the Business Intelligence company acquired by IBM in 2008 and ACNielsen, spending 5 years selling and servicing, custom built data analytics tools to the Consumer Packaged Goods industry. Mr. Bercovitch holds a Bachelor of Commerce degree from McGill University where he graduated with distinction, and a Master of Business Administration from York University where he graduated with honors.

Marc Saltzman, Director.  Mr. Saltzman, 43, has reported on the technology industry since 1996 as a freelance journalist, author, lecturer, consultant, and radio and TV personality.  Along with his weekly syndicated columns with Gannett, the United States’ largest newspaper group, Mr. Saltzman currently contributes to USA Today, USA Today.com, Yahoo! (U.S. and Canada), CNN.com, MSN and AARP – The Magazine.  Mr. Saltzman writes and hosts “Gear Guide,” a technology-focused video that runs nationally across Canada at movie theaters before the film trailers start.  Mr. Saltzman was selected to serve on the board of directors due to his extensive knowledge of the technology industry, interactive entertainment and online/social media trends.

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Neil Stiles, Director. Mr. Stiles, 56, served as the President and publisher of Variety, Inc. from 2008 through 2012. In these positions, Mr. Stiles was responsible for the global business operations of the Variety franchise including Variety, Daily Variety, Daily Variety Gotham and Variety.com.  Additionally, he oversaw the publications Video Business, Tradeshow Week and 411 Publishing, and played a leading role in the management of MarketCast, a leading provider of marketing research for the film and television industries.  In late 2012 he executed the sale of the Variety Group.  Mr. Stiles has also served on the boards of directors of Randian LLC since 2011 and 2020 Capital LLC since 2011. Mr. Stiles has more than 30 years of experience in the magazine industry, beginning as a music industry journalist in the mid-1970s and moving into sales management positions throughout the 1980s.  Before joining the Variety team in 2008, Mr. Stiles played a large role in the management of sister company Reed Business Information-UK (“RBI”) as its board director.  As a director of RBI he oversaw a number of online initiatives including the acquisition of eMedia. Following the acquisition, Mr. Stiles served as the Chief Executive Officer of eMedia.   Mr. Stiles has served on the board of directors of LA’s BEST, one of the United States’ largest after school programs, and on the boards of BritWeek and BAFTA LA, and has served as the Chairman of BAFTA LA since 2011.  Mr. Stiles was selected to serve on the board of directors due to his extensive business experience and knowledge of the entertainment industry.

Herb Willer, Chairman. Mr. Willer, 60, has served as the Chairman of Intertainment Media, Inc. since 2012 and as a Director and Committee Chair since 2006.  He has served on the board of directors of Mill Street Brewery since 2003, Pitchpoint Solutions Inc. since 2007, and Healthcare 365 Inc. since 2010. Mr. Willer has served on the advisory board for the TSX Venture Exchange since 2012, as Chairman of the pension committee of the Princess Margaret Hospital in Toronto since 2008 and as a member of the investment committee of the University Health Network of Toronto.  Mr. Willer is a Canadian Chartered Accountant and is the President and founder of HMW Capital Inc., a Canadian Limited Market Dealer primarily focused on private equity investments. He has served as the President of HMW Capital Inc. since 2005. From 2003 to 2006, Mr. Willer was a partner of Kingsdale Capital, a brokerage firm, and prior to 2002 Mr. Willer was a global partner with Arthur Andersen and headed its entrepreneurial practice group in Ontario. Mr. Willer was selected to serve on the board of directors due to his extensive experience with emerging and growth companies and his perspective as the Chairman of our largest controlling stockholder.

Steven Wayne Parsons, Director. Mr. Parsons, 52, has 24 years of experience in the investment business and founded Parsons Financial Consulting, a consulting company focused on the technology and mining sectors, in 2010 and has served as its president since its inception.  Mr. Parsons served as President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer of the Company from March 19, 2013 to March 28, 2013. Mr. Parsons has served on the board of directors of American Paramount Gold Corp., a company listed on the OTC Pink, since 2010 and also served as its President, Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary in 2010.  Prior to joining American Paramount Gold Corp., Mr. Parsons was a senior investment manager at National Bank Financial from 2003 through 2009.  Mr. Parsons was selected as our director because of his experience in the financial and technology industries.

Family Relationships

There are currently no family relationships between any of the members of our board of directors or our executive officers.

Conflicts of Interest

Members of our management are associated with other firms involved in a range of business activities. Consequently, there are potential inherent conflicts of interest in their acting as officers and directors of our company. Although the officers and directors are engaged in other business activities, we anticipate they will devote an important amount of time to our affairs.

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We acquired the certain rights under a Services Agreement dated March 21, 2013 between Intertainment Media, Inc. (“IMI”(, its subsidiaries, and the Company upon the closing of an asset purchase agreement among the parties.. Mr. Lucatch, our Chief Executive Officer and a director, and Mr. Willer, our Chairman, are board members and the Chief Executive Officer and Chairman, respectively, of IMI, Ortsbo's controlling stockholder, which may cause a conflict of interest.  Furthermore, Mr. McCannell, who became our Chief Financial Officer on July 22, 2013, is the Chief Financial Officer of IMI.

Our officers and directors are now and may in the future become shareholders, officers or directors of other companies, which may be formed for the purpose of engaging in business activities similar to ours. Accordingly, additional direct conflicts of interest may arise in the future with respect to such individuals acting on behalf of us or other entities. Moreover, additional conflicts of interest may arise with respect to opportunities which come to the attention of such individuals in the performance of their duties or otherwise. Currently, we do not have a right of first refusal pertaining to opportunities that come to their attention and may relate to our business operations.

Our officers and directors are, so long as they are our officers or directors, subject to the restriction that all opportunities contemplated by our plan of operation which come to their attention, either in the performance of their duties or in any other manner, will be considered opportunities of, and be made available to us and the companies that they are affiliated with on an equal basis. A breach of this requirement will be a breach of the fiduciary duties of the officer or director. If we or the companies with which the officers and directors are affiliated both desire to take advantage of an opportunity, then said officers and directors would abstain from negotiating and voting upon the opportunity. However, all directors may still individually take advantage of opportunities if we should decline to do so. Except as set forth above, we have not adopted any other conflict of interest policy with respect to such transactions.

Involvement in Certain Legal Proceedings

None of the following events have occurred during the past ten years and are material to an evaluation of the ability or integrity of any director or officer of the Company:

1.	A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2.	Such person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	Such person was the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

a.	Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

58

b.	Engaging in any type of business practice; or

c.	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4.	Such person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (f)(3)(i) of this section, or to be associated with persons engaged in any such activity;

5.	Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.	Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.	Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

a.	Any Federal or State securities or commodities law or regulation; or

b.	Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

c.	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.	Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29)), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

59

Meetings and Committees of the Board of Directors

Our Board of Directors held 4 formal meetings during the year ended May 31, 2014.

The Board of Directors has a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The members of our Audit Committee are Steven Wayne Parsons, who serves as Chairperson of the Audit Committee, Herb Willer and Neil Stiles. Our Board of Directors has determined that Mr. Willer qualifies as a “financial expert” as that term is defined in the rules of the SEC implementing requirements of the SARBANES-OXLEY Act of 2002. The Audit Committee meets four (4) times per year.

The Board of Directors has a separately designated Compensation Committee.

The members of our Compensation Committee are Steven Wayne Parsons, who serves as Chairperson of the Compensation Committee, Neil Stiles and Marc Saltzman.

The Board of Directors is responsible for all other committee activity, outside the Audit Committee and Compensation Committee.

We believe that the Board of Directors through its meetings can perform all of the duties and responsibilities which might be contemplated by additional committees.  As our business expands we anticipate forming other committees.

Board Leadership Structure and Role in Risk Oversight

Our Board of Directors is primarily responsible for overseeing our risk management processes.  The Board of Directors receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our company’s assessment of risks. The Board of Directors focuses on the most significant risks facing our company and our company’s general risk management strategy, and also ensures that risks undertaken by our company are consistent with the Board’s appetite for risk. While the Board oversees our company, our company’s management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our Board leadership structure supports this approach.

Material Changes to the Procedures by which Security Holders May Recommend Nominees to the Board of Directors

Except as may be provided in our bylaws, we do not have in place any procedures by which security holders may recommend nominees to the Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership of our common stock with the SEC.  Based on the information available to us, we believe that all applicable Section 16(a) filing requirements have been met.

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Code of Ethics

As part of our system of corporate governance, our Board of Directors has adopted a Code of Ethics and Conduct that is specifically applicable to our Chief Executive Officer and senior financial officers. This Code of Ethics and Conduct was filed as Exhibit 14.1 to our filing on Form 10-K for the year ended May 31, 2014. If we make substantive amendments to the Code of Ethics and Conduct or grant any waiver, including any implicit waiver, we will disclose the nature of such amendment or waiver on our website or in a report on Form 8-K within four days of such amendment or waiver.

Executive Compensation

The following table sets forth certain compensation information for: (i) the person who served as the Chief Executive Officer of Yappn Corp during the year ended May 31, 2014, regardless of the compensation level, and (ii) each of our other executive officers, serving as an executive officer at any time during 2014. The foregoing persons are collectively referred to in this prospectus as the “Named Executive Officers.” Compensation information is shown for the year ended May 31, 2014:

Summary Compensation

Since our incorporation on November 3, 2010 until May 31, 2014, we have not paid any compensation to our executive officers in consideration for their services rendered to us in their capacity as such.

Summary Compensation Table

The following table sets forth certain compensation information for: (i) the person who served as the Chief Executive Officer of Yappn Corp during the year ended May 31, 2014, regardless of the compensation level, and (ii) each of our other executive officers, serving as an executive officer at any time during 2013. The foregoing persons are collectively referred to in this prospectus as the “Named Executive Officers.” Compensation information is shown for the year ended May 31, 2014:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Comp ($)	Non- Qualified Deferred Comp Earnings ($)	All Other Comp ($)	Totals ($)
David Lucatch,	2014	0	0	0	0	0	0	0	0
CEO	2013	0	0	0	0	0	0	0	0

Craig McCannell,	2014	0	0	0	0	0	0	0	0
CFO	2013	0	0	0	0	0	0	0	0

David Bercovitch, COO	2014	0	0	0	0	0	0	0	0

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Employment Agreements

On June 1, 2014, we entered into an employment agreement with David Lucatch, our CEO, which has an indefinite term. Under the terms of this agreement, Mr. Lucatch will continue to serve as our Chief Executive Officer. Mr. Lucatch will receive a base salary of $190,000 per year in the first year of the agreement, subject to future increases in base salary as well as options that vest over time. Mr. Lucatch will be entitled to certain bonus payments based on the revenue of the Company and standard expense reimbursements and benefits. The complete terms and conditions of Mr. Lucatch’s employment agreement are included in Exhibit 10.32 and attached to this filing.

Aside from Mr. Lucatch, we have no employment agreements with any of our other directors or executive officers as of August 29, 2014.

Outstanding Equity Awards as of May 31, 2014

On March 28, 2013, we adopted an equity incentive plan (the “2013 Incentive Plan”) pursuant to which 10,000,000 shares of our common stock may be issued as incentive awards to officers, directors, employees, consultants and other qualified persons. As of May 31, 2014, no shares of common stock have been issued under the 2013 Incentive Plan.

Outstanding Stock Awards at Year End

None.

Options Exercises and Stocks Vested

None.

Grants of Plan-Based Awards

None.

Non-Qualified Deferred Compensation

None.

Golden Parachute Compensation

None

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as Directors. The Board of Directors has the authority to fix the compensation of Directors. No amounts have been paid to, or accrued to, Directors in such capacity.

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Since our incorporation on November 3, 2010 until May 31, 2014, we have not paid any compensation to our directors in consideration for their services rendered to our Company in their capacity as such.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

None of our executive officers serves on the board of directors or compensation committee of another company that has any executive officer serving on our Board of Directors (or Board of Directors acting as the Compensation Committee).

No person who served on our Board of Directors (or Board of Directors acting as the Compensation Committee) had any relationship requiring disclosure under Item 404 of Regulation S-K.

On March 28, 2013, we purchased the Yappn assets from Intertainment Media, Inc. in consideration for 70,000,000 shares of our common stock, pursuant to the Purchase Agreement, as further discussed herein.  David Lucatch, our Chief Executive Officer and a director, is the Chief Executive Officer of Intertainment Media, Inc., and Herb Willer, our director, is a director of Intertainment Media, Inc.

In April and May 2013, the Company paid for general development and managerial services performed by its parent, Intertainment Media, Inc., and prepaid for such services for the subsequent months.  The Company also prepaid expenses for the CEO, David Lucatch.  Services provided by Intertainment Media, Inc. personnel are invoiced on a per hour basis at a market rate per hour as determined by the type of activity and the skill set provided.  Costs incurred by Intertainment Media, Inc. for third party purchases are invoiced at cost.  Related party fees incurred and paid under this arrangement totaled $233,400 for the year end May 31, 2013 and a remaining related party prepaid balance totaling $-0- and $80,518 existed as of May 31, 2014 and May 31, 2013, respectively.

For the year ended May 31, 2014, the Company paid for general development and managerial services performed by its parent, Intertainment Media, Inc.  Related party fees incurred and paid and accrued under this arrangement totaled $1,610,715 for the year ended May 31, 2014 and a remaining related party liability balance totaling $145,316 existed as of May 31, 2014.

We presently utilize office space in New York, New York on a month to month basis and any fees are nominal and absorbed by Intertainment Media, Inc. with no repayment obligation.

On October 23, 2013, we entered into an amendment to the Services Agreement dated March 21, 2013 for an exclusive license to use (although not own or lease) the Ortsbo property in exchange for 1,666,667 shares of our restricted common stock. On April 28, 2014 we exercised its right to purchase a copy of the source code for the Ortsbo property in exchange for 13,333,333 shares of restricted common stock. Ortsbo is a wholly owned subsidiary of Intertainment Media, Inc. and David Lucatch, our CEO, is a Director of the Ortsbo.

Review, approval or ratification of transactions with related persons

Our Board of Directors is responsible to approve all related party transactions. We have not adopted written policies and procedures specifically for related person transactions.

Director Independence

Mr. Marc Saltzman and Mr. Neil Stiles were each deemed to be an “independent director”, as that term is defined by the listing standards of the national exchanges and SEC rules.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information as of November 7, 2014 regarding the beneficial ownership of our common stock, based on 127,617,498 shares of common stock issued, 54,493,332shares of common stock underlying common stock purchase warrants, 36,195,605 underlying debentures, and 3,700,000 common stock purchase options, for an aggregate of 225,006,435 shares of capital stock (i) each executive officer and director; (ii) all of our executive officers and directors as a group; and (iii) each person or entity who, to our knowledge, owns more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include ordinary shares issuable upon the exercise of stock options that are immediately exercisable or exercisable within 60 days. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is c/o Yappn Corp., 1001 Avenue of the Americas, 11th Floor, New York, NY 10018.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percentage Beneficially Owned (1)
5% Owners
Intertainment Media, Inc. (2)(3)	70,000,000	31.53%
Ortsbo (2)	15,000,000	6.7%

Officers and Directors
David Lucatch (2)(3)	86,190,000	38.58%
Craig McCannell (3)(4)	200,000	0%
David Bercovitch (3)(5)	500,000	0%
Steven Wayne Parsons (3)(6)	500,000	0%
Marc Saltzman (3)(7)	500,000	0%
Neil Stiles (3) (8)	500,000	0%
Herb Willer (3)(9)	500,000	0%
All executive officers and directors as a group (seven persons)(2)(3)	88,890,000	39.7%

(1)	Shares of common stock beneficially owned and the respective percentages of beneficial ownership of common stock assumes the exercise of all options, warrants and other securities convertible into common stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of November 7, 2014. In computing the number of shares beneficially owned and the percentage ownership, shares of common stock that may be acquired within 60 days of November 7, 2014 pursuant to the exercise of options, warrants or convertible notes are deemed to be outstanding for that person. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

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(2)	David Lucatch is the Chief Executive Officer of Intertainment Media, Inc., and, as such, has sole voting and investment power over the 70,000,000 shares of common stock held by Intertainment Media, Inc. Mr. Lucatch is also a Director of Ortsbo, Inc. and has voting control over such shares of our common stock held by Ortsbo, Inc.

(3)	c/o Yappn Corp. 1001 Avenue of the Americas, 11th Floor, New York, NY 10018.

(4)	Craig McCannell holds 600,000 common stock purchase options of which 200,000 have vested and 200,000 vest as of August 14, 2015 and 200,000 vest as of August 14, 2016

(5)

David Bercovitch indirectly holds 1,500,000 common stock purchase options (through Maranden Holdings, Inc., an entity controlled by David Bercovitch) of which 500,000 have vested and 500,000 vest as of August 14, 2015 and 500,000 vest as of August 14, 2016.

(6)	Steven Wayne Parsons holds 500,000 common stock purchase options.

(7)	Marc Saltzman holds 500,000 common stock purchase options.

(8)	Neil Stiles holds 500,000 common stock purchase options.

(9)	Herb Willer holds 500,000 common stock purchase options.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Delaware General Corporation Law and our bylaws provide for the indemnification of our directors, officers, employees and other persons against claims and liability by reason of serving as a director, officer or employee.

Indemnification Under Delaware Law

Our officers and directors are indemnified as provided by the Delaware General Corporation Law..

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

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Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and control persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, and is, therefore, unenforceable.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our common stock and our company, please review the registration statement, including exhibits, schedules and reports filed as a part thereof. Statements in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement, set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

We are also subject to the informational requirements of the Exchange Act which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information along with the registration statement, including the exhibits and schedules thereto, may be inspected at public reference facilities of the SEC at 100 F Street N.E. , Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at   www.sec.gov.

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FINANCIAL STATEMENTS

Consolidated Financial Statements

YAPPN CORP.

YEAR ENDED MAY 31, 2014

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board or Directors and Stockholders of Yappn Corp.

We have audited the accompanying consolidated balance sheets of Yappn Corp. (the "Company") (a development stage company) as of May 31, 2014 and 2013, and the related consolidated statements of operations and comprehensive loss, stockholders' deficit, and cash flows for the years then ended. Yappn Corp.’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The financial statements for the cumulative period from November 3, 2010 (Inception) through May 31, 2012 were audited by other auditors who expressed an opinion without reservation on those statements in their report September 13, 2012. Their report included an explanatory paragraph regarding going concern. Our opinion, in so far as it relates to the period from November 3, 2010 (Inception) through May 31, 2012, is based solely on the report of other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Yappn Corp.’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Yappn Corp. (a development stage company) as of May 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended and for the period from November 3, 2010 (Inception) to May 31, 2014 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company's experience of negative cash flows from operations and its dependency upon future financing raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Chartered Professional Accountants Licensed Public Accountants

Toronto, Ontario August 25, 2014

ACCOUNTING › CONSULTING › TAX 701 EVANS AVENUE, 8TH FLOOR, TORONTO ON, M9C 1A3 P: 416.626.6000 F: 416.626.8650 MNP.ca

F-2

Yappn Corp.

(A Development Stage Company)

Consolidated Balance Sheets

		As of	As of
	Note	May 31, 2014	May 31, 2013
Assets
Current assets:
Cash		$988,692	$217,037
Prepaid development and related expenses - related party	13	-	80,518
Prepaid expenses		3,310	10,040
Total current assets		992,002	307,595

Total Assets		$992,002	$307,595

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable		$444,041	$114,532
Accrued expenses		141,176	84,561
Accrued development and related expenses - related party	13	145,316	-
Short term loans	5	477,311	-
Line of credit	6	800,000	-
Convertible promissory notes and debentures	7	100,846	-
Total current liabilities		2,108,690	199,093

Other liabilities:
Derivative preferred stock liability	10	-	3,479,862
Derivative warrant liability	10	2,531,282	4,050,278
Convertible promissory notes and debentures	7	2,406,329	-
Total Liabilities		7,046,301	7,729,233

Stockholders' Deficit
Preferred stock, par value $.0001 per share, 50,000,000 shares authorized: Series "A" Convertible, 10,000,000 shares authorized; 2,010,000 and 7,710,000 shares issued and outstanding, respectively	9	201	-
Common stock, par value $.0001 per share, 200,000,000 shares authorized; 125,855,794 and 100,000,000 issued and outstanding, respectively	8	12,586	10,000
Additional paid-in capital		4,071,022	64,997
Deficit accumulated during the developmental stage		(10,138,108)	(7,496,635)
Total Stockholders' Deficit		(6,054,299)	(7,421,638)
Total Liabilities And Stockholders' Deficit		$992,002	$307,595

See accompanying notes to the consolidated financial statements

F-3

 Yappn Corporation

(A Development Stage Company)

Consolidated Statements of Operations and Comprehensive Loss

		For the year ended May 31,		From November 3, 2010 (Inception) through May 31,
	Note	2014	2013	2014

Revenues		$37,135	$-	$43,051

Cost of revenue		26,155	-	29,278

Gross profit		10,980	-	13,773

Operating expenses:
Marketing	13	585,272	15,465	601,160
Research and development expenses	13	1,375,112	197,275	1,572,387
General and administrative expenses	13	1,332,000	139,171	1,476,811
Professional fees		355,518	112,221	457,920
Consulting		442,933	120,221	624,703
Total operating expenses		4,090,835	584,353	4,732,981

Loss from operations		(4,079,855)	(584,353)	(4,719,208)

Other (income) expense:
Interest expense		110,611	1,000	111,611
Financing expense on issuance of derivative liabilities and convertible notes		4,737,726	6,461,700	11,199,427
Change in fair value of derivative liabilities and convertible notes		(6,318,613)	394,584	(5,924,029)
Miscellaneous expense		31,894	-	31,891
Total other (income) expense		(1,438,382)	6,857,284	5,418,900

Net loss before taxes		(2,641,473)	(7,441,637)	(10,138,108)

Provision for income taxes	12	-	-	-

Net loss and comprehensive loss		$(2,641,473)	$(7,441,637)	$(10,138,108)

Net loss per weighted-average shares common stock - basic and diluted		$(0.03)	$(0.06)

Weighted-average number of shares of common stock issued and outstanding - basic and diluted		102,414,173	134,931,507

See accompanying notes to the consolidated financial statements

F-4

Yappn Corp.

(A Development Stage Company)

Consolidated Statements of Stockholders' Deficit

For the Periods from November 3, 2010 (Inception) through May 31, 2014

	Common		Preferred		Additional	Accumulated Deficit during the
	Shares Outstanding	Amount	Shares Outstanding	Amount	Paid-in Capital	development stage	Total

Balance - November 2010 (Inception)	-	$-	-	$-	$-	$-	$-

Issuance of common stock - at par value ($0.0001)	112,500,000	11,250	-	-	(10,500)	-	750
Issuance of common stock - $0.0013 per share	30,000,000	3,000	-	-	37,000	-	40,000
Payment of stock issuance costs	-	-	-	-	(1,828)	-	(1,828)
Net loss for the period from inception to May 31, 2011	-	-	-	-	-	(18,392)	(18,392)
Balance - May 31, 2011	142,500,000	14,250	-	-	24,672	(18,392)	20,530

Net loss for the year ended May 31, 2012	-	-	-	-	-	(36,606)	(36,606)
Balance - May 31, 2012	142,500,000	14,250	-	-	24,672	(54,998)	(16,076)

Cancellation of common stock	(112,500,000)	(11,250)	-	-	11,250	-	-
Issuance of common stock for asset purchase	70,000,000	7,000	-	-	(7,000)	-	-
Forgiveness of officers & directors advances and liabilities assumed	-	-	-	-	36,075	-	36,075
Issuance of Series A Convertible preferred stock at par value ($0.0001) and warrants	-	-	7,710,000	-	-	-	-
Net loss for the year ended May 31, 2013	-	-	-	-	-	(7,441,637)	(7,441,637)
Balance - May 31, 2013	100,000,000	10,000	7,710,000	-	64,997	(7,496,635)	(7,421,638)

Issuance of common stock for consulting services	1,900,000	190	-	-	215,521	-	215,711
Issuance of Series A Convertible preferred stock at par value ($0.0001) and warrants	-	-	1,650,000	-	-	-	-
Issuance of common shares for licensing rights	1,666,667	167	-	-	133,166	-	133,333
Issuance of common shares for technology	13,333,333	1,333	-	-	(1,333)	-	-
Issuance of warrants classified as equity	-	-	-	-	2,609,256	-	2,609,256
Imputed interest on short term loan	-	-	-	-	27,799	-	27,799
Issuance of common shares on conversion of Series A Preferred shares	7,350,000	735	(7,350,000)	-	734,265	-	735,000
Issuance of common shares on conversion of convertible debt	1,605,794	161	-	-	86,552	-	86,713
Reclassification of preferred stock from derivative liability	-	-	-	201	200,799	-	201,000
Net loss for the year ended May 31, 2014	-	-	-	-	-	(2,641,473)	(2,641,473)
Balance - May 31, 2014	125,855,794	$12,586	2,010,000	$201	$4,071,022	$(10,138,108)	$(6,054,299)

See accompanying notes to the consolidated financial statements

F-5

Yappn Corporation
(A Development Stage Company)
Consolidated Statements of Cash Flows

	For the year Ended May 31, 2014	For the year Ended May 31, 2013	From November 3, 2010 (Inception) through May 31, 2014

Cash Flows From Operating Activities:
Net loss and comprehensive loss	$(2,641,473)	$(7,441,637)	$(10,138,108)
Adjustments to reconcile net loss to cash used in operating activities:
Amortization and depreciation	-	509	1,498
Change in fair value of derivative liabilities and convertible notes	(6,318,613)	394,584	(5,924,029)
Financing expense on issuance of derivative liabilities, convertible notes, and derivatives	4,876,118	6,398,592	11,280,480
Stock issuance for consulting services and licensing rights	349,044	-	349,044
Imputed interest expense on loan	27,799	-	27,799
Changes in operating assets and liabilities:
Prepaid development and related expenses - related party	80,518	(80,518)	-
Prepaid expenses	6,730	(10,040)	(3,310)
Accounts payable and accrued expenses	386,124	194,102	585,217
Accrued development and related expense - related party	145,316	-	145,316
Net Cash Used in Operating Activities	(3,088,437)	(544,408)	(3,676,093)

Cash Flows From Investing Activities:
Capital expenditures	-	-	(2,034)
Net Cash Used in Investing Activities	-	-	(2,034)

Cash Flows From Financing Activities:
Proceeds from notes, loans, and derivatives	3,695,092	-	3,695,092
Net advances from stockholders forgiven	-	4,686	11,045
Deferred revenue liability assumed by shareholders and directors	-	19,795	19,795
Net proceeds from the issuance of common stock	-	-	38,923
Proceeds from the issuance of preferred stock and warrants	165,000	771,000	936,000
Issuance costs of preferred stock and warrants	-	(34,036)	(34,036)
Net Cash Provided by Financing Activities	3,860,092	761,445	4,666,819

Net increase in cash	771,655	217,037	988,692
Cash, beginning of year	217,037	-	-
Cash, end of year	$988,692	$217,037	$988,692

Supplemental Disclosure of Cash Flow Information

Non Cash Investing and Financing Activities Information:
Forgiveness of Officer and Director Advances	$-	$36,075	$36,075
Common stock issued on conversion of convertible debt	$86,713	$-	$86,713
Common stock issued on conversion of preferred stock	$735,000	$-	$735,000
Reclassifications of derivative liabilities to additional paid in capital	$1,118,087	$-	$1,118,087
Payment of accrued expenses by Stockholders	$-	$4,771	$4,771
Common stock issued for consulting services and licensing right	$349,044	$-	$349,044
Cash Paid during the year for Interest	$20,532	$-	$20,532

See accompanying notes to the consolidated financial statements

F-6

YAPPN CORP.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

May 31, 2014

1. Summary of Significant Accounting Policies

Basis of Presentation and Organization

Yappn Corp., formerly “Plesk Corp.”, (the “Company”) was incorporated under the laws of the State of Delaware on November 3, 2010. The business plan of the Company is to provide effective unique and proprietary tools and services that create dynamic solutions that enhance a brand’s messaging, media, e-commerce and support platforms. The Company has offices in the US and Canada. In March 2013, the Company acquired a concept and technology license from Intertainment Media Inc., a Canadian company, in exchange for 70,000,000 common stock of the Company. As a result of this exchange, Intertainment Media Inc. acquired a 70 percent ownership of the Company. The accompanying consolidated financial statements of the Company were prepared from the accounts of the Company under the accrual basis of accounting.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Yappn Acquisition Corp. and Yappn Canada, Inc. All inter-company balances and transactions have been eliminated on consolidation.

Development Stage

The accompanying consolidated financial statements have been prepared in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) No 915, Development Stage Entities. A development stage enterprise is one in which planned and principal operations have not commenced or, if its operations have commenced, there has been no significant revenue. Development-stage companies report cumulative costs from the enterprise’s inception.

Cash and Cash Equivalents

For purposes of reporting within the consolidated statement of cash flows, the Company considers all cash on hand, cash accounts not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents.

Revenue Recognition

The Company recognizes revenues when completion of services has occurred provided there is persuasive evidence of an agreement, acceptance has been approved by its customers, the fee is fixed or determinable based on the completion of stated terms and conditions, and collection of any related receivable is reasonably assured.

Cost of Revenue

The cost of revenue consists primarily of expenses associated with the delivery and distribution of services. These include expenses related to the operation of data centers, salaries, benefits and customer project based costs for certain personnel in the Company’s operations.

Marketing, Advertising and Promotion Costs

Advertising and marketing costs are expensed as incurred and totaled $585,272 and $15,465 for the years ended May 31, 2014 and May 31, 2013, respectively, and $601,160 for the period from November 3, 2010 (inception) through May 31, 2014.

F-7

Income (Loss) per Common Share

Basic income (loss) per common share is computed by dividing the net income (loss) attributable to the common stockholders by the weighted average number of shares of common stock outstanding during the period. Fully diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. As of May 31, 2014 the Company had outstanding 2,010,000 units of Series A Convertible Preferred Stock with a conversion feature to common stock at an exercise price of $0.10, five year warrants to purchase an additional 47,860,000 shares of common stock at a per share exercise price ranging from $0.054 to $0.22, and convertible notes and debentures that are convertible into 24,219,602 shares of common stock at the option of the holder based on the value of the debt host at the time of conversion with exercise prices ranging from $0.08 to $0.15. All of these issuances have a dilutive effect on earnings per share when the Company has net income for the period.

Income Taxes

Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts expected to be realized.

The Company accounts for income taxes under the provisions of ASC 740, “Accounting for Income Tax”. It prescribes a recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. As a result, the Company has applied a more-likely-than-not recognition threshold for all tax uncertainties. The guidance only allows the recognition of those tax benefits that have a greater than 50% likelihood of being sustained upon examination by the various taxing authorities. The Company is subject to taxation in the United States. All of the Company’s tax years since inception remain subject to examination by Federal and state jurisdictions.

The Company classifies penalties and interest related to unrecognized tax benefits as income tax expense in the consolidated statements of operations and comprehensive income (loss). There have been no penalties nor interest related to unrecognized tax benefits reflected in the consolidated statements of operations and comprehensive loss for the years ended May 31, 2014 and May 31, 2013 and for the period of November 3, 2010 (inception) through May 31, 2014.

Fair Value of Financial Instruments

The Company estimates the fair value of financial instruments using the available market information and valuation methods. Considerable judgment is required in estimating fair value. Accordingly, the estimates of fair value may not be indicative of the amounts the Company could realize in a current market exchange.

The Company follows FASB (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. US GAAP establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy are described below:

Level 1 - Quoted prices in active markets for identical assets or liabilities;

Level 2 - Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

Level 3 - Unobservable inputs that are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

F-8

If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument. The warrants (Notes 9 and 10) and the convertible promissory notes and debentures (Note 7) are classified as Level 2 financial liabilities.

As of May 31, 2014 and May 31, 2013, the carrying value of accounts payable, accrued expenses, short term loans, accrued development and related expenses and line of credit approximated fair value due to the short-term nature of these instruments.

Fair Value of Derivative Instruments, Preferred Stock and Warrant

The Company entered into subscription agreements whereby it sold Units consisting of one share of Series A Convertible Preferred Stock and one warrant to purchase one share of the Company’s common stock. Both the preferred stock and the warrant initially had price protection provisions and when such provisions are present, the instruments are treated as liabilities rather than as equity instruments resulting from the variability caused by the favorable terms to the holders. The Series A Preferred Stock and the five year warrants provide the holder with full anti-dilution ratchet provisions that provide the holder with a potential increase in the amount of common stock exchanged or a reduction in the exercise price of the instruments should the Company subsequently issue stock or securities convertible into common stock at a price lower than the stated exercise price. The Company also issued other five year warrants as part of subscription agreements that included convertible promissory notes, debentures and line of credit, some of which have similar price protection provisions that expire after twelve months. Upon expiration of the price protection, the instruments will be treated as an equity instrument. The Series A Preferred Stock ratchet provisions ended after twelve months and as such any unconverted preferred shares are no longer treated as a liability, but as an equity instrument.

When applicable, the instruments are measured at fair value using a binomial lattice valuation methodology and are included in the consolidated balance sheets as derivative liabilities. Both unrealized and realized gains and losses related to the derivatives are recorded based on the changes in the fair values and are reflected as a financing expenses on the consolidated statements of operations and comprehensive loss.

Hybrid Financial Instruments

For certain hybrid financial instruments, the Company elected to apply the fair value option to account for these instruments. The Company made an irrevocable election to measure such hybrid financial instruments at fair value in their entirety, with changes in fair value recognized in earnings at each balance sheet date. The election may be made on an instrument by instrument basis.

Fair Value of Convertible Promissory Notes

The Company has issued convertible promissory notes that are convertible into common stock, at the option of the holder, at conversion prices based on the trading price per share over a period of time. As a result of the variability in the amount of common stock to be issued, these instruments are reflected at fair value. These instruments are measured at the greater of the present value of the note discounted at market rates or using a binomial lattice valuation methodology and are included in the consolidated balance sheets under the caption “convertible promissory notes and debentures”. Any unrealized and realized gains and losses related to the convertible promissory notes are recorded based on the changes in the fair values and are reflected as change in fair value of derivatives and convertible notes on the consolidated statements of operations and comprehensive loss.

Estimates

The consolidated financial statements are prepared on the basis of accounting principles generally accepted in the United States. The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements, and revenues and expenses for the periods from November 3, 2010 (inception) through May 31, 2014.

F-9

The Company’s significant estimates include the fair value of financial instruments including the underlying assumptions to estimate the fair value of derivative financial instruments and convertible notes and the valuation allowance of deferred tax assets.

Management regularly reviews its estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews, if deemed appropriate, those estimates are adjusted accordingly.

These significant accounting estimates bear the risk of change due to the fact that there are uncertainties attached to those estimates and certain estimates are difficult to measure or value.

Reclassifications

Certain amounts in the prior period presented have been reclassified to conform to the current period classification. These reclassifications have no effect on the previously reported net loss.

Recent Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update No. 2014-09: Revenue from Contracts with Customers. The standard outlines a five-step model for revenue recognition with the core principle being that a company should recognize revenue when it transfers control of goods or services to customers at an amount that reflects the consideration to which it expects to be entitled in exchange for those goods or services. Companies can choose to apply the standard using either the full retrospective approach or a modified retrospective approach. Under the modified approach, financial statements will be prepared for the year of adoption using the new standard but prior periods presented will not be adjusted. Instead, companies will recognize a cumulative catch-up adjustment to the opening balance of retained earnings. This new guidance is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. The Company has not yet made a determination as to the method of application (full retrospective or modified retrospective). It is too early to assess whether the impact of the adoption of this new guidance will have a material impact on the Company's results of operations or financial position.

Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements” (“ASU 2014-10”) issued in June 2014, ASU 2014-10 eliminates the distinction of a development stage entity and certain related disclosure requirements, including the elimination of inception-to-date information on the statement of operations, cash flows and stockholder’s equity. The amendments in ASU 2014-10 will be effective prospectively for annual reporting periods beginning after December 15, 2014, and interim periods within those annual periods, however easily adoption is permitted. The Company plans to adopt ASU 2014-10 for its financial statements for the year ended May 31, 2015.

2. Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has experienced negative cash flows from operations since inception and has net losses for the period from November 3, 2010 (inception) to May 31, 2014 of $10,138,108.

As of May 31, 2014, the Company had a working capital deficit of $1,116,688. During the year ended May 31, 2014, net cash used in operating activities was $3,088,437. The Company expects to have similar cash needs for the next twelve month period. At the present time, the Company does not have sufficient funds to fund operations over the next twelve months.

Implementation of our business plan will require additional debt or equity financing and there can be no assurance that additional financing can be obtained on acceptable terms. We are in the development stage, and have limited revenues to cover our operating costs. As such, we have incurred an operating loss since inception. This and other factors raise substantial doubt about our ability to continue as a going concern. Our continuation as a going concern is dependent on our ability to meet our obligations, to obtain additional financing as may be required and ultimately to attain profitability. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management plans to meet its operating cash flow requirements from financing activities until the future operating activities become sufficient to support the business to enable the Company to continue as a going concern. The Company continues to work on generating operating cash flows from the commercialization of its software platform. Until those cash flows are sufficient the Company will pursue other financing when deemed necessary.

F-10

The Company is pursuing a number of different financing opportunities in order to execute its business plan. These include, short term debt arrangements, convertible debt arrangements, common share equity financings, either through a private placement or through the public markets and has engaged a number of investment brokers to assist management in achieving its financing objectives. During the year ended May 31, 2014, the Company has raised $3,860,093 through various financial instruments. Subsequent to the year ended May 31, 2014 the Company has raised an additional $669,697.

There can be no assurance that the raising of future equity or debt will be successful or that the Company’s anticipated financing will be available in the future, at terms satisfactory to the Company. Failure to achieve the equity and financing at satisfactory terms and amounts could have a material adverse effect on the Company’s ability to continue as a going concern. If the Company cannot successfully raise additional capital and implement its strategic development plan, its liquidity, financial condition and business prospects will be materially and adversely affected, and the Company may have to cease operations.

3. Concentration of Credit Risk

All of the Company’s revenues for the period from November 3, 2010 (inception) through May 31, 2014 are attributed to a small number of customers.

4. Transfer of Assets

On March 28, 2013, the Company purchased a prospective social media platform and related group of assets from Intertainment Media, Inc. for 70,000,000 shares of the Company’s common stock. As a result of this purchase Intertainment Media, Inc. became the majority owner of Yappn Corp. Included in the transfer of assets is a services agreement dated March 21, 2013 by and among Intertainment Media, Inc. and its wholly-owned subsidiaries, collectively “Ortsbo”. The services agreement provides general maintenance and enhancements for the assets provided on a fee and license basis.

The transferred assets are reflected at the historical carrying value of Intertainment Media, Inc. which was Nil.

5. Short Term Loans

On February 28, 2013, the Company agreed to a 6% convertible promissory bridge loan in the aggregate principal amount of $200,000 to an accredited investor, with gross proceeds of $200,000. The transfer of the principal did not take place until March 28, 2013, at which time it was exchanged, along with implied accrued interest of $1,000, for the purchase of 4,010,000 Units of Series A Convertible Preferred Stock and attached warrants at a stated value of $0.10 per unit on that date (Note 9 and 10).

On July 10, 2013, the Company borrowed $336,000 (Canadian $350,000) from a private individual. The loan had a term of nine months and was interest free for the first 120 days and 1% per month for the remainder with a final bullet payment due at the end of the term. As a result of favorable terms to the Company, the fair value of the loan on inception was estimated at $309,313 using an imputed interest rate of 18%. On April 1, 2014 this note was amended and $100,000 of this note was retired and contributed to a subscription agreement for Units that included an unsecured 6% convertible debenture, $1,000 par value, convertible into shares of the Company’s common stock and 1,000,000 issuable shares each under Series A and Series B warrants (Note 7). The loan remaining on April 1, 2014 of $236,000 had similar total interest charges as the original loan, but has a new maturity of July 10, 2014 and had a value of $220,159 on May 31, 2014.

On January 7, 2014, the Company borrowed $253,200 (Canadian $280,000) from a private individual. The loan had a term of three months and had an interest rate of 12% per annum payable at the maturity date. A preparation fee of 10% or $25,300 (Canadian $28,000) was paid at inception. The loan was extended past its due date of April 7, 2014 and is accruing interest without penalty until payment. As of May 31, 2014, the value of the note was $257,152.

On January 9, 2014, the Company borrowed $271,200 (Canadian $300,000) from a private individual. The loan had an initial term of six weeks and had an interest rate of 12% per annum payable at the maturity date. A preparation fee of 5% or $13,500 (Canadian $15,000) was paid at inception. The loan was extended past its due date of February 24, 2014. The loan was fully repaid on May 8, 2014 including interest of $7,426.

Principal amounts	Bridge Loan	Nine Month Term Loan	Three Month Term Loan	Six Week Term Loan	Total
Borrowing on February 28, 2013	$200,000	$-	$-	$-	$200,000
Conversion on March 28, 2013	(200,000)	-	-	-	(200,000)
Fair value at May 31, 2013	-	-	-	-	-
Borrowing on July 10, 2013	-	336,000	-	-	336,000
Borrowing on January 7, 2014	-	-	253,200	-	253,200
Borrowing on January 9, 2014	-	-	-	271,200	271,200
Total	-	336,000	253,200	271,200	860,400
Fair value adjustments and accrued interest	-	(15,841)	3,952	-	(11,889)
Repayments	-	-	-	(271,200)	(271,200)
Conversions	-	(100,000)	-	-	(100,000)
Fair value at May 31, 2014	$-	$220,159	$257,152	$-	$477,311

F-11

6. Line of Credit - Loan Agreement and Promissory Note

On March 26, 2014, the Company received an advance in the amount of $150,000 on a loan agreement and promissory note, finalized on April 7, 2014, whereby the Company can borrow up to $3,000,000 from a third party lender. The loan agreement is for an initial two year term subject to the lender’s right to demand repayment of the outstanding balance. It carried a one-time arrangement fee of $60,000 recognized as a financing expense at origination, carries an interest rate of 12% per annum and a 1% draw down fee on each draw. Pursuant to the loan agreement, the Company issued the lender warrants to purchase up to 8,000,000 shares of the Company’s common stock at an exercise price of $0.10. Upon the Company’s first draw down of $200,000 from the line of credit, 2,000,000 five year warrants vest. For each subsequent $100,000 the Company draws, 1,000,000 five year warrants will vest until the maximum of 8,000,000 warrants are vested. The common shares that are issuable on the exercise of warrants will be granted registration rights, allowing the shares to be sold, once registration occurs. In addition, the Company entered into a general security agreement with the lender to which it granted the lender a first position security interest in all of its assets and in the event of default under the security agreement or the promissory note, the lender may foreclose on the assets of the Company.

At May 31, 2014 and since March 26, 2014, the Company borrowed $800,000 from the lender without any repayments and the 8,000,000 warrants previously issued to the lender on April 7, 2014 are fully vested. The warrants are valued at $1,495,200 and are reflected as a financing expense and reported on the Company’s consolidated statements of operations and comprehensive loss below operating income as an “other expense”.

7. Convertible Promissory Notes and Debentures

The Company has issued various convertible notes and debentures with various terms. As a result of the variability in the amount of common stock to be issued in accordance with conversion price protection clauses, the Company has recorded these instruments as liabilities at fair value. The Company has determined the convertible notes and debentures to be Level 2 fair value measurement and has used the binominal lattice pricing model to calculate the fair value as of the commitment date and May 31, 2014.

The following is a summary of the convertible notes and debentures as of May 31, 2014:

Principal amounts:	Asher Enterprises Notes	JMJ Financial Notes	Convertible Debentures	Other Notes	Total
Borrowing on October 9, 2013	$78,500	$-	$-	$-	$78,500
Borrowing on November 15, 2013	-	65,000	-	-	65,000
Borrowing on December 12, 2013	42,500	-	-	-	42,500
Borrowing on February 21, 2014	-	40,000	-	-	40,000
Borrowing on December 17, 2013	-	-	-	50,000	50,000
Borrowing on January 29, 2014	-	-	395,000	-	395,000
Borrowing on February 27, 2014	-	-	305,000	-	305,000
Borrowing on April 1, 2014	-	-	469,000	-	469,000
Borrowing on April 16, 2014	-	40,000	-	-	40,000
Borrowing on April 23, 2014	-	-	50,000	-	50,000
Borrowing on May 30, 2014	-	-	1,000,000	-	1,000,000
Total	$121,000	$145,000	$2,219,000	$50,000	$2,535,000

Convertible notes and debt at fair value at commitment date	$141,805	$295,111	$2,086,720	$49,421	$2,573,057
Change in fair value	(36,226)	(100,968)	177,420	10,449	50,675
Repayments	(64,603)	-	-	-	(64,603)
Conversions to common stock	-	(51,954)	-	-	(51,954)
Convertible notes and debt at fair value at May 31, 2014	$40,976	$142,189	$2,264,140	$59,870	$2,507,175

Current	$40,976	$-	$-	$59,870	$100,846
Long term	-	142,189	2,264,140	-	2,406,329
	$40,976	$142,189	$2,264,140	$59,870	$2,507,175

F-12

Asher Enterprises, Inc.

On October 9, 2013 the Company sold an 8% Convertible Note to Asher Enterprises, Inc. in the principal amount of $78,500 pursuant to a Securities Purchase Agreement, which was executed on October 9, 2013. The 8% Convertible Note has a stated maturity date of July 2, 2014 and had an interest rate of 8% per annum until it becomes due. On March 28, 2014, the Company paid approximately $109,000 to settle in full the outstanding balance of $78,500, a prepayment fee and related interest on the Convertible Note.

On December 12, 2013 the Company sold an 8% Convertible Note to Asher Enterprises, Inc. in the principal amount of $42,500 pursuant to a Securities Purchase Agreement which was executed on December 4, 2013. The 8% Convertible Note matures on September 6, 2014 and has an interest rate of 8% per annum until it becomes due. Any amount of principal or interest which is not paid when due, shall bear interest at the rate of 22% per annum from the due date thereof.

The 8% Convertible Note may be converted into common stock of the Company at any time beginning on the 180th day of the date from issuance. However, it shall not be converted if the conversion would result in beneficial ownership by the holder and its affiliates to own more than 9.99% of the outstanding shares of the Company’s common stock. Such limitations on conversion may be waived by the Note holder with not less than 61 days’ prior notice to the Company. The conversion price is 61% of the average of the lowest three closing bid prices of the Company’s common stock for the ten trading days immediately prior to the conversion date. Subsequent to May 31, 2014, the Note was repaid (Note 14).

Accounting allocation of initial proceeds:	October 9, 2013		December 12, 2013
Gross proceeds		$78,500	$42,500
Fair value of promissory notes		(100,234)	(41,571)
Financing expense (gain) on the issuance of promissory notes		$21,734	$(929)

Key inputs to determine the fair value at the commitment date:
Stock price		$0.09	$0.06
Current exercise price		$0.07	$0.04
Time to expiration – days		266	268
Risk free interest rate		.11%	.08%
Estimated volatility		150%	150%
Dividend		-	-

Key inputs to determine the fair value at May 31, 2014:
Stock price	$	N/A	$0.16
Current exercise price	$	N/A	$0.09
Time to expiration – days		N/A	98
Risk free interest rate		N/A %	.06%
Estimated volatility		N/A %	150%
Dividend		N/A	-

F-13

JMJ Financial

On November 15, 2013, the Company executed and issued a Convertible Promissory Note agreement with JMJ Financial in the principal amount of $500,000, with a $50,000 original issue discount that shall be ratably applied towards payments made by the investor and forms part of the amount qualifying for conversion. On November 15, 2013, the Company borrowed $65,000 against the Note. The agreement was amended on February 21, 2014 and applies retroactively to the date of issuance. The Convertible Promissory Note is due two years from the effective date of each payment. It is interest free if repaid within 90 days and if not paid within 90 days, it bears a one-time interest charge of 12%, which is in addition to the original issue discount. The Company agreed to pay a closing and due diligence fee of 8% of each payment made by the investor which shall be applied to the principal amount of the Convertible Promissory Note. After 90 days from the effective date and until the maturity date the Company may not make further payments on the note without written approval. After 180 days from issuance, the principal and any accrued interest are convertible into the Company’s common stock at the lower of $0.10 per share or 60% of the lowest trade price in the 25 days prior to conversion. The note has piggyback registration rights with respect to the shares into which the note is convertible. On February 21, 2014 the Company borrowed an additional $40,000 against the Note and on April 16, 2014 the Company borrowed an additional $40,000 against the Note. During May of 2014, JMJ Financial elected to convert the $65,000 principal, original issue discount, due diligence fees and interest accrued in exchange for 1,605,794 common shares (Note 8). As of May 31, 2014, the principal borrowing remaining under this agreement was $80,000, with a fair value of $142,189.

Accounting allocation of initial proceeds:	November 15, 2013		February 21, 2014	April 16, 2014
Gross proceeds		$65,000	$40,000	$40,000
Fair value of promissory notes		(142,812)	(54,286)	(98,014)
Financing expense on the issuance of promissory notes		$77,812	$14,286	$58,014

Key inputs to determine the fair value at the commitment date:
Stock price		$0.07	$0.05	$0.14
Current exercise price		$0.05	$0.03	$0.05
Time to expiration – days		730	632	578
Risk free interest rate		.11%	.08%	.37%
Estimated volatility		150%	150%	150%
Dividend		-	-	-

Key inputs to determine the fair value at May 31, 2014:
Stock price	$	N/A	$0.16	$0.16
Current exercise price	$	N/A	$0.08	$0.08
Time to expiration – days		N/A	533	533
Risk free interest rate		N/A %	.37%	.37%
Estimated volatility		N/A %	150%	150%
Dividend		N/A	-	-

F-14

Convertible Notes with Series A and B Warrants

On January 29, 2014, February 27, 2014, and April 1, 2014 the Company issued 395, 305 and 469 Units for $395,000, $305,000, and $469,000 respectively, to accredited investors under subscription agreements. The Units, as defined in the subscription agreements, consist of (i) one unsecured 6% convertible promissory note, $1,000 par value, convertible into shares of the Company’s common stock; (ii) a warrant entitling the holder thereof to purchase 10,000 share of common stock (individually Series A Warrant) at an exercise price of $0.15; and, (iii) a warrant entitling the holder thereof to purchase 10,000 share of common stock (individually Series B Warrant) at an exercise price of $0.20. The purchase price for each unit is $1,000 and resulted in a funding total of $1,069,000 in cash and the retirement of $100,000 debt obligation to a private individual (Note 5).

The Notes mature 24 months from the issuance date and have an interest rate of 6% per annum payable in arrears on the earlier of a default date or the maturity date. The notes may be converted at any time after the original issuance date at the election of their holders to convert all or part of the outstanding and unpaid principal amount and accrued interest at a conversion price of $0.10. Under the subscription agreement, the Company has granted price protections provisions that provide the holder of Series A warrants with a potential increase in the amount of common stock exchanged or a reduction in the exercise price of the instruments should the Company subsequently issue stock or securities convertible into common stock at a price lower than the stated exercise price of $0.15 for a period of twelve months from issuance. The Company determined the warrants issued to the Line of Credit lenders (Note 6) qualified as a breach of this covenant, therefore all Series A warrants were re-priced to a $0.10 exercise price with the adjustment reflected as a change in the fair value. Any amount of principal or interest which is not paid when due, shall bear interest at the rate of 16% per annum from the date it is due.

As some of the instruments are considered derivatives and the assigned fair values were greater than the net cash proceeds from the transaction, the excess was treated as a financing expense on issuance of derivative instruments for accounting purposes and reported on the Company’s consolidated statements of operations and comprehensive loss below the operating income as an “other expense”.

Accounting allocation of initial proceeds:	January 29, 2014	February 27, 2014	April 1, 2014
Gross proceeds	$395,000	$305,000	$469,000
Fair value of the convertible promissory notes	(320,787)	(247,696)	(665,511)
Derivative warrant liability fair value – Series A (Note 10)	(161,950)	(125,050)	(776,664)
Financing expense on the issuance of instruments	$87,737	$67,746	$973,175

Key inputs to determine the fair value at the commitment date:
Stock price	$0.05	$0.05	$0.18
Current exercise price – promissory notes	$0.10	$0.10	$0.10
Current exercise price – Series A warrants	$0.15	$0.15	$0.15
Time to expiration – days (promissory notes)	732	731	731
Time to expiration – days (warrants)	1,826	1,826	1,826
Risk free interest rate (promissory notes)	.32%	.32%	.32%
Risk free interest rate (warrants)	1.52%	1.51%	1.74%
Estimated volatility	150%	150%	150%
Dividend	-	-	-
Market interest rate for the company	18%	18%	18%

Key inputs to determine the fair value of the promissory notes at May 31, 2014:
Stock price	$0.16	$0.16	$0.16
Current exercise price	$0.10	$0.10	$0.10
Time to expiration – days	610	638	671
Risk free interest rate	.37%	.37%	.37%
Estimated volatility	150%	150%	150%
Dividend	-	-	-

F-15

Convertible Debentures with Series C Warrants

On April 23, 2014 the Company authorized and issued 50 Units for $50,000 to a private investor. The Units, as defined in the subscription agreement, consist of (i) one unsecured 6% convertible debentures, $1,000 par value convertible into shares of the Company’s common stock at a conversion price of $0.15 with a price protection clause on any conversion feature issued after the issuance date that mature on April 23, 2016; and (ii) a warrant entitling the holder thereof to purchase 333,333 shares of common stock (Series C Warrant) at a purchase price of $0.22 per share that expires on April 23, 2019.

On May 30, 2014 the Company authorized and issued 1,000 Units for $1,000,000 to Array Capital Corporation. The Units, as defined in the subscription agreement, consist of (i) one unsecured 6% convertible debentures, $1,000 par value convertible into shares of the Company’s common stock at a conversion price of $0.15 with a price protection clause on any conversion feature issued after the issuance date that matures on May 30, 2016; and (ii) a warrant entitling the holder thereof to purchase 6,666,667 shares of common stock (Series C Warrant) at a purchase price of $0.22 per share that expires on May 30, 2019.

The debentures mature 24 months from the issuance date and have an interest rate of 6% per annum payable in arrears on the earlier of a default date or the maturity date. The notes may be converted at any time after the original issuance date at the election of their holders to convert all or part of the outstanding and unpaid principal amount and accrued interest at a conversion price of $0.15. The warrants may be exercised in whole or in part.

Accounting allocation of initial proceeds:	April 23, 2013	May 30, 2014
Gross proceeds	$50,000	$1,000,000
Fair value of the convertible debentures	(40,605)	(812,121)
Fair value of warrants	(9,395)	(187,879)
Financing expense on the issuance of derivative instruments	$-	$-

Key inputs to determine the fair value at the commitment date:
Stock price	$0.15	$0.16
Current exercise price	$0.15	$0.15
Time to expiration – days	731	731
Risk free interest rate	.37%	.37%
Estimated volatility	150%	150%
Dividend	-	-
Market rate for the company	18%	18%

Key inputs to determine the fair value of the convertible debentures at May 31, 2014:
Stock price	$0.16	$0.16
Current exercise price	$0.15	$0.15
Time to expiration – days	693	730
Risk free interest rate	.37%	.37%
Estimated volatility	150%	150%
Dividend	-	-
Market rate for the company	18%	18%

F-16

Other

On December 17, 2013, the Company sold two 8% convertible promissory notes in the amount of $25,000 each to independent accredited investors for a total of $50,000. After deductions for banking fees of $2,500 and legal expenses of $1,500 for each note, the Company received $21,000 for each note for a total of $42,000. The notes mature on September 13, 2014. Each note may be converted into common stock of the Company at any time beginning on the 180th day of the date of the note at a conversion price of 55% of the average prices of the lowest two closing prices on the 10 days prior to conversion pursuant to the requirements of the note. Any amount of principal or interest which is not paid when due, shall bear interest at the rate of 24% per annum. Subsequent to May 31, 2014 these Notes were repaid (Note 14).

Accounting allocation of initial proceeds:	December 17, 2013
Gross proceeds	$50,000
Fair value of the convertible promissory notes	(49,421)
Financing expense (gain) on the issuance of convertible promissory notes	$(579)

Key inputs to determine the fair value at the commitment date:
Stock price	$0.05
Current exercise price	$0.03
Time to expiration – days	270
Risk free interest rate	.09%
Estimated volatility	150%
Dividend	-

Key inputs to determine the fair value at May 31, 2014:
Stock price	$0.16
Current exercise price	$0.08
Time to expiration – days	105
Risk free interest rate	.06%
Estimated volatility	150%
Dividend	-

8. Common Stock

On December 8, 2010, the Company issued 112,500,000 post-split (7,500,000 pre-split) shares of common stock to the officers and directors of the Company for cash proceeds of $750.

During the period from November 3, 2010 (inception) through May 31, 2011 the Company issued 30,000,000 post-split (2,000,000 pre-split) shares of its common stock, par value $0.0001 per share, for $40,000 less issuance costs of $1,828.

On March 11, 2013, the Company authorized a stock dividend, treated as a stock split for accounting purposes, whereby an additional 14 shares of common stock, par value $0.0001 per share, was issued on each one share of common stock outstanding to each holder of record on March 25, 2013. All common stock and per share information has been adjusted retroactively for the stock split.

On March 14, 2013 the Company changed the authorized stock to 200,000,000 shares, par value $0.0001 per share.

On March 28, 2013, immediately following the Asset Purchase, under the terms of an Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations, the Company transferred all of its pre-Asset Purchase assets and liabilities to the Company’s wholly-owned subsidiary, Plesk Holdings, Inc., a Delaware corporation. Thereafter, pursuant to a stock purchase agreement, the Company transferred all of the outstanding capital stock of Plesk Holdings, Inc. to certain of the Company’s former stockholders in exchange for cancellation of an aggregate of 112,500,000 shares of our common stock held by such persons.

On June 24, 2013, the Company issued and transferred 300,000 shares of common stock, valued at $42,000 in exchange for business consulting services. The Company issued an additional 300,000 shares of common stock, valued at $33,000, in exchange for business consulting services over the period ended May 31, 2014.

On May 9, 2014, the Company issued 700,000 shares of common stock, with a value of $101,711 to a provider of consulting services for past consulting obligations and in consideration of arrangements entered into for Intertainment Media, Inc. for prior and future obligations; 300,000 share of common stock, valued at $24,000, in part compensation to a provider of strategic consulting services; and 300,000 shares of common stock to consulting firms, valued at $15,000, as compensation for services.

On May 9, 2014 the Company issued 1,666,667 shares of common stock, valued at $133,333, to Ortsbo for amending the Services Agreement dated March 21, 2013 for an exclusive license to use the Ortsbo property and to issue the Company the right to purchase a copy of the source code for $2,000,000. On April 28, 2014 the Company exercised its right to purchase a copy of the source code for the Ortsbo property in exchange for 13,333,333 shares of common stock. Although the common shares had a fair value of $2,000,000 at the date of the exchange, the transaction was ascribed a value of $Nil as described in Note 13. To complete the transactions 15,000,000 shares of common stock were issued on May 9, 2014.

F-17

On May 16, 2014 and May 19, 2014, the Company issued 400,000 and 1,205,794 shares to JMJ Financial as a result of the settlement and conversion of the convertible note with a principal amount of $65,000 dated November 15, 2013 (Note 7).

From April 9, 2014 through May 23, 2014, various holders of convertible preferred stock exercised their right to convert to common stock. A total of 7,350,000 shares of preferred were converted into common stock (Note 9).

9. Preferred Stock and Warrants

Series A Preferred Stock

On March 14, 2013 the Company authorized 50,000,000 shares of preferred stock, par value $0.0001.

On March 28, 2013 the Company was authorized to issue 5,500,000 shares of Series A Preferred Stock with a par value $0.0001 and a stated value of $0.10. On May 31, 2013, the Company amended and restated the Certificate of Designation governing the Series A Preferred Stock in order to increase the number of authorized shares of preferred stock designated as Series A Preferred Stock to 10,000,000 shares.

Subscription Agreement with Series A Preferred Shares and warrants

On March 28, 2013, May 31, 2013 and June 7, 2013 the Company sold an aggregate of 9,360,000 Units at a per unit price of $0.10 on a private placement basis to certain investors for an aggregate $936,000 in cash proceeds including the conversion of $201,000 from the bridge loan (Note 5). Each Unit consisted of (i) one share of the Series A Convertible Preferred Stock, par value $0.0001 per share, convertible into one share of our common stock; and (ii) a five year warrant to purchase an additional share of the Company’s common stock at a per share exercise price of $0.10. Due to the issuance of common stock to JMJ Financial (Note 7) the May 31, 2013 and June 7, 2013 warrants were re-priced to $0.054. The March 28, 2013 warrants were not re-priced because the one year price protection provision expired before the issuance of the common shares to JMJ Financial.

Accounting allocation of initial proceeds:	March 28, 2013	May 31, 2013	June 7, 2013
Gross proceeds	$401,000	$370,000	$165,000
Derivative preferred stock liability fair value	(1,610,015)	(1,670,550)	(1,025,475)
Derivative warrant liability fair value	(1,909,161)	(1,945,830)	(1,146,915)
Financing expense on the issuance of derivative instruments	$3,118,176	$3,246,380	$2,007,390

The key inputs used in the determination of fair value of the Series A Preferred Stock and warrants at the commitment date:
Stock price	$0.50	$0.55	$0.72
Current exercise price	$0.10	$0.10	$0.10
Time to expiration – days (preferred stock)	365	365	365
Time to expiration – days (warrants)	1,826	1,826	1,826
Risk free interest rate	1.48%	1.48%	1.48%
Estimated volatility (preferred stock)	100%	100%	100%
Estimated volatility (warrants)	150%	150%	150%
Dividend	-	-	-

In connection with a portion of the private placement on May 31, 2013, the broker was eligible for 120,000 warrants having the same full ratchet anti-dilution provisions as the other warrants, as part of the broker’s commission.

F-18

The following table reflects the preferred stock activity for the period of June 1, 2012 to May 31, 2014:

Preferred Stock
Outstanding as of June 1, 2012	-
Issued on March 28, 2013	4,010,000
Issued on May 31, 2013	3,700,000
Exercised and expired	-
Total – as of May 31, 2013	7,710,000
Issued on June 7, 2013	1,650,000
Conversion of preferred stock into common stock	(7,350,000)
Total – as of May 31, 2014	2,010,000

As of May 31, 2014, 7,350,000 shares of Series A Preferred Stock were exchanged for 7,350,000 shares of common stock, at a conversion value of $735,000. As a result of the price protection being removed after one year, the remaining 2,010,000 preferred shares were reclassified on the consolidated balance sheet from a derivative preferred share liability to stockholders’ equity at a value of $201,000 (Note 10).

At May 31, 2013, as a result of the twelve month price protection provisions in the subscription agreement, the Company recognized its preferred stock in its consolidated balance sheet as a derivative liability. The calculation methodologies for the fair values of the derivative preferred stock liability for the year ended May 31, 2014 are described in Note 10 – Derivative Preferred Stock and Warrant Liabilities.

Warrants

Subscription Agreement with Series A Preferred Shares

The Company issued 9,360,000 five year warrants as part of a Unit under subscription agreements that included Series A preferred shares with full ratchet anti-dilution provisions. The price protection provision were effective for twelve months from date of issuance.

On March 29, 2014, the price protection provisions expired on 4,010,000 shares issuable under warrants and the fair value of $917,087 was reclassified from a derivative liability to equity. As of May 31, 2014, the remaining shares issuable under warrants of 3,700,000 and 1,650,000 with issuance dates of May 31, 2013 and June 7, 2013, respectively were still reflected as a derivative liability and were re-priced to $0.054. However, subsequent to May 31, 2014 with the price provisions expired, they were reclassified from derivative liability to equity.

On November 15, 2013, the Company issued 120,000 warrants under the same full ratchet anti-dilution provisions as the other warrants, to a broker as compensation for a portion of the private placement made on May 31, 2013 for these Units. These warrants were estimated using the same valuation techniques and at a value of $9,636.

Series A, B and C Warrants

On January 29, 2014, February 27, 2014, and April 1, 2014 the Company issued 395 Series A and Series B warrants, 305 Series A and Series B warrants, and 469 Series A and Series B warrants, respectively, with unsecured 6% convertible promissory notes (Note 7), as part of the defined Unit under the subscription agreements on those respective dates. Each Series A warrant entitles the holder thereof to purchase 10,000 shares of common stock for a purchase price of $0.10 per share after the re-pricing of the instruments took place. Each Series B warrant entitles the holder thereof to purchase 10,000 shares of common stock for a purchase price of $0.20 per share.

The Series A and Series B warrants permit cashless exercise beginning with the effective date unless and until a registration statement covering the resale of the shares underlying the warrants is effective with the Commission. The Series A warrants, for a period of twelve months from the original date of issuance, provide full ratchet price protection provisions and as such are treated as a derivative liability at the commitment date and until such provisions expire. The Series B warrants do not provide any price protection provisions and therefore are treated as equity instruments at the commitment date and thereafter. Both the Series A and Series B warrants have a five year life.

F-19

On April 23, 2014 and May 30, 2014, the Company authorized and issued Series C warrants to acquire 333,333 and 6,666,667 shares of common stock, respectively, to accredited investors with unsecured 6% convertible debentures as part of a defined Unit under the subscription agreements for those respective dates. The Series C warrants entitle the holder thereof to purchase shares of common stock at a purchase price of $0.22 per share and have a five year life. The Series C warrants do not provide any price protection provisions and therefore are treated as equity instruments at the commitment date and thereafter.

Line of Credit Arrangement

Pursuant to the loan agreement and promissory note entered on April 7, 2014 (Note 6), the Company issued the lender warrants to purchase up to 8,000,000 shares of the Company’s common stock at an exercise price of $0.10.

The following is a summary of warrants issued, exercised and expired through May 31, 2014:

	Shares Issuable Under Warrants	Exercise Price	Expiration
Outstanding as of May 31, 2012	-	-	-
Issued on March 28, 2013	4,010,000	$0.10	March 28, 2018
Issued on May 31, 2013	3,700,000	$0.054	May 31, 2018
Exercised and expired	-	-	-
Total – as of May 31, 2013	7,710,000	-	-
Issued on June 7, 2013	1,650,000	$0.054	June 7, 2018
Issued on November 15, 2013	120,000	$0.10	November 15, 2018
Issued Series A warrants on January 29, 2014	3,950,000	$0.10	January 29, 2019
Issued Series B warrants on January 29, 2014	3,950,000	$0.20	January 29, 2019
Issued Series A warrants on February 27, 2014	3,050,000	$0.10	February 27, 2019
Issued Series B warrants on February 27, 2014	3,050,000	$0.20	February 27, 2019
Issued Series A warrants on April 1, 2014	4,690,000	$0.10	April 1, 2019
Issued Series B warrants on April 1, 2014	4,690,000	$0.20	April 1, 2019
Issued to Lender – Line of Credit	8,000,000	$0.10	April 7, 2019
Issued Series C warrants on April 23, 2014	333,333	$0.22	April 23, 2019
Issued Series C warrants on May 30, 2014	6,666,667	$0.22	May 30, 2019
Total – as of May 31, 2014	47,860,000

The outstanding warrants at May 31, 2014 and May 31, 2013 have a weighted average exercise price of approximately $0.16 and $0.08 per share, respectively, and have an approximate weighted average remaining life of 4.7 and 4.9 years, respectively.

The price protection provisions of those warrants issued as part of the Series A Preferred Stock subscription prior to May 31, 2013, have expired and, as such, the instruments issued on March 28, 2013 are now recognized as equity instruments. The Series B warrants, Series C warrants, and warrants associated with the Line of Credit arrangement do not provide the holder any price protection, and as there is no variability in the determination of common stock, these warrants are also reflected as equity instruments.

F-20

The following table is a summary of those warrants that are reflected in equity as of the year ended May 31, 2014:

	Shares Issuable Under Warrants	Equity Value
Issued warrants on March 28, 2013	4,010,000	$917,087
Issued Series B warrants on January 29, 2014	3,950,000	-
Issued Series B warrants on February 27, 2014	3,050,000	-
Issued Series B warrants on April 1, 2014	4,690,000	-
Issued to Loan Agreement - Credit Line	8,000,000	1,495,200
Issued Series C warrants on April 23, 2014	333,333	9,395
Issued Series C warrants on May 30, 2014	6,666,667	187,574
Total – as of May 31, 2014	30,700,000	$2,609,256

For those warrants with price protection provisions, the calculation methodologies for the fair values of the derivative warrant liability are described in Note 10 – Derivative Preferred Stock and Warrant Liabilities.

10. Derivative Preferred Stock and Warrant Liabilities

For the years ended May 31, 2014 and May 31, 2013, the Company has Series A preferred stock and warrants outstanding with price protection provisions that provide the holder with a potential increase in the amount of common stock exchanged or a reduction in the exercise price of the instruments should the Company subsequently issue stock or securities convertible into common stock at a price lower than the stated exercise price of $0.10. Simultaneously, with any reduction to the exercise price, additional preferred shares will be issued in direct correlation to a reduction in the exercise price and the conversion price of the warrants will be decreased to the new price. The price protection on the preferred shares was for a twelve month period from date of issuance, while the price protection on the warrants varies based on the individual warrant instruments issued with some having twelve months and others with no protection.

The Company has determined its derivative preferred stock liability and its derivative warrant liability to be Level 2 fair value measurements and has used the binominal lattice pricing model to calculate the fair value as of May 31, 2014 and May 31, 2013. The binomial lattice model requires six basic data inputs: the exercise or strike price, time to expiration, the risk free interest rate, the current stock price, the estimated volatility of the stock price in the future, and the dividend rate.

Accounting for Derivative Preferred Stock Liability

The Company’s derivative preferred stock instruments have been measured at fair value at May 31, 2014 and May 31, 2013 using the binomial lattice model. As of May 31, 2014, as a result of the expiration of the price protection provision on the preferred shares outstanding, any outstanding preferred stock has been reclassified to equity. The Company recognizes all of its preferred stock with price protection in its consolidated balance sheet as a liability. The liability is revalued at each reporting period and changes in fair value are recognized in the consolidated statements of operations and comprehensive income (loss). The initial recognition and subsequent changes in fair value of the derivative preferred stock liability have no effect on the Company’s consolidated cash flows.

The following is a summary of the derivative preferred stock liability from June 1, 2012 through May 31, 2014:

	Value	Number of Preferred Stock Units
Balance as of June 1, 2012	$-	-
Preferred stock issued March 28, 2013	1,610,015	4,010,000
Preferred stock issued May 31, 2013	1,670,550	3,700,000
Increase in fair value of derivative preferred stock liability	199,297	-
Balance as of May 31, 2013	3,479,862	7,710,000
Preferred stock issued June 7, 2013	1,025,475	1,650,000
Decrease in fair value of derivative preferred stock liability	(3,569,337)	-
Conversion into common stock	(735,000)	(7,350,000)
Transfer value of preferred stock to equity	(201,000)	(2,010,000)
Balance as of May 31, 2014	$-	-

F-21

The revaluation of the preferred stock at each reporting period resulted in the recognition of a gain of $3,569,337 within the Company’s consolidated statements of operations and comprehensive loss for the year ended May 31, 2014 and is included in the consolidated statements of operations and comprehensive loss under the caption “Change in fair value of derivative liabilities and convertible notes”. As the price protection provisions for the remaining 2,010,000 outstanding preferred stock expired as of May 31, 2014 the value of $201,000 was reclassified from a derivative preferred stock liability to equity. The fair value of derivative preferred stock at May 31, 2014 and May 31, 2013 was $0 and $3,479,862, respectively, which is reported on the consolidated balance sheets under the caption “Derivative preferred stock liability”.

Fair Value Assumptions Used in Accounting for Derivative Preferred Stock Liability

The key inputs used in the determination of fair value at May 31, 2013:

Stock price	$0.55
Current exercise price	$0.10
Time to expiration - days	301 and 365
Risk free interest rate	1.48%
Estimated volatility	100%
Dividend	-

At May 31, 2014, there were no longer any Series A preferred stock shares that had price protection provisions. The remaining shares were reclassified to equity at the fair value rate of $0.10 per common share (Note 9).

Accounting for Derivative Warrant Liability

The Company’s derivative warrant instruments with price protection provisions have been measured at fair value at May 31, 2014 and May 31, 2013 using the binomial lattice model. The Company recognizes all of its warrants with price protection provisions in its consolidated balance sheets as a liability. The liability is revalued at each reporting period and changes in fair value are recognized currently in the consolidated statements of operations and comprehensive income (loss). The initial recognition and subsequent changes in fair value of the derivative warrant liability have no effect on the Company’s consolidated cash flows.

The following is a summary of the derivative warrant liability from June 1, 2012 through May 31, 2014:

	Shares Issuable Under Warrants	Derivative Warrant Value
Balance as of June 1, 2012	-	$-
Warrants issued March 28, 2013	4,010,000	1,909,161
Warrants issued May 31, 2013	3,700,000	1,945,830
Increase in fair value of derivative warrant liability	-	195,287
Balance as of May 31, 2013	7,710,000	4,050,278
Warrants issued June 7, 2013	1,650,000	1,146,915
Warrants issued November 15, 2013	120,000	9,636
Series A warrants issued on January 29, 2014	3,950,000	161,950
Series A warrants issued on February 27, 2014	3,050,000	125,050
Series A warrants issued on April 1, 2014	4,690,000	776,664
Warrants reclassified to equity (warrants issued March 28, 2013)	(4,010,000)	(917,087)
Warrants exercised or expired	-	-
Decrease in fair value of derivative warrant liability	-	(2,822,124)
Total – as of May 31, 2014	17,160,000	$2,531,282

The revaluation of the warrants at each reporting period resulted in the recognition of a gain of $2,822,124 within the Company’s consolidated statements of operations and comprehensive loss for the year ended May 31, 2014 (2013 - $195,287), and is included in the consolidated statements of operations and comprehensive income (loss) under the caption “Change in fair value of derivative liabilities and convertible notes”. The fair value of the warrants at May 31, 2014 and May 31, 2013 was $2,531,282 and $4,050,278, respectively, which is reported on the consolidated balance sheets under the caption “Derivative warrant liability”.

F-22

Fair Value Assumptions Used in Accounting for Derivative Warrant Liability

Warrants under Subscription Agreement with Series A Preferred Shares

The warrants, issued as part of a Unit with the Series A preferred shares, have price protection provisions that expire twelve months from the date of issue (Note 9).

The key inputs used in the determination of fair value at May 31, 2014 and 2013:

	May 31, 2014	May 31, 2013
Stock price	$0.16	$0.55
Current exercise price	$0.054	$0.10
Time to expiration – days (range)	1,461 - 1,468	1,762 – 1,826
Risk free interest rate	1.54%	1.48%
Estimated volatility	150%	150%
Dividend	-	-

The key inputs used in the May 31, 2014 and November 15, 2013 issuance of 120,000 warrants for determination of fair value calculations were as follows:

	May 31, 2014	November 15, 2013
Stock price	$0.16	$0.08
Current exercise price	$0.10	$0.10
Time to expiration - days	1,629	1,826
Risk free interest rate	1.54%	1.37%
Estimated volatility	150%	150%
Dividend	-	-

Series A Warrants

The Series A warrants, issued as part of a Unit including convertible debt, have price protection provisions that expire twelve months from the date of issue (Note 7).

The key inputs used in the determination of fair value of the Series A warrants at the commitment date and reporting period:

	January 29, 2014	February 27, 2014	April 1, 2014	May 31, 2014
Warrants – Series A (issuable under warrant)	3,950,000	3,050,000	4,690,000	11,690,000

Stock price	$0.05	$0.05	$0.18	$0.16
Current exercise price	$0.15	$0.15	$0.15	$0.10
Time to expiration – days (range)	1,826	1,826	1,826	1,704 - 1,766
Risk free interest rate	0.32%	.32%	1.30%	1.54%
Estimated volatility	150%	150%	150%	150%
Dividend	-	-	-	-

11. Employee Benefit and Incentive Plans

On March 28, 2013, the Company adopted an equity incentive plan pursuant to which 10,000,000 shares of common stock may be issued as incentive awards to officers, directors, employees, consultants and other qualified persons. As of May 31, 2014 and May 31, 2013 no shares have been issued under this plan.

F-23

12. Income Taxes

The provision for income taxes for the year ended May 31, 2014 and May 31, 2013 consisted of the following:

	May 31, 2014	May 31, 2013
Current	$-	$-
Deferred	1,477,825	217,336
Change in valuation allowance	(1,477,825)	(217,336)
	$-	$-

The Company’s income tax rate computed at the statutory federal rate of 35% differs from its effective tax rate primarily due to permanent items, state taxes and the change in the deferred tax asset valuation allowance.

	May 31, 2014	May 31, 2013
Income tax at statutory rate	35.00%	35.00%
Permanent difference	21.00	(32.00)
Change in valuation allowance	(56.00)	(3.00)
Total	0.00%	0.00%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realizability of deferred tax assets, management evaluates whether it is more likely than not that some portion or all of its deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on Management’s evaluation, the net deferred tax asset was offset by a full valuation allowance. The Company’s deferred tax asset valuation allowance will be reversed if and when the Company generates sufficient taxable income in the future to utilize the tax benefits of the related deferred tax assets.

The tax effects of temporary differences that give rise to the Company’s deferred tax asset as of May 31, 2014 and May 31, 2013 are as follows:

	May 31, 2014	May 31, 2013
Net operating losses	$1,713,860	$236,035
Less: valuation allowance	(1,713,860)	(236,035)
Net deferred tax asset	$-	$-

As of May 31, 2014 and May 31, 2013 the Company had a net operating loss carry-forward of approximately $4,896,744 and $674,387, respectively, which may be used to offset future taxable income and begins to expire in 2033.

13. Related Party Balances and Transactions

On December 8, 2010, the Company issued 112,500,000 shares of common stock (post stock split) to the officers and directors of the Company for cash proceeds of $750.

During the period from November 3, 2010 (inception) through May 31, 2011, a stockholder advanced $13,525 to the Company for working capital purposes. These amounts were non-interest bearing, due on demand, and were repaid during the year ended May 31, 2011.

During the year ended May 31, 2012, the Company’s officer and director advanced $6,359 to the Company for working capital purposes.

F-24

On April 25, 2012, the Company’s previous officer and director agreed to lend the Company up to $100,000 over the next two years provided that at no time can the principal amount outstanding exceed $25,000. No interest accrued on the outstanding principal under the terms of this note. As of the resignation of the officer in March 2013, there was no outstanding balance. There were no obligations outstanding as of May 31, 2013.

In February 2013, a stockholder assumed the Company’s obligation to fulfill a sale of product from which the Company previously received $19,795. These amounts were offset against the stockholders advances.

During the year ended May 31, 2013 a previous officer advanced $4,686 for working capital purposes, assumed liabilities of $5,771 for the Company, and purchased a computer for $536 from the Company for which proceeds were netted against amounts owed to him. There were no further advances provided by that officer prior to his resigning. All obligations were settled as of March 28, 2013.

Total stockholder account forgiven was $36,075. No amounts are due to the stockholder as of May 31, 2013.

From inception until March 28, 2013, a former officer and director of the Company provided office space and other office administrative resources at no cost. Subsequent to March 28, 2013, the Company utilizes office space from Intertainment Media, Inc., when necessary.

On March 28, 2013, the Company purchased the Yappn assets from Intertainment Media, Inc. in consideration for 70,000,000 shares of common stock for a controlling 70 percent interest in the Company, The Chief Executive Officer and director of the Company, David Lucatch, and a Director of the Company, Herb Willer, are also Chief Executive Officer and directors of Intertainment Media, Inc.

On March 28, 2013, as part of the assets purchased the Company also assumed a technology services agreement with Ortsbo, a wholly-owned subsidiary of Intertainment Media, Inc. Mr. Lucatch is also the president and a member of the Board of Directors of Ortsbo, Inc. (he was Chief Executive of Ortsbo, Inc. from 2010 through 2012). Mr. Lucatch is also a member of the Board of Directors of Ortsbo USA, Inc. The service agreement requires the Company to pay cost plus thirty percent (30%) for actual cost incurred by Ortsbo in providing technology services. In addition, the Company shall pay to Ortsbo an ongoing revenue share which shall equal seven percent (7%) of the gross revenue generated by the Company’s activities utilizing the technology.

On October 23, 2013, the Company and Ortsbo, entered into an amendment to the Services Agreement dated March 21, 2013 for an exclusive license to use the Ortsbo property and an option to purchase a copy of the Ortsbo source code in exchange for 1,666,667 shares of restricted common stock of the Company. The shares were valued at the market price on the date of the agreement for a value of $133,333 (Note 8). On April 28, 2014 the Company exercised its right to purchase a copy of the source code for the Ortsbo property in exchange for 13,333,333 shares of restricted common stock. Since both the Company and Ortsbo are under the common control of Intertainment Media, Inc., and Ortsbo’s carrying value for these assets was $nil, the Company reflected the acquisition value at nil on the consolidated balance sheet. As of May 31, 2014, Ortsbo holds 15,000,000 restricted common stock shares of the Company.

In April and May 2013, the Company paid for general development and managerial services performed by its parent, Intertainment Media, Inc., and prepaid for such services for the subsequent months. The Company also prepaid expenses for the CEO, David Lucatch. Services provided by Intertainment Media, Inc. personnel are invoiced on a per hour basis at a market rate per hour as determined by the type of activity and the skill set provided. Costs incurred by Intertainment Media, Inc. for third party purchases are invoiced at cost. Related party fees incurred and paid under this arrangement totaled $233,400 for the year end May 31, 2013 and a remaining related party prepaid balance totaling $-0- and $80,518 existed as of May 31, 2014 and May 31, 2013, respectively.

For the year ended May 31, 2014, the Company paid for general development and managerial services performed by its parent, Intertainment Media, Inc. Related party fees incurred and paid and accrued under this arrangement totaled $1,668,930 for the year ended May 31, 2014 and a remaining related party liability balance totaling $145,316 existed as of May 31, 2014.

The Company issued 500,000 shares of common stock, valued at $75,000, to a provider of consulting services for past consulting obligations and in consideration of arrangements entered into for Intertainment Media, Inc. for prior and future obligations. The Company has reflected this transaction in stockholder’s equity as a subscription of the common stock and established a receivable in the amount of $75,000 due from Intertainment Media, Inc. which is offset against the a related party liability on the balance sheet.

F-25

14. Subsequent Events

On June 2, 2014, the Company repaid $200,000 of the outstanding demand line of credit under the April 7, 2014 loan agreement and promissory note. The Company borrowed $100,000 under this agreement on June 16, 2014 and another $250,000 on August 25, 2014.

On June 10, 2014, the Company paid $59,051 to settle in full the outstanding balance of $42,500, prepayment fee and related interest on the 8% Convertible Note to Asher Enterprises dated December 12, 2013.

On June 12th the Company repaid $152,000 CDN ($142,056 USD) against the loan originated on January 7th 2014 as described in Note 5.

On June 13, 2014, the Company separately paid $38,000 each, including prepayment fee and related interest, to settle in full the outstanding balance of two $25,000 8% convertible promissory notes dated December 17, 2013 to two independent accredited investors.

The Company authorized and issued two separate issues of 125 Units on June 27, 2014. This total authorized and issuance of 250 Units, at a value of $250,000, was to two independent accredited investors in exchange for $150,000 in cash and release of $100,000 in the loan originated on January 7, 2014 as described in Note 7. The Units, as defined in the subscription agreement, consist of (i) one unsecured 6% convertible debentures, $1,000 par value convertible into shares of the Company’s common stock that mature on June 27, 2016; and (ii) a warrant entitling the holder thereof to purchase 1,666,667 shares of common stock (Series C Warrant) at a purchase price of $0.22 per share that expires on June 27, 2019.

In addition, the Company received $125,000 from various subscribers comprising 125 units with the same definition above during August 2014. The Series C warrants at a purchase price of $0.22 per share in connection with these subscriptions totaled 833,333.

On July 17, 2014 the Company borrowed $110,000 CDN ($100,915 USD) in the form of a short term loan due on December 31, 2014. This loan carries a 1% arrangement fee and an interest rate of 1% per month.

On July 23, 2014, the Company borrowed $53,750 CDN ($50,234 USD) in the form of a bridge loan with combined loan and interest fees of $6,250 CDN (5,841 USD). This loan and the fees were repaid on August 5, 2014.

On August 4, 2014, the Company borrowed $100,000 CDN ($93,458 USD) in the form of a bridge loan with combined loan and interest of $3,500, due of August 14, 2014. The Company repaid $25,000 of this note on August 25, 2014.

F-26

Interim Financial Statements and Notes to Interim Financial Statements

YAPPN CORP.

QUARTER ENDED AUGUST 31, 2014

(unaudited)

F-27

YAPPN CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

		As of	As of
	Note	August 31, 2014	May 31, 2014
Assets
Current assets:
Cash		$45,303	$988,692
Prepaid expenses		236,996	3,310
Total current assets		282,299	992,002

Equipment, net		1,620	-

Total Assets		$283,919	$992,002

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable		$576,565	$444,041
Accrued expenses		250,750	141,176
Accrued development and related expenses - related party	11	20,948	145,316
Short term loans	4	495,905	477,311
Line of credit	5	950,000	800,000
Convertible promissory notes and debentures	6	-	100,846
Total current liabilities		2,294,168	2,108,690

Other liabilities:
Derivative warrant liability	9	1,283,113	2,531,282
Convertible promissory notes and debentures	6	2,208,400	2,406,329
Total Liabilities		5,785,681	7,046,301

Stockholders' Deficit
Preferred stock, par value $.0001 per share, 50,000,000 shares authorized:
Series 'A' Convertible, 10,000,000 shares authorized; 2,010,000 shares issued and outstanding	8	201	201
Common stock, par value $.0001 per share, 200,000,000 shares authorized;
125,855,794 issued and outstanding	7	12,586	12,586
Additional paid-in capital		5,350,570	4,071,022
Deficit		(10,865,119)	(10,138,108)
Total Stockholders' Deficit		(5,501,762)	(6,054,299)
Total Liabilities And Stockholders' Deficit		$283,919	$992,002

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-28

YAPPN CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

		For the three	For the three
		Months ended	Months ended
	Note	August 31, 2014	August 31, 2013

Revenues		$-	$5,760

Cost of revenue		-	3,543

Gross profit		-	2,217

Operating expenses:
Marketing	11	283,434	122,774
Research and development expenses	11	320,977	338,176
General and administrative expenses	11	320,177	194,621
Professional fees		36,877	105,835
Consulting		104,500	297,269
Amortization		58	-
Stock based compensation		524,349	-
Total operating expenses		1,590,372	1,058,675

Loss from operations		(1,590,372)	(1,056,458)

Other (income) expense:
Interest expense		63,900	7,846
Financing expense on issuance of derivative liabilities and convertible notes		4,167	1,957,530
Change in fair value of derivative liabilities and convertible notes		(945,065)	(8,181,735)
Miscellaneous expense (income)		13,637	(10,334)
Total other (income) expense		(863,361)	(6,226,693)

Net (loss) income before taxes		(727,011)	5,170,235

Provision for income taxes		-	-

Net (loss) income and comprehensive (loss) income		($727,011)	$5,170,235

Net (loss) income per weighted-average shares of common stock - basic		($0.01)	$0.05

Net (loss) income per weighted-average shares of common stock - diluted		($0.01)	$0.04

Weighted-average number of shares of common stock issued and outstanding - basic		125,855,794	100,221,739

Weighted-average number of shares of common stock issued and outstanding - diluted		125,855,794	119,391,739

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-29

YAPPN CORP.

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT (UNAUDITED)

For the year ended May 31, 2014 and three months ended August 31, 2014

	Common		Preferred		Additional
	Shares Outstanding	Amount	Shares Outstanding	Amount	Paid-in Capital	Accumulated Deficit	Total
Balance - May 31, 2013	100,000,000	10,000	7,710,000	-	64,997	(7,496,635)	(7,421,638)

Issuance of common stock for consulting services	1,900,000	190	-	-	215,521	-	215,711
Issuance of Series A Convertible preferred stock at par value ($0.0001) and warrants	-	-	1,650,000	-	-	-	-
Issuance of common stock for licensing rights	1,666,667	167	-	-	133,166	-	133,333
Issuance of common stock for technology	13,333,333	1,333	-	-	(1,333)	-	0
Issuance of warrants classified as equity	-	-	-	-	2,609,256	-	2,609,256
Imputed interest on short term loan	-	-	-	-	27,799	-	27,799
Issuance of common stock on conversion of Series A Preferred stock	7,350,000	735	(7,350,000)	-	734,265	-	735,000
Issuance of common shares on conversion of convertible debt	1,605,794	161	-	-	86,552	-	86,713
Reclassification of preferred stock from derivative liability	-	-	-	201	200,799	-	201,000
Net Loss for the year ended May 31, 2014	-	-	-	-	-	(2,641,473)	(2,641,473)
Balance - May 31, 2014	125,855,794	12,586	2,010,000	201	4,071,022	(10,138,108)	(6,054,299)

Reclassification of warrant liabilities to equity	-	-	-	-	755,199	-	755,199
Stock Options issued	-	-	-	-	524,349	-	524,349
Net Loss for the quarter ended August 31, 2014	-	-	-	-	-	(727,011)	(727,011)
Balance - August 31, 2014	125,855,794	12,586	2,010,000	201	5,350,570	(10,865,119)	(5,501,762)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-30

YAPPN CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Three	For the Three
	Months ended	Months ended
	August 31, 2014	August 31, 2013
Cash Flows From Operating Activities:
Net (loss) income and comprehensive (loss)	$(727,011)	$5,170,235
Adjustments to reconcile net (loss) income to cash used in operating activities:
Amortization and depreciation	58	-
Stock based compensation	524,349
Change in fair value of derivative liabilities and convertible notes	(945,065)	(8,181,735)
Financing expense on issuance of derivative liabilities, convertible notes, and derivatives	4,167	2,007,390
Stock issuance for consulting services and licensing rights	-	177,000
Imputed interest expense on loan	-	7,709
Changes in operating assets and liabilities:
Accounts receivable	-	(5,760)
Prepaid development and related expenses - related party	-	(5,987)
Prepaid expenses	(233,686)	(4,460)
Accounts payable and accrued liabilities	242,098	166,911
Accrued development and related expense - related party	(124,368)	(46,015)
Net Cash Used in Operating Activities	(1,259,458)	(714,712)

Cash Flows From Investing Activities:
Capital expenditures	(1,679)	-
Net Cash Used in Investing Activities	(1,679)	-

Cash Flows From Financing Activities:
Proceeds from short term loans	369,607	336,000
Proceeds from line of credit, net	150,000	-
Repayments of short term loans	(261,533)	-
Proceeds from the issuance of convertible notes and debentures	159,223	-
Repayment of convertible notes and debentures	(99,549)
Proceeds from the issuance of preferred stock and warrants	-	165,000
Net Cash Provided by Financing Activities	317,748	501,000

Net (decrease) in cash	(943,389)	(213,712)
Cash, beginning of period	988,692	217,037
Cash, end of period	$45,303	$3,325

Supplemental Disclosure of Cash Flow Information

Non Cash Investing and Financing Activities Information:
Reclassification of derivative liabilities to additional paid in capital	$755,200	$-
Common stock obligations and issuances for consulting services	$-	$177,000
Conversion of short term loans	$100,000	-
Cash paid during the quarter for interest	$19,607	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-31

YAPPN CORP.

Notes to Condensed Consolidated Financial Statements

August 31, 2014

(Unaudited)

1. Summary of Significant Accounting Policies

Basis of Presentation and Organization

Yappn Corp., formerly “Plesk Corp.”, (the “Company”) was incorporated under the laws of the State of Delaware on November 3, 2010. The business plan of the Company is to provide effective unique and proprietary tools and services that create dynamic solutions that enhance a brand’s messaging, media, e-commerce and support platforms. The Company has offices in the US and Canada. In March 2013, the Company acquired a concept and technology license from Intertainment Media Inc., a Canadian company, in exchange for 70,000,000 common stock of the Company. As a result of this exchange, Intertainment Media Inc. acquired a 70 percent ownership of the Company. The accompanying condensed consolidated financial statements of the Company were prepared from the accounts of the Company under the accrual basis of accounting.

Unaudited Interim Condensed Consolidated Financial Statements

The interim condensed consolidated financial statements (“interim financial statements”) of the Company as of August 31, 2014, and for the periods ended August 31, 2014 and 2013, are unaudited. However, in the opinion of management, the interim financial statements include all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the Company’s financial position as of August 31, 2014, and the results of its operations and its cash flows for the periods ended August 31, 2014 and August 31, 2013. These results are not necessarily indicative of the results expected for the fiscal year ending May 31, 2015. The accompanying interim financial statements and notes thereto do not reflect all disclosures required under accounting principles generally accepted in the United States. Refer to the Company’s audited consolidated financial statements as of May 31, 2014 filed with the Securities and Exchange Commission, for additional information including significant accounting policies.

Principles of Consolidation

The interim financial statements include the accounts of the Company and its wholly-owned subsidiaries, Yappn Acquisition Corp. and Yappn Canada, Inc. All inter-company balances and transactions have been eliminated on consolidation.

Cash and Cash Equivalents

For purposes of reporting within the interim condensed consolidated statement of cash flows, the Company considers all cash on hand, cash accounts not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents.

Revenue Recognition

The Company recognizes revenues when completion of services has occurred provided there is persuasive evidence of an agreement, acceptance has been approved by its customers, the fee is fixed or determinable based on the completion of stated terms and conditions, and collection of any related receivable is reasonably assured.

Cost of Revenue

The cost of revenue consists primarily of expenses associated with the delivery and distribution of services. These include expenses related to the operation of data centers, salaries, benefits and customer project based costs for certain personnel in the Company’s operations.

F-32

Marketing, Advertising and Promotion Costs

Advertising and marketing costs are expensed as incurred and totaled $283,434 and $122,774 for the three months ended August 31, 2014 and August 31, 2013, respectively.

Income (Loss) per Common Share

Basic income (loss) per common share is computed by dividing the net income (loss) attributable to the common stockholders by the weighted average number of shares of common stock outstanding during the period. Fully diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. As of August 31, 2014 the Company had outstanding 2,010,000 units of Series A Convertible Preferred Stock (note 8) with a conversion feature to common stock at an exercise price of $0.10, five year warrants to purchase an additional 49,526,667 shares of common stock (note 8) at a per share exercise price ranging from $0.054 to $0.22, 5,436,667 stock options (note 10) that have vested with an exercise price of $0.10, and convertible notes and debentures that are convertible into 14,381,455 shares of common stock at the option of the holder based on the value of the debt host at the time of conversion with exercise prices ranging from $0.07 to $0.15. All of these issuances have a dilutive effect on earnings per share when the Company has net income for the period.

Income Taxes

Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts expected to be realized.

The Company accounts for income taxes under the provisions of ASC 740, “Accounting for Income Tax”. It prescribes a recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. As a result, the Company has applied a more-likely-than-not recognition threshold for all tax uncertainties. The guidance only allows the recognition of those tax benefits that have a greater than 50% likelihood of being sustained upon examination by the various taxing authorities. The Company is subject to taxation in the United States. All of the Company’s tax years since inception remain subject to examination by Federal and state jurisdictions.

The Company classifies penalties and interest related to unrecognized tax benefits as income tax expense in the condensed consolidated statements of operations and comprehensive income (loss). There have been no penalties or interest related to unrecognized tax benefits reflected in the condensed consolidated statements of operations and comprehensive loss for the three months ended August 31, 2014 and August 31, 2013.

Fair Value of Financial Instruments

The Company estimates the fair value of financial instruments using the available market information and valuation methods. Considerable judgment is required in estimating fair value. Accordingly, the estimates of fair value may not be indicative of the amounts the Company could realize in a current market exchange.

The Company follows FASB (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. US GAAP establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy are described below:

Level 1 - Quoted prices in active markets for identical assets or liabilities;

F-33

Level 2 - Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

Level 3 - Unobservable inputs that are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument. The warrants (Notes 8 and 9) and the convertible promissory notes and debentures (Note 6) are classified as Level 2 financial liabilities.

As of August 31, 2014 and May 31, 2014, the carrying value of accounts payable, accrued expenses, short term loans, accrued development and related expenses and line of credit approximated fair value due to the short-term nature of these instruments.

Fair Value of Derivative Instruments, Preferred Stock and Warrants

The Company entered into subscription agreements whereby it sold Units consisting of one share of Series A Convertible Preferred Stock and one warrant to purchase one share of the Company’s common stock. Both the preferred stock and the warrant initially had price protection provisions and when such provisions are present, the instruments are treated as liabilities rather than as equity instruments resulting from the variability caused by the favorable terms to the holders. The Series A Preferred Stock and the five year warrants provide the holder with full anti-dilution ratchet provisions that provide the holder with a potential increase in the amount of common stock exchanged or a reduction in the exercise price of the instruments should the Company subsequently issue stock or securities convertible into common stock at a price lower than the stated exercise price. The Company also issued other five year warrants as part of subscription agreements that included convertible promissory notes, debentures and line of credit, some of which have similar price protection provisions that expire after twelve months. Upon expiration of the price protection, the instruments will be treated as an equity instrument. The Series A Preferred Stock ratchet provisions ended after twelve months and as such any unconverted preferred shares are no longer treated as a liability, but as an equity instrument.

In the event the Company has exceeded its authorized number of common stock issuable on a diluted basis, the Company applies the earliest issuance date sequencing approach to determine which derivatives recorded in additional paid in capital, require reclassification to financial liabilities. Under the earliest issuance date sequencing approach, the financial instruments recorded in equity that have stock issuable in commons stock (excluding stock options) earlier than the date of the breach of the authorized stock limit continue to be classified as a component of additional paid in capital. All derivatives that are issuable into common stock (other than stock options) issued subsequent to the breach of the authorized stock limit on a diluted basis, are recorded as financial liabilities. Upon a rectification of the breach of the authorized stock limit, those instruments that would otherwise be recorded as component of additional paid in capital, will be reclassified to additional paid in capital at the time of the rectification.

When applicable, the instruments are measured at fair value using a binomial lattice valuation methodology and are included in the condensed consolidated balance sheets as derivative liabilities. Both unrealized and realized gains and losses related to the derivatives are recorded based on the changes in the fair values and are reflected as a financing expenses on the condensed consolidated statements of operations and comprehensive loss.

Hybrid Financial Instruments

The Company elected to apply the fair value option to account for its hybrid financial instruments. The Company made an irrevocable election to measure such hybrid financial instruments at fair value in their entirety, with changes in fair value recognized in earnings at each balance sheet date. The election may be made on an instrument by instrument basis.

F-34

Fair Value of Convertible Promissory Notes

The Company has issued convertible promissory notes that are convertible into common stock, at the option of the holder, at conversion prices based on the trading price per share over a period of time. As a result of the variability in the amount of common stock to be issued, these instruments are reflected at fair value. These instruments are measured at the greater of the present value of the note discounted at market rates or using a binomial lattice valuation methodology and are included in the condensed consolidated balance sheets under the caption “convertible promissory notes and debentures”. Any unrealized and realized gains and losses related to the convertible promissory notes are recorded based on the changes in the fair values and are reflected as change in fair value of derivatives and convertible notes on the condensed consolidated statements of operations and comprehensive loss.

Estimates

The interim financial statements are prepared on the basis of accounting principles generally accepted in the United States. The preparation of interim financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the condensed consolidated financial statements.

The Company’s significant estimates include the fair value of financial instruments including the underlying assumptions to estimate the fair value of derivative financial instruments and convertible notes and the valuation allowance of deferred tax assets.

Management regularly reviews its estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews, if deemed appropriate, those estimates are adjusted accordingly.

These significant accounting estimates bear the risk of change due to the fact that there are uncertainties attached to those estimates and certain estimates are difficult to measure or value.

Reclassifications

Certain amounts in the prior period presented have been reclassified to conform to the current period classification. These reclassifications have no effect on the previously reported net loss.

Recent Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update No. 2014-09: Revenue from Contracts with Customers. The standard outlines a five-step model for revenue recognition with the core principle being that a company should recognize revenue when it transfers control of goods or services to customers at an amount that reflects the consideration to which it expects to be entitled in exchange for those goods or services. Companies can choose to apply the standard using either the full retrospective approach or a modified retrospective approach. Under the modified approach, financial statements will be prepared for the year of adoption using the new standard but prior periods presented will not be adjusted. Instead, companies will recognize a cumulative catch-up adjustment to the opening balance of retained earnings. This new guidance is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. The Company has not yet made a determination as to the method of application (full retrospective or modified retrospective). It is too early to assess whether the impact of the adoption of this new guidance will have a material impact on the Company's results of operations or financial position.

F-35

“Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements” (“ASU 2014-10”) issued in June 2014, ASU 2014-10 eliminates the distinction of a development stage entity and certain related disclosure requirements, including the elimination of inception-to-date information on the statement of operations, cash flows and stockholder’s equity. The amendments in ASU 2014-10 will be effective prospectively for annual reporting periods beginning after December 15, 2014, and interim periods within those annual periods, however easily adoption is permitted. The Company has adopted ASU 2014-10 for its financial statements for the year ended May 31, 2015 beginning with the quarter ended August 31, 2014.

On August 27, 2014 the FASB issued a new financial accounting standard on going concern, Update 2014-15, “Presentation of Financial Statements – Going Concern (subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.” The standard provides guidance about management’s responsibility to evaluate whether there is substantial doubt about the organization’s ability to continue as a going concern. The amendments in this update apply to all companies. They become effective in the annual period ending after December 15, 2016, with early application permitted. The Company is currently evaluating the impact of this accounting standard.

2. Going Concern

The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has experienced negative cash flows from operations since inception and has incurred a deficit of $10,865,119.

As of August 31, 2014, the Company had a working capital deficit of $2,011,869. During the three months ended August 31, 2014, net cash used in operating activities was $1,259,458. The Company expects to have similar cash needs for the next nine months. At the present time, the Company does not have sufficient funds to fund operations over the next twelve months.

Implementation of our business plan will require additional debt or equity financing and there can be no assurance that additional financing can be obtained on acceptable terms. We have limited revenues to cover our operating costs. As such, we have incurred an operating loss since inception. This and other factors raise substantial doubt about our ability to continue as a going concern. Our continuation as a going concern is dependent on our ability to meet our obligations, to obtain additional financing as may be required and ultimately to attain profitability. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management plans to meet its operating cash flow requirements from financing activities until the future operating activities become sufficient to support the business to enable the Company to continue as a going concern. The Company continues to work on generating operating cash flows from the commercialization of its software platform. Until those cash flows are sufficient the Company will pursue other financing when deemed necessary.

The Company is pursuing a number of different financing opportunities in order to execute its business plan. These include, short term debt arrangements, convertible debt arrangements, common share equity financings, either through a private placement or through the public markets and has engaged a number of investment brokers to assist management in achieving its financing objectives. During the three months ended August 31, 2014, the Company raised $317,748 through various financial instruments net of repayments.

There can be no assurance that the raising of future equity or debt will be successful or that the Company’s anticipated financing will be available in the future, at terms satisfactory to the Company. Failure to achieve the equity and financing at satisfactory terms and amounts could have a material adverse effect on the Company’s ability to continue as a going concern. If the Company cannot successfully raise additional capital and implement its strategic development plan, its liquidity, financial condition and business prospects will be materially and adversely affected, and the Company may have to cease operations.

3. Concentration of Credit Risk

All of the Company’s revenues are attributed to a small number of customers.

F-36

4. Short Term Loans

On April 1, 2014, the Company entered into a short term loan for $219,480 (Canadian $240,000) with a private investor. The Company previously converted a portion of a previous loan from this lender, from a prior fiscal year, into a convertible debenture. The loan had a maturity of July 10, 2014 with an interest rate of 1% per month. The Company repaid $46,025 (Canadian $50,000) of this loan on June 13 leaving $175,330 ($190,000 Canadian) outstanding. As at August 31, 2014 the loan had a value of $174,732.

On January 7, 2014, the Company borrowed $253,200 (Canadian $280,000) from a private investor. The loan had a term of three months and had an interest rate of 12% per annum payable at the maturity date. A preparation fee of 10% or $25,300 (Canadian $28,000) was paid at inception. The loan was extended past its due date of April 7, 2014 and is accruing interest without penalty until payment. On June 12, 2014, the Company repaid $142,056 (Canadian $152,000) against the loan and on June 27, 2014, $90,777 (Canadian $100,000) was retired and contributed to a subscription agreement for Units that included an unsecured 6% convertible debenture, $1,000 par value, convertible into shares of the Company’s common stock and 1,666,667 issuable shares of common stock (Series C warrants) at a purchase price of $0.22 per share (Note 6). As at August 31, 2014 an amount of $25,788 ($28,000 Canadian) remains outstanding.

On January 9, 2014, the Company borrowed $271,200 (Canadian $300,000) from a private investor. The loan had an initial term of six weeks and had an interest rate of 12% per annum payable at the maturity date. A preparation fee of 5% or $13,500 (Canadian $15,000) was paid at inception. The loan was extended past its due date of February 24, 2014. The loan was fully repaid on May 8, 2014 including interest of $7,426.

On July 17, 2014 the Company borrowed $100,915 (Canadian $110,000) from a private investor in the form of a short term loan due on December 31, 2014. This loan carries a 1% arrangement fee and an interest rate of 1% per month. As of August 31, 2014 the value of the loan was $101,310.

On July 23, 2014, the Company borrowed $50,234 (Canadian $53,750) from a private investor in the form of a bridge loan with combined loan and interest fees of $5,841 (Canadian $6,250). This loan and the fees were repaid in full on August 5, 2014.

On August 4, 2014, the Company borrowed $93,458 (Canadian $100,000) in the form of a bridge loan from a private investor, with combined origination fees and interest of $3,210 (Canadian $3,500), due on August 14, 2014. The Company repaid $22,768 (Canadian $25,000) of this loan on August 25, 2014. As of August 31, 2014 the value of the remaining balance of the loan was $69,075 (Canadian $75,000).

During August 2014, the Company received a total of $125,000 from intended subscribers for convertible debentures, which closed subsequent to August 31, 2014. The Company treated these as short term loans where interest is accrued at 6% (same rate as the convertible debenture) for each lender from the date of the loan to the date of the subscription for the convertible debenture.

Principal amounts	Nine Month Term Loan	Three Month Term Loan	Other Loans	Total
Borrowing on July 10, 2013	$336,000	$-	$-	$336,000
Borrowing on January 7, 2014	-	253,200	-	253,200
Borrowing on January 9, 2014	-	-	271,200	271,200
Total	336,000	253,200	271,200	860,400
Fair value adjustments and accrued interest	(15,841)	3,952	-	(11,889)
Repayments	-	-	(271,200)	(271,200)
Conversions	(100,000)	-	-	(100,000)
Fair value at May 31, 2014	220,159	257,152	-	477,311
Borrowing on July 17, 2014	-	-	100,915	100,915
Borrowing on July 23, 2014	-	-	50,234	50,234
Borrowing on August 4, 2014	-	-	93,458	93,458
Borrowings in August 2014 (multiple dates)	-	-	125,000	125,000
Total	-	-	369,697	369,697
Fair value adjustments	598	1,919	(1,310)	1,207
Repayments	(46,025)	(142,506)	(73,002)	(261,533)
Conversions	-	(90,777)	-	(90,777)
Fair value at August 31, 2014	$174,732	$25,788	$295,385	$495,905

F-37

5. Line of Credit - Loan Agreement and Promissory Note

On March 26, 2014, the Company received an advance in the amount of $150,000 on a loan agreement and promissory note, finalized on April 7, 2014, whereby the Company can borrow up to $3,000,000 from a third party lender. The loan agreement is for an initial two year term subject to the lender’s right to demand repayment of the outstanding balance. It carried a one-time arrangement fee of $60,000 recognized as a financing expense at origination, carries an interest rate of 12% per annum and a 1% draw down fee on each draw. Pursuant to the loan agreement, the Company issued the lender warrants to purchase up to 8,000,000 shares of the Company’s common stock at an exercise price of $0.10. Upon the Company’s first draw down of $200,000 from the line of credit, 2,000,000 five year warrants vest. For each subsequent $100,000 the Company draws, 1,000,000 five year warrants will vest until the maximum of 8,000,000 warrants are vested. The common shares that are issuable on the exercise of warrants will be granted registration rights, allowing the shares to be sold, once registration occurs. In addition, the Company entered into a general security agreement with the lender to which it granted the lender a first position security interest in all of its assets and in the event of default under the security agreement or the promissory note, the lender may foreclose on the assets of the Company.

During the year ended May 31, 2014, the Company borrowed $800,000 from the lender without any repayments and the 8,000,000 warrants issued to the lender on April 7, 2014 became fully vested. The warrants were valued at $1,495,200 and were reflected as a financing expense and reported on the Company’s condensed consolidated statements of operations and comprehensive loss below operating income as an “other expense” for the year ended May 31, 2014.

From June 1, 2014 to August 31, 2014, the Company drew $300,000 against the line of credit and repaid $150,000 resulting in a net additional amount of $150,000 and an outstanding obligation of $950,000 at August 31, 2014.

6. Convertible Promissory Notes and Debentures

The Company has issued various convertible notes and debentures with various terms. As a result of the variability in the amount of common stock to be issued in accordance with conversion price protection clauses, the Company has recorded these instruments as liabilities at fair value. The Company has determined the convertible notes and debentures to be Level 2 fair value measurement and has used the binominal lattice pricing model to calculate the fair value as of August 31, 2014, May 31, 2014 and the commitment date.

F-38

The following is a summary of the convertible promissory notes and debentures as of August 31, 2014

Principal amounts:	Asher Enterprises Notes	JMJ Financial Notes	Convertible Debentures	Other Notes	Total
Borrowing on October 9, 2013	$78,500	$-	$-	$-	$78,500
Borrowing on November 15, 2013	-	65,000	-	-	65,000
Borrowing on December 12, 2013	42,500	-	-	-	42,500
Borrowing on February 21, 2014	-	40,000	-	-	40,000
Borrowing on December 17, 2013	-	-	-	50,000	50,000
Borrowing on January 29, 2014	-	-	395,000	-	395,000
Borrowing on February 27, 2014	-	-	305,000	-	305,000
Borrowing on April 1, 2014	-	-	469,000	-	469,000
Borrowing on April 16, 2014	-	40,000	-	-	40,000
Borrowing on April 23, 2014	-	-	50,000	-	50,000
Borrowing on May 30, 2014	-	-	1,000,000	-	1,000,000
Conversions	-	(65,000)	-	-	(65,000)
Repayments	(78,500)	-	-	-	(78,500)
Total Borrowings at May 31, 2014	42,500	80,000	2,219,000	50,000	2,391,500
Borrowing on June 27, 2014	-	-	250,000	-	250,000
Repayments	(42,500)			(50,000)	(92,500)
Total Borrowings at August 31, 2014	$-	$80,000	$2,469,000	$-	$2,549,000

Convertible notes and debt at fair value at commitment date	$141,805	$295,111	$2,086,720	$49,421	$2,573,057
Change in fair value	(36,226)	(100,968)	177,420	10,449	50,675
Repayments	(64,603)	-	-	-	(64,603)
Conversions to common stock	-	(51,954)	-	-	(51,954)
Convertible notes and debt at fair value at May 31, 2014	$40,976	$142,189	$2,264,140	$59,870	$2,507,175

Convertible notes and debt at fair value at the commitment date	-	-	254,167	-	254,167
Change in fair value (from May 31 or June 27 commitment values)	$18,075	$(11,610)	$(440,486)	$16,130	$(417,891)
Repayments (cash)	(59,051)	-	-	(76,000)	(135,051)
Convertible notes and debt at fair value at August 31, 2014	$-	$130,579	$2,077,821	$-	$2,208,400

Balance at May 31, 2014
Current	$40,976	$-	$-	$59,870	$100,846
Long term	-	142,189	2,264,140	-	2,406,329
	$40,976	$142,189	$2,264,140	$59,870	$2,507,175
Balance at August 31, 2014
Current	$-	$-	$-	$-	$-
Long term	-	130,579	2,077,821	-	2,208,400
	$-	$130,579	$2,077,821	$-	$2,208,400

Asher Enterprises, Inc.

On October 9, 2013 the Company sold an 8% Convertible Note to Asher Enterprises, Inc. in the principal amount of $78,500 pursuant to a Securities Purchase Agreement, which was executed on October 9, 2013. The Convertible Note may be converted into common stock of the Company at any time beginning on the 180th day of the date from issuance. The conversion price is 61% of the average of the lowest three closing bid prices of the Company’s common stock for the ten trading days immediately prior to the conversion date. The Convertible Note has a stated maturity date of July 2, 2014 and had an interest rate of 8% per annum until it becomes due. On March 28, 2014, the Company paid approximately $109,000 to settle in full the outstanding balance of $78,500, a prepayment fee and related interest on the Convertible Note.

On December 12, 2013 the Company sold an 8% Convertible Note to Asher Enterprises, Inc. in the principal amount of $42,500 pursuant to a Securities Purchase Agreement which was executed on December 4, 2013. The Convertible Note may be converted into common stock of the Company at any time beginning on the 180th day of the date from issuance. The conversion price is 61% of the average of the lowest three closing bid prices of the Company’s common stock for the ten trading days immediately prior to the conversion date. The Convertible Note matures on September 6, 2014 and has an interest rate of 8% per annum until it becomes due. Any amount of principal or interest which is not paid when due, shall bear interest at the rate of 22% per annum from the due date thereof. On June 10, 2014, the Company paid $59,051 to settle in full the outstanding balance of $42,500, prepayment fee and related interest on the Convertible Note.

F-39

As of August 31, 2014 all convertible notes to Asher had been settled and paid in full.

JMJ Financial

On November 15, 2013, the Company executed and issued a Convertible Promissory Note agreement with JMJ Financial in the principal amount of $500,000, with a $50,000 original issue discount that shall be ratably applied towards payments made by the investor and forms part of the amount qualifying for conversion. On November 15, 2013, the Company borrowed $65,000 against the Note. The agreement was amended on February 21, 2014 and applies retroactively to the date of issuance. The Convertible Promissory Note is due two years from the effective date of each payment. It is interest free if repaid within 90 days and if not paid within 90 days, it bears a one-time interest charge of 12%, which is in addition to the original issue discount. The Company agreed to pay a closing and due diligence fee of 8% of each payment made by the investor which shall be applied to the principal amount of the Convertible Promissory Note. After 90 days from the effective date and until the maturity date the Company may not make further payments on the note without written approval. After 180 days from issuance, the principal and any accrued interest are convertible into the Company’s common stock at the lower of $0.10 per share or 60% of the lowest trade price in the 25 days prior to conversion. The note has piggyback registration rights with respect to the shares into which the note is convertible. On February 21, 2014 the Company borrowed an additional $40,000 against the Note and on April 16, 2014 the Company borrowed an additional $40,000 against the Note. During May of 2014, JMJ Financial elected to convert the $65,000 principal, original issue discount, due diligence fees and interest accrued in exchange for 1,605,794 common shares (Note 7).

As of August 31, 2014, the principal borrowing remaining under this agreement was $80,000, with a fair value of $130,579.

Accounting allocation of initial proceeds:	November 15, 2013	February 21, 2014	April 16, 2014
Gross proceeds	$65,000	$40,000	$40,000
Fair value of promissory notes	(142,812)	(54,286)	(98,014)
Financing expense on the issuance of promissory notes	$77,812	$14,286	$58,014

Key inputs to determine the fair value at the commitment date:
Stock price	$0.07	$0.05	$0.14
Current exercise price	$0.05	$0.03	$0.05
Time to expiration – days	730	632	578
Risk free interest rate	.11%	.08%	.37%
Estimated volatility	150%	150%	150%
Dividend	-	-	-

Key inputs to determine the fair value at May 31, 2014:
Stock price	$ N/A	$0.16	$0.16
Current exercise price	$ N/A	$0.08	$0.08
Time to expiration – days	N/A	533	533
Risk free interest rate	N/A %	.37%	.37%
Estimated volatility	N/A %	150%	150%
Dividend	N/A	-	-

Key inputs to determine the fair value at August 31, 2014:
Stock price	$ N/A	$0.12	$0.12
Current exercise price	$ N/A	$0.07	$0.07
Time to expiration – days	N/A	441	441
Risk free interest rate	N/A %	.09%	.09%
Estimated volatility	N/A %	150%	150%
Dividend	N/A	-	-

F-40

Convertible Debentures with Series A and B Warrants

On January 29, 2014, February 27, 2014, and April 1, 2014 the Company issued 395, 305 and 469 Units for $395,000, $305,000, and $469,000 respectively, to accredited investors under subscription agreements. The Units, as defined in the subscription agreements, consist of (i) one unsecured 6% convertible promissory note, $1,000 par value, convertible into shares of the Company’s common stock; (ii) a warrant entitling the holder thereof to purchase 10,000 shares of common stock (individually Series A Warrant) at an exercise price of $0.15; and, (iii) a warrant entitling the holder thereof to purchase 10,000 shares of common stock (individually Series B Warrant) at an exercise price of $0.20. The purchase price for each unit is $1,000 and resulted in a funding total of $1,069,000 in cash and the retirement of $100,000 debt obligation to a private individual (Note 4).

The Notes mature 24 months from the issuance date and have an interest rate of 6% per annum payable in arrears on the earlier of a default date or the maturity date. The Notes may be converted at any time after the original issuance date at the election of their holders to convert all or part of the outstanding and unpaid principal amount and accrued interest at a conversion price of $0.10. Under the subscription agreement, the Company has granted price protections provisions that provide the holder of Series A warrants with a potential increase in the amount of common stock exchanged or a reduction in the exercise price of the instruments should the Company subsequently issue stock or securities convertible into common stock at a price lower than the stated exercise price of $0.15 for a period of twelve months from issuance. The Company determined the warrants issued to the Line of Credit lenders (Note 5) qualified as a breach of this covenant, therefore all Series A warrants were re-priced to a $0.10 exercise price with the adjustment reflected as a change in the fair value. Any amount of principal or interest which is not paid when due, shall bear interest at the rate of 16% per annum from the date it is due.

As some of the instruments are considered derivatives and the assigned fair values were greater than the net cash proceeds from the transaction, the excess was treated as a financing expense on issuance of derivative instruments for accounting purposes and reported on the Company’s condensed consolidated statements of operations and comprehensive loss below the operating income as an “other expense”.

Accounting allocation of initial proceeds:	January 29, 2014	February 27, 2014	April 1, 2014
Gross proceeds	$395,000	$305,000	$469,000
Fair value of the convertible promissory notes	(320,787)	(247,696)	(665,511)
Derivative warrant liability fair value – Series A (Note 9)	(161,950)	(125,050)	(776,664)
Financing expense on the issuance of instruments	$87,737	$67,746	$973,175

Key inputs to determine the fair value at the commitment date:
Stock price	$0.05	$0.05	$0.18
Current exercise price – promissory notes	$0.10	$0.10	$0.10
Current exercise price – Series A warrants	$0.15	$0.15	$0.15
Time to expiration – days (promissory notes)	732	731	731
Time to expiration – days (warrants)	1,826	1,826	1,826
Risk free interest rate (promissory notes)	.32%	.32%	.32%
Risk free interest rate (warrants)	1.52%	1.51%	1.74%
Estimated volatility	150%	150%	150%
Dividend	-	-	-
Market interest rate for the company	18%	18%	18%

Key inputs to determine the fair value of the promissory notes at May 31, 2014:
Stock price	$0.16	$0.16	$0.16
Current exercise price	$0.10	$0.10	$0.10
Time to expiration – days	610	638	671
Risk free interest rate	.37%	.37%	.37%
Estimated volatility	150%	150%	150%
Dividend	-	-	-

Key inputs to determine the fair value of the promissory notes at August 31, 2014:
Stock price	$0.12	$0.12	$0.12
Current exercise price	$0.10	$0.10	$0.10
Time to expiration – days	518	546	579
Risk free interest rate	.48%	.48%	.48%
Estimated volatility	150%	150%	150%
Dividend	-	-	-

F-41

Convertible Debentures with Series C Warrants

On April 23, 2014 the Company authorized and issued 50 Units for $50,000 to a private investor. The Units, as defined in the subscription agreement, consist of (i) one unsecured 6% convertible debentures, $1,000 par value convertible into shares of the Company’s common stock at a conversion price of $0.15 with a price protection clause on any conversion feature issued after the issuance date that mature on April 23, 2016; and (ii) a warrant entitling the holder thereof to purchase 333,333 shares of common stock (Series C Warrant) at a purchase price of $0.22 per share that expires on April 23, 2019.

On May 30, 2014 the Company authorized and issued 1,000 Units for $1,000,000 to Array Capital Corporation. The Units, as defined in the subscription agreement, consist of (i) one unsecured 6% convertible debentures, $1,000 par value convertible into shares of the Company’s common stock at a conversion price of $0.15 with a price protection clause on any conversion feature issued after the issuance date that matures on May 30, 2016; and (ii) a warrant entitling the holder thereof to purchase 6,666,667 shares of common stock (Series C Warrant) at a purchase price of $0.22 per share that expires on May 30, 2019.

On June 27, 2014 the Company authorized and issued two separate issues of 125 Units. This total authorized and issuance of 250 Units, at a value of $250,000, was to two independent accredited investors in exchange for $150,000 in cash and release of $90,777 (Canadian $100,000) in the loan originated on January 7, 2014 as described in Note 4. The Units, as defined in the subscription agreement, consist of (i) one unsecured 6% convertible debentures, $1,000 par value convertible into shares of the Company’s common stock at a conversion price of $0.15 per share with a price protection clause on any conversion feature issued after the issuance date that matures on June 27, 2016; and (ii) a warrant entitling the holder thereof to purchase 1,666,667 shares of common stock (Series C Warrant) at a purchase price of $0.22 per share that expires on June 27, 2019.

The debentures mature 24 months from the issuance date and have an interest rate of 6% per annum payable in arrears on the earlier of a default date or the maturity date. The notes may be converted at any time after the original issuance date at the election of their holders to convert all or part of the outstanding and unpaid principal amount and accrued interest at a conversion price of $0.15. The warrants may be exercised in whole or in part.

F-42

Accounting allocation of initial proceeds:	April 23, 2014	May 30, 2014	June 27, 2014
Gross proceeds	$50,000	$1,000,000	$250,000
Fair value of the convertible debentures	(40,605)	(812,121)	(254,167)
Fair value of warrants	(9,395)	(187,879)	-
Financing expense on the issuance of derivative instruments	$-	$-	$4,167

Key inputs to determine the fair value at the commitment date:
Stock price	$0.15	$0.16	$0.20
Current exercise price	$0.15	$0.15	$0.15
Time to expiration – days	731	731	731
Risk free interest rate	.37%	.37%	.45%
Estimated volatility	150%	150%	150%
Dividend	-	-	-
Market interest rate for the company	18%	18%	18%

Key inputs to determine the fair value of the convertible debentures at May 31, 2014:
Stock price	$0.16	$0.16	$ N/A
Current exercise price	$0.15	$0.15	$ N/A
Time to expiration – days	693	730	N/A
Risk free interest rate	.37%	.37%	N/A %
Estimated volatility	150%	150%	N/A %
Dividend	-	-	-
Market interest rate for the company	18%	18%	N/A %

Key inputs to determine the fair value of the convertible debentures at August 31, 2014:
Stock price	$0.12	$0.12	$0.12
Current exercise price	$0.15	$0.15	$0.15
Time to expiration – days	601	638	666
Risk free interest rate	.48%	.48%	.48%
Estimated volatility	150%	150%	150%
Dividend	-	-	-
Market interest rate for the company	18%	18%	18%

Other

On December 17, 2013, the Company sold two 8% convertible promissory notes in the amount of $25,000 each to independent accredited investors for a total of $50,000. After deductions for banking fees of $2,500 and legal expenses of $1,500 for each note, the Company received $21,000 for each note for a total of $42,000. The notes mature on September 13, 2014. Each note may be converted into common stock of the Company at any time beginning on the 180th day of the date of the note at a conversion price of 55% of the average prices of the lowest two closing prices on the 10 days prior to conversion pursuant to the requirements of the note. Any amount of principal or interest which is not paid when due, shall bear interest at the rate of 24% per annum.

On June 13, 2014, the Company separately paid $76,000, including prepayment fees and related interest, to settle in full the outstanding balance of the two $25,000 8% convertible promissory notes.

7. Common Stock

On June 24, 2013, the Company issued and transferred 300,000 shares of common stock, valued at $42,000 in exchange for business consulting services. The Company issued an additional 300,000 shares of common stock, valued at $33,000; in exchange for business consulting services over the period ended May 31, 2014.

On May 9, 2014, the Company issued 700,000 shares of common stock, with a value of $101,711 to a provider of consulting services for past consulting obligations and in consideration of arrangements entered into for Intertainment Media, Inc. for prior and future obligations; 300,000 share of common stock, valued at $24,000, in part compensation to a provider of strategic consulting services; and 300,000 shares of common stock to consulting firms, valued at $15,000, as compensation for services.

F-43

On May 9, 2014 the Company issued 1,666,667 shares of common stock, valued at $133,333, to Ortsbo for amending the Services Agreement dated March 21, 2013 for an exclusive license to use the Ortsbo property and to issue the Company the right to purchase a copy of the source code for $2,000,000. On April 28, 2014 the Company exercised its right to purchase a copy of the source code for the Ortsbo property in exchange for 13,333,333 shares of common stock. Although the common shares had a fair value of $2,000,000 at the date of the exchange, the transaction was ascribed a value of $Nil as described in Note 12. To complete the transactions 15,000,000 shares of common stock were issued on May 9, 2014.

On May 16, 2014 and May 19, 2014, the Company issued 400,000 and 1,205,794 shares to JMJ Financial as a result of the settlement and conversion of the convertible note with a principal amount of $65,000 dated November 15, 2013 (Note 6).

From April 9, 2014 through May 23, 2014, various holders of convertible preferred stock exercised their right to convert to common stock. A total of 7,350,000 shares of preferred were converted into common stock (Note 8).

8. Preferred Stock and Warrants

Series A Preferred Stock

The Company has an authorized limit of 50,000,000 shares of preferred stock, par value $0.0001.

Subscription Agreement with Series A Preferred Shares and warrants

On March 28, 2013, May 31, 2013 and June 7, 2013 the Company sold an aggregate of 9,360,000 Units at a per unit price of $0.10 on a private placement basis to certain investors for an aggregate $936,000 in proceeds. Each Unit consisted of (i) one share of the Series A Convertible Preferred Stock, par value $0.0001 per share, convertible into one share of common stock; and (ii) a five year warrant to purchase an additional share of the Company’s common stock at a per share exercise price of $0.10. Due to the issuance of common stock to JMJ Financial (Note 6) the May 31, 2013 and June 7, 2013 warrants were re-priced to $0.054. The March 28, 2013 warrants were not re-priced because the one year price protection provision expired before the issuance of the common shares to JMJ Financial.

Accounting allocation of initial proceeds: (Only Fiscal 2014 )	June 7, 2013
Gross proceeds	$165,000
Derivative preferred stock liability fair value	(1,025,475)
Derivative warrant liability fair value	(1,146,915)
Financing expense on the issuance of derivative instruments	$2,007,390

The key inputs used in the determination of fair value of the Series A Preferred Stock and warrants at the commitment date:
Stock price	$0.72
Current exercise price	$0.10
Time to expiration – days (preferred stock)	365
Time to expiration – days (warrants)	1,826
Risk free interest rate	1.48%
Estimated volatility (preferred stock)	100%
Estimated volatility (warrants)	150%
Dividend	-

F-44

The following table reflects the preferred stock activity for the year ended May 31, 2014 and the three month period ended August 31, 2014:

Preferred Stock
Outstanding as of June 1, 2013	7,710,000
Issued on June 7, 2013	1,650,000
Conversion of preferred stock into common stock	(7,350,000)
Total – as of May 31, 2014	2,010,000
Conversion of preferred stock into common stock	-
Total – as of August 31, 2014	2,010,000

As of May 31, 2014, 7,350,000 shares of Series A Preferred Stock were exchanged for 7,350,000 shares of common stock, at a conversion value of $735,000. As a result of the price protection being removed after one year, the remaining 2,010,000 preferred shares were reclassified on the condensed consolidated balance sheet from a derivative preferred share liability to stockholders’ equity at a value of $201,000 (Note 9).

As a result of the twelve month price protection provisions in the subscription agreement, the Company recognized its preferred stock in its condensed consolidated balance sheet as a derivative liability prior to the expiration of the price protection provisions. The calculation methodologies for the fair values of the derivative preferred stock liability for the year ended May 31, 2014 are described in Note 9 – Derivative Preferred Stock and Warrant Liabilities.

Warrants

Subscription Agreement with Series A Preferred Shares

On March 28, 2013, May 31, 2013 and June 7, 2013, the Company issued a total of 9,360,000 five year warrants as part of a Unit under subscription agreements that included Series A preferred shares with full ratchet anti-dilution provisions. The price protection provision were effective for twelve months from date of issuance.

On March 29, 2014, the price protection provisions expired on 4,010,000 shares issuable under warrants and the fair value of $917,087 was reclassified from a derivative liability to equity. As of May 31, 2014, the remaining shares issuable under warrants of 3,700,000 and 1,650,000 with issuance dates of May 31, 2013 and June 7, 2013, respectively were still reflected as a derivative liability and were re-priced to $0.054. However, subsequent to May 31, 2014 with the price provisions expired, they were reclassified from derivative liability to equity.

On November 15, 2013, the Company issued 120,000 warrants under the same full ratchet anti-dilution provisions as the other warrants, to a broker as compensation for a portion of the private placement made on May 31, 2013 for these Units. These warrants were estimated using the same valuation techniques and have a value of $12,888 as at May 31, 2014.

Series A, B and C Warrants

On January 29, 2014, February 27, 2014, and April 1, 2014 the Company issued 395 Series A and Series B warrants, 305 Series A and Series B warrants, and 469 Series A and Series B warrants, respectively, with unsecured 6% convertible promissory notes (Note 6), as part of the defined Unit under the subscription agreements on those respective dates. Each Series A warrant entitles the holder thereof to purchase 10,000 shares of common stock for a purchase price of $0.10 per share after the re-pricing of the instruments took place. Each Series B warrant entitles the holder thereof to purchase 10,000 shares of common stock for a purchase price of $0.20 per share.

The Series A and Series B warrants permit cashless exercise beginning with the effective date unless and until a registration statement covering the resale of the shares underlying the warrants is effective with the Securities and Exchange Commission. The Series A warrants, for a period of twelve months from the original date of issuance, provide full ratchet price protection provisions and as such are treated as a derivative liability at the commitment date and until such provisions expire. The Series B warrants do not provide any price protection provisions and therefore are treated as equity instruments at the commitment date and thereafter. Both the Series A and Series B warrants have a five year life.

F-45

On April 23, 2014 and May 30, 2014, the Company authorized and issued Series C warrants to acquire 333,333 and 6,666,667 shares of common stock, respectively, to accredited investors with unsecured 6% convertible debentures, $1,000 par value, convertible into shares of the Company’s common stock at a conversion price of $0.15 per share with a price protection clause on any conversion feature issued after the issuance date that matures on April 23, 2016 and May 30, 2016 respectively. The Series C warrants entitle the holder thereof to purchase shares of common stock at a purchase price of $0.22 per share and have a five year life. The Series C warrants do not provide any price protection provisions and therefore are treated as equity instruments at the commitment date and thereafter.

On June 27, 2014 the Company authorized and issued two separate issues of 125 Units. This total authorized and issuance of 250 Units, at a value of $250,000, was to two independent accredited investors in exchange for $150,000 in cash and release of $100,000 in the loan originated on January 7, 2014 as described in Note 6. The Units, as defined in the subscription agreement, consist of (i) one unsecured 6% convertible debentures, $1,000 par value convertible into shares of the Company’s at a common stock conversion price of $0.15 per share with a price protection clause on any conversion feature issued after the issuance date that matures on June 27, 2016; and (ii) a warrant entitling the holder thereof to purchase 1,666,667 shares of common stock (Series C Warrant) at a purchase price of $0.22 per share that expires on June 27, 2019. The Series C warrants do not provide any price protection provisions and therefore are treated as equity instruments at the commitment date and thereafter.

Line of Credit Arrangement

Pursuant to the loan agreement and promissory note entered on April 7, 2014 (Note 5), the Company issued the lender warrants to purchase up to 8,000,000 shares of the Company’s common stock at an exercise price of $0.10.

The following is a summary of warrants issued, exercised and expired through August 31, 2014:

	Shares Issuable Under Warrants	Exercise Price	Expiration
Outstanding as of May 31, 2012	-	-	-
Issued on March 28, 2013	4,010,000	$0.10	March 28, 2018
Issued on May 31, 2013	3,700,000	$0.054	May 31, 2018
Exercised and expired	-	-	-
Total – as of May 31, 2013	7,710,000	-	-
Issued on June 7, 2013	1,650,000	$0.054	June 7, 2018
Issued on November 15, 2013	120,000	$0.10	November 15, 2018
Issued Series A warrants on January 29, 2014	3,950,000	$0.10	January 29, 2019
Issued Series B warrants on January 29, 2014	3,950,000	$0.20	January 29, 2019
Issued Series A warrants on February 27, 2014	3,050,000	$0.10	February 27, 2019
Issued Series B warrants on February 27, 2014	3,050,000	$0.20	February 27, 2019
Issued Series A warrants on April 1, 2014	4,690,000	$0.10	April 1, 2019
Issued Series B warrants on April 1, 2014	4,690,000	$0.20	April 1, 2019
Issued to Lender – Line of Credit	8,000,000	$0.10	April 7, 2019
Issued Series C warrants on April 23, 2014	333,333	$0.22	April 23, 2019
Issued Series C warrants on May 30, 2014	6,666,667	$0.22	May 30, 2019
Exercised and expired	-
Total – as of May 31, 2014	47,860,000
Issued Series C warrants on June 27, 2014	1,666,667	$0.22	June 27, 2019
Exercised and expired	-
Total – as of August 31, 2014	49,526,667

F-46

The outstanding warrants at August 31, 2014 and May 31, 2014 have a weighted average exercise price of approximately $0.14 and $0.16 per share, respectively, and have an approximate weighted average remaining life of 4.4 and 4.7 years, respectively.

The price protection provisions of those warrants issued as part of the Series A Preferred Stock subscription prior to May 31, 2013, have expired and, as such, the instruments issued on March 28, 2013 are now recognized as equity instruments. The Series B warrants, Series C warrants, and warrants associated with the Line of Credit arrangement do not provide the holder any price protection, and as there is no variability in the determination of common stock, these warrants are also reflected as equity instruments.

The following table is a summary of those warrants that are reflected in equity as of the year ended August 31, 2014:

	Shares Issuable Under Warrants	Equity Value
Issued warrants on March 28, 2013	4,010,000	$917,087
Issued warrants on May 31, 2013	3,700,000	$543,530
Issued warrants on June 7, 2013	1,650,000	$211,670
Issued Series B warrants on January 29, 2014	3,950,000	-
Issued Series B warrants on February 27, 2014	3,050,000	-
Issued Series B warrants on April 1, 2014	4,690,000	-
Issued to Loan Agreement - Credit Line	8,000,000	$1,495,200
Issued Series C warrants on April 23, 2014	333,333	$9,395
Issued Series C warrants on May 30, 2014	6,666,667	$187,574
Issued Series C warrants on June 27, 2014	1,666,667	-
Total – as of August 31, 2014	37,716,667	$3,364,456

For those warrants with price protection provisions, the calculation methodologies for the fair values of the derivative warrant liability are described in Note 9 – Derivative Preferred Stock and Warrant Liabilities.

9. Derivative Preferred Stock and Warrant Liabilities

For the three months ended August 31, 2014 and the year ended May 31, 2014, the Company has Series A warrants outstanding with price protection provisions that provide the holder with a reduction in the exercise price of the instruments should the Company subsequently issue stock or securities convertible into common stock at a price lower than the exercise price of $0.10 (the revised floor for the Series A warrants). The conversion price of the warrants will be decreased to the new price. The price protection on the preferred shares was for a twelve month period from date of issuance and all of these price protection periods have expired as at August 31, 2014, while the price protection on the warrants varies based on the individual warrant instruments issued with some having twelve months and others with no protection.

The Company has determined its derivative warrant liability to be a Level 2 fair value measurement and has used the binominal lattice pricing model to calculate the fair value as of August 31, 2014 and May 31, 2014. The binomial lattice model requires six basic data inputs: the exercise or strike price, time to expiration, the risk free interest rate, the current stock price, the estimated volatility of the stock price in the future, and the dividend rate.

Accounting for Derivative Preferred Stock Liability

As of May 31, 2014, as a result of the expiration of the price protection provision on the preferred shares outstanding, any outstanding preferred stock has been reclassified to equity.

F-47

The following is a summary of the derivative preferred stock liability for the year ended May 31, 2014 and three months ended August 31, 2014:

	Value	Number of Preferred Stock Units
Balance as of June 1, 2013	$3,479,862	7,710,000
Preferred stock issued June 7, 2013	1,025,475	1,650,000
Decrease in fair value of derivative preferred stock liability	(3,569,337)	-
Conversion into common stock	(735,000)	(7,350,000)
Transfer value of preferred stock to equity	(201,000)	(2,010,000)
Balance as of May 31, 2014 and August 31, 2014	$-	-

For the three months ended August 31, 2014 and August 31, 2013, the revaluation of the preferred stock at each reporting period resulted in the recognition of $0 and a gain of $4,007,756 within the Company’s interim condensed consolidated statements of operations and comprehensive loss under the caption “Change in fair value of derivative liabilities and convertible notes”. The changes in fair value of the preferred stock liability had no effect on the Company’s condensed consolidated cash flows. As the price protection provisions for the remaining 2,010,000 outstanding preferred stock expired as at March 28, 2014, the value of $201,000 was reclassified from a derivative preferred stock liability to equity. As a result, the Company no longer has a preferred stock liability as at May 31, 2014 and August 31, 2014.

Accounting for Derivative Warrant Liability

The Company’s derivative warrant instruments with price protection provisions have been measured at fair value at August 31, 2014 and May 31, 2014 using the binomial lattice model. The Company recognizes all of its warrants with price protection provisions in its condensed consolidated balance sheets as a liability. The liability is revalued at each reporting period and changes in fair value are recognized currently in the interim condensed consolidated statements of operations and comprehensive income (loss). The initial recognition and subsequent changes in fair value of the derivative warrant liability have no effect on the Company’s condensed consolidated cash flows.

The following is a summary of the derivative warrant liability for the year ended May 31, 2014 and three months ended August 31, 2014:

	Shares Issuable Under Warrants	Derivative Warrant Value
Balance as of June 1, 2013	7,710,000	$4,050,278
Warrants issued June 7, 2013	1,650,000	1,146,915
Warrants issued November 15, 2013	120,000	9,636
Series A warrants issued on January 29, 2014	3,950,000	161,950
Series A warrants issued on February 27, 2014	3,050,000	125,050
Series A warrants issued on April 1, 2014	4,690,000	776,664
Warrants reclassified to equity (price protection expiry)	(4,010,000)	(917,087)
Warrants exercised or expired	-	-
Decrease in fair value of derivative warrant liability	-	(2,822,124)
Balance as of May 31, 2014	17,160,000	2,531,282
Warrants reclassified to equity (price protection expiry Note 8)	(5,350,000)	(755,200)
Warrants exercised or expired	-	-
Decrease in fair value of derivative warrant liability	-	(492,969)
Total – as of August 31, 2014	11,810,000	$1,283,113

F-48

For the three months ended August 31, 2014 and August 31, 2013, the revaluation of the warrants at each reporting period resulted in the recognition of a gain of $492,969 and $4,173,979 respectively within the Company’s condensed consolidated statements of operations and comprehensive loss and is included in the condensed consolidated statements of operations and comprehensive income (loss) under the caption “Change in fair value of derivative liabilities and convertible notes”. The fair value of the warrants at August 31, 2014 and May 31, 2014 was $1,283,113 and $2,531,282, respectively, which is reported on the condensed consolidated balance sheets under the caption “Derivative warrant liability”.

Fair Value Assumptions Used in Accounting for Derivative Warrant Liability

Warrants under Subscription Agreement with Series A Preferred Shares

The warrants, issued as part of a Unit with the Series A preferred shares, have price protection provisions that expire twelve months from the date of issue (Note 8). Fair values were calculated after the expiry period elapsed for the calculation of the value to be transferred to equity.

The key inputs used in the determination of fair value after the expiry period had elapsed, June 8, 2014 and June 1, 2014 and the year ended May 31, 2014 when these warrants were recorded as liabilities are as follows:

	June 8, 2014	June 1, 2014	May 31, 2014
Stock price	$0.14	$0.16	$0.16
Current exercise price	$0.054	$0.054	$0.054

Time to expiration – days (range)	1,461	1,461	1,461 – 1,468
Risk free interest rate	1.66%	1.54%	1.54%
Estimated volatility	150%	150%	150%
Dividend		-	-

The key inputs used in the May 31, 2014 and November 15, 2013 issuance of 120,000 warrants for determination of fair value calculations were as follows:

	August 31, 2014	May 31, 2014	November 15, 2013
Stock price	$0.12	$0.16	$0.08
Current exercise price	$0.10	$0.10	$0.10
Time to expiration – days	1,537	1,629	1,826
Risk free interest rate	1.54%	1.54%	1.37%
Estimated volatility	150%	150%	150%
Dividend	-	-	-

Series A Warrants

The Series A warrants, issued as part of a Unit including convertible debt, have price protection provisions that expire twelve months from the date of issue (Note 6).

The key inputs used in the determination of fair value of the Series A warrants at the commitment date and reporting period:

	August 31, 2014	May 31, 2014	January 29, 2014	February 27, 2014	April 1, 2014
Warrants – Series A (issuable under warrant)	11,690,000	11,690,000	3,950,000	3,050,000	4,690,000

Stock price	$0.12	$0.16	$0.05	$0.05	$0.18
Current exercise price	$0.10	$0.10	$0.15	$0.15	$0.15
Time to expiration – days (range)	1,612-1,674	1,704-1,766	1,826	1,826	1,826
Risk free interest rate	1.63%	1.54%	0.32%	.32%	1.30%
Estimated volatility	150%	150%	150%	150%	150%
Dividend	-	-	-	-	-

F-49

10. Employee Benefit and Incentive Plans

On August 14, 2014 the Board of Directors approved the adoption of the 2014 Stock Option Plan. The total number of shares authorized for issuance under this plan is 15,000,000. The Company completed its first grant of stock options immediately after the plan was approved. The following table outlines the options granted and related disclosures:

	Stock Options	Weighted-Average Exercise Price
Outstanding August 14, 2014 (First Grant)	10,470,000	$0.10
Exercised	-	-
Cancelled, forfeited or expired	-	-
Outstanding at August 31, 2014	10,470,000	$0.10
Options exercisable at August 31, 2014	5,436,667	$0.10
Fair value of options vesting during the three month period ended August 31, 2014	$524,349

As at August 31, 2014, vested and exercisable options have an aggregate intrinsic value of $108,733 and a weighted-average remaining contractual term of 4.5 years. It is expected the 5,033,333 unvested options will ultimately vest, and each has an exercise price of $0.10 and a weighted average remaining term of 4.9 years. The aggregate intrinsic value of options represents the total pre-tax intrinsic value, the difference between our closing stock price as at August 31, 2014 and the option’s exercise price, for all options that are in the money.

As at August 31, 2014, there is $417,317 of unearned stock based compensation cost related to stock options granted that have not yet vested (5,033,333 options). This cost is expected to be recognized over a weighted average period of 1.4 years. 7,100,000 of the options granted on August 14, 2014, vest 1/3 immediately, 1/3 after one year and 1/3 after two years. 150,000 options vest contingent on revenue targets, and 150,000 vest on April 1, 2015. The remaining options all have immediate vesting terms.

The estimated fair value of options granted on August 14, 2014 is measured using the binomial model using the following assumptions:

The key inputs used in the determination of fair value of stock options granted on August 14, 2014
Total number of shares issued under options	10,470,000
Stock price	$0.10
Exercise price	$0.10
Time to expiration – days (2 year options)	730
Time to expiration – days (5 year options)	1,826
Risk free interest rate (2 year options)	.42%
Risk free interest rate (5 year options)	1.58%
Estimated volatility (all options)	150%
Weighted-average fair value of options granted	0.09
Dividend	-

F-50

The assumptions used in the stock based compensation binomial models are consistent with the methodology used in valuing the Company’s convertible debt instruments with two year lives, and the Company’s warrants with five year lives. Due to a lack of history, the Company has assumed the expected life of the options, is the contractual life of the options.

11. Related Party Balances and Transactions

On March 28, 2013, the Company purchased the Yappn assets from Intertainment Media, Inc. in consideration for 70,000,000 shares of common stock for a controlling 70 percent interest in the Company, The Chief Executive Officer and director of the Company, David Lucatch, and a Director of the Company, Herb Willer, are also Chief Executive Officer and directors of Intertainment Media, Inc.

On March 28, 2013, as part of the assets purchased the Company also assumed a technology services agreement with Ortsbo, a wholly-owned subsidiary of Intertainment Media, Inc. Mr. Lucatch is also the president and a member of the Board of Directors of Ortsbo, Inc. Mr. Lucatch is also a member of the Board of Directors of Ortsbo USA, Inc. The service agreement requires the Company to pay cost plus thirty percent (30%) for actual cost incurred by Ortsbo in providing technology services. In addition, the Company shall pay to Ortsbo an ongoing revenue share which shall equal seven percent (7%) of the gross revenue generated by the Company’s activities utilizing the technology.

On October 23, 2013, the Company and Ortsbo, entered into an amendment to the Services Agreement dated March 21, 2013 for an exclusive license to use the Ortsbo property and an option to purchase a copy of the Ortsbo source code in exchange for 1,666,667 shares of restricted common stock of the Company. The shares were valued at the market price on the date of the agreement for a value of $133,333. On April 28, 2014 the Company exercised its right to purchase a copy of the source code for the Ortsbo property in exchange for 13,333,333 shares of restricted common stock. Since both the Company and Ortsbo are under the common control of Intertainment Media, Inc., and Ortsbo’s carrying value for these assets was $nil, the Company reflected the acquisition value at $nil on the condensed consolidated balance sheet. As of August 31, 2014, Ortsbo holds 15,000,000 restricted common stock of the Company.

During the year ended May 31, 2014, the Company issued 500,000 shares of common stock, valued at $75,000, to a provider of consulting services for past consulting obligations and in consideration of arrangements entered into for Intertainment Media, Inc. for prior and future obligations. The Company has reflected this transaction in stockholder’s equity as a subscription of the common stock and established a receivable in the amount of $75,000 due from Intertainment Media, Inc. which is offset against the related party liability on the balance sheet.

Services provided by Intertainment Media, Inc. personnel are invoiced on a per hour basis at a market rate per hour as determined by the type of activity and the skill set provided. Costs incurred by Intertainment Media, Inc. for third party purchases are invoiced at cost.

For the year ended May 31, 2014, the Company paid for general development and managerial services performed by its parent, Intertainment Media, Inc. Related party fees incurred and paid and accrued under this arrangement totaled $1,668,930 for the year ended May 31, 2014 and a remaining related party liability balance totaling $145,316 existed as of May 31, 2014.

For the three months ended August 31, 2014 and August 31, 2013, related party fees incurred and paid for general development and managerial services performed by its parent, Intertainment Media, Inc. totaled $425,753 and $375,334, respectively. As of August 31, 2014 and May 31, 2014, the related party liability balance totaled $20,948 and $145,316, respectively.

F-51

12. Subsequent Events

On September 2, 2014, the Company authorized and issued 125 Units for $125,000 to a private investors. The Units, as defined in the subscription agreement, consist of (i) one unsecured 6% convertible debentures, $1,000 par value convertible into shares of the Company’s common stock at a conversion price of $0.15 with a price protection clause on any conversion feature issued after the issuance date that mature on September 2, 2016; and (ii) a warrant entitling the holder thereof to purchase 833,333 shares of common stock (Series C Warrant) at a purchase price of $0.22 per share that expires on September 2, 2019. The funds were previously provided to the Company in the form of a short term loan, (see note 4).

On September 3, 2014, the Company borrowed $50,000 against the $500,000 convertible promissory note from JMJ financial. Please refer to Note 6 for the terms of this note.

On September 12, 2014, the Company repaid $45,456 (Canadian $50,000) against the short term loan from a private lender, that was originally issued on July 17, 2014 for $100,915 (Canadian $110,000). See note 4 for more details.

During the subsequent event period, the Company borrowed a net amount of $625,000 against the demand line of credit under the April 7, 2014 loan agreement and promissory note.

During September of 2014, JMJ Financial elected to convert the $40,000 principal, original issue discount, due diligence fees and interest accrued in exchange for 1,111,704 common shares (Note 6).

Due to the Company’s breach of the authorization limit of common stock on a diluted basis on August 14, 2014, the Company is classifying the above noted warrants associated with the convertible debentures of $125,000 as financial liabilities, which would otherwise be recorded as equity instruments and classified as part of additional paid in capital. All derivatives other than stock options issuable into common stock will be classified and accounted for as financial liabilities (see note 1 for applicable accounting policies) until the breach of the Company’s authorization limit of common stock on a diluted basis is rectified. The accounting impact of the August 14, 2014, breach only occurs under the earliest issue date sequencing approach at the date of the next issued applicable derivative, which was September 2, 2014.

F-52

Yappn Corp.

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER’S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

 75,926,665 shares

Common Stock

Yappn Corp.

PROSPECTUS